Exhibit 2.8

Clifford Chance LLP

EXECUTION VERSION

GKN INDUSTRIES LIMITED AND ALTRA INDUSTRIAL MOTION CORP
MASTER SALE AND PURCHASE AGREEMENT

1

2

Schedule 3 Completion Arrangements		89
Part A The Businesses		89
1.	Sellers’ Obligations	89
2.	Purchaser’s Obligations	91
3.	Notice of Sale	93
Part B The Shares		94
1.	Sellers’ Obligations	94
2.	Purchaser’s Obligations at Completion	95
Schedule 4 WARRANTIES		97
Part A General Warranties (Businesses and Companies)		97
1.	Records	97
2.	Accounts	97
3.	Events since 30 June 2016	97
4.	Assets	98
5.	Financial Obligations	99
6.	Contracts, commitments, etc.	100
7.	Customers and Suppliers	100
8.	Compliance	100
9.	Competition	101
10.	Employees	102
11.	Litigation, Regulation, Anti-Bribery, Insurance and Sanctions	104
12.	Intellectual Property	106
13.	Corporate Organisation and Business	109
14.	Pensions	110
15.	Environment	110
16.	The Company Properties	112
17.	Due Incorporation and Capacity	113
18.	Product Liability	115
19.	Business Tax Warranties	116
Part B Company Specific Warranties		116
1.	Company Returns and Records	116
2.	Shares and Share Capital and Conduct of Business	117
3.	Subsidiaries, Partnerships Etc.	117
4.	Tax Matters	118
5.	Powers of Attorney	120
6.	Insolvency	121
Schedule 5 Provisions relating to Purchaser's Claims		122
1.	Obligations of the Purchaser	122
2.	Limitation of Liability of the Sellers	125
3.	Other Provisions	128
Schedule 6 Allocation of Consideration		129
Part A The Allocation		129
Part B The Business Sellers		130
Part C The Companies		131
Part D The Subsidiaries		132
Schedule 7 The excluded assets and excluded contracts		133
Part A The Excluded Assets		133
Part B The Excluded Contracts		134
Schedule 8 Determination and Certification of Working Capital		135

3

Part A The Working Capital Statement		135
1.	Estimated working capital statement	135
2.	The Working Capital Statement	135
3.	The Working Capital Value	135
4.	Basis of preparation	135
5.	Procedure for determining Working Capital Adjustment	136
Part B Pro-Forma Working Capital Statement		140
Part C Year End Working Capital Statement		141
Schedule 9 NET DEBT		143
Part A Net Debt		143
1.	Estimated Net Debt statement	143
2.	Closing Net Debt	143
Part B Procedure for determining Closing Net Debt Statement		145
Part C Repayment of Intra-group Lendings and Borrowings		146
Part D 30 June Net Debt Statement		149
Schedule 10 The Companies, Subsidiaries and Purchasers		150
Part A The Companies		150
Part B The Subsidiaries		153
Part C The Company and Purchasers		157
Part D The Korean Company		158
Schedule 11 The Transaction DocumentS		159
Part A Agreements and deeds		159
Part B Other documents in the Agreed Terms		160
Schedule 12 THE EMPLOYEES		161
1.	Business Employees	161
2.	Company Employees	163
Schedule 13 VALUE ADDED TAX		164
Schedule 14 Tax Covenant		166
1.	Interpretation	166
2.	Covenant to pay	168
3.	Exclusions	169
4.	Costs and expenses	171
5.	Double recovery	172
6.	Tax Refunds	172
7.	Secondary Liabilities	172
8.	Notification of claims and conduct of disputes	173
9.	Reallocation elections	178
10.	Due date of payment and interest	178
11.	Recovery from third parties/tax savings	179
12.	Management of pre‑Completion tax affairs	180
13.	Conduct of other Tax Affairs	183
14.	Illegality	184
Schedule 15 Territory		185
Schedule 16 Profit and Loss Transfer Agreement		187
Schedule 17 [Not Used]		190
Schedule 18 Retained Interests		191
Schedule 19 Persons of whom enquiry was made in relation to the Warranties		192
ANNEX WORKED EXAMPLE OF PRICE ADJUSTMENT AND PRICE ALLOCATION		195

4

MASTER SALE AND PURCHASE AGREEMENT dated ___ November 2016

Between:

(1)	GKN INDUSTRIES LIMITED a company incorporated in England and Wales whose registered office is at Ipsley House, Ipsley Church Lane, Redditch B98 0TL, United Kingdom (GKN); and
(2)

ALTRA INDUSTRIAL MOTION CORP a company incorporated under the laws of Delaware, the United States of America, whose registered office is at 300 Granite Street, Suite 201, Braintree MA 02184 (the Purchaser).

Background

GKN has agreed to sell and transfer (or procure the sale and transfer of) certain assets comprising the Businesses and to sell and transfer (or procure the sale and transfer of) the Shares and the Purchaser has agreed to purchase (or procure the purchase of) the same and to assume certain of the liabilities and other obligations of the Worldwide Business on the terms of this Agreement.

It is now agreed that:

1.Interpretation

1.1Defined terms

In this Agreement, the following words and expressions shall have the following meanings:

30 June Net Debt Statement means the net debt statement set out in Part D of Schedule 9 (Net Debt);

AB&C Law(s) means:

(a)	the FCPA;

(b)	the Bribery Act; and

(c)	any similar or analogous law, regulation, directive or statute to the foregoing and having legal effect,

in each case, to the extent applicable to any Target Group Member or Business Seller with respect to the Worldwide Business;

Applicable Law(s) means all laws, regulations, directives, statutes, subordinate legislation, common law and civil codes of any jurisdiction, all judgments, orders, notices, instructions, decisions and awards of any court or competent authority or tribunal exercising statutory or delegated powers and all codes of practice having force of law, statutory guidance and policy notes, in any jurisdiction and in each case to the extent applicable to the parties or any of them, any Target Group Member, any Business Seller in respect of the Worldwide Business or as the context requires;

Asbestos Liabilities has the meaning given in Clause 19.1(a);

Assets means the assets of the Target Group;

Assignment Condition has the meaning given in Clause 34.1;

Assumed Liabilities means all Business Liabilities excluding all Liabilities relating to Tax except a liability to pay Operating Tax to the extent that specific provision or reserve has been made for such Operating Tax in the Working Capital Statement or such Operating Tax has otherwise been taken into account in computing and reducing Working Capital;

Assurances means any indemnity, counter indemnity, guarantee, suretyship, letter of comfort or any other similar commitment given by any member of the GKN Group to any person (including any other member of the GKN Group);

Auditors means the auditor(s) from time to time of each of the Target Group Members (if any);

Balancing Payment Date means the fifth Business Day after the issue of the later of the outstanding Final Certificate of the Working Capital Adjustment or the Final Certificate of the Net Debt Adjustment;

Belgian Business means the business carried on by GKN Service Benelux BV through its Belgian branch to the extent that it forms part of the Worldwide Business;

Belgian Business Transfer Agreement means the business transfer agreement to be entered into to give effect to the sale and transfer of the Belgian Business by GKN Service Benelux BV in a form substantially similar to the Local Business Transfer Agreement;

Brazilian Business means the business carried on by GKN do Brasil Ltda to the extent that it forms part of the Worldwide Business;

Brazilian Business Consideration means the BRL equivalent of €1,300,000 calculated on the basis of the Exchange Rate;

Brazilian Business Transfer Agreement means the business transfer agreement to be entered into to give effect to the sale and transfer of the Brazilian Business by GKN do Brasil Ltda in a form substantially similar to the Local Business Transfer Agreement;

Bribery Act means the Bribery Act 2010;

Business means, in relation to each Business Seller, all of the business carried on by that Business Seller as at the date of the French Agreement which forms part of the Worldwide Business but, for the avoidance of doubt, excluding any Shares held by that Business Seller and excluding the Excluded Business and Businesses shall be construed accordingly;

Business Assets means, in relation to each Business, all the property, undertaking rights and assets of the relevant Business Seller relating to the Business agreed to be sold and purchased pursuant to Clause 2.1 (Sale and purchase of the Businesses), but for the avoidance of doubt excluding any of the Shares, the Excluded Assets and the Excluded Contracts;

Business Cash Consideration means the sum specified in the second column of Part B of Schedule 6 (Allocation of Consideration) representing the unadjusted consideration for the Business Assets;

Business Contracts means in relation to each Business Seller, all the contracts, engagements, licences, guarantees and other commitments or arrangements (whether oral, written, by course of conduct or otherwise) relating to the relevant Business which also relate exclusively to the Worldwide Business and which have been entered into or undertaken by any Business Seller and which remain (in whole or in part) unperformed at the Transfer Time (excluding (i) the agreements, licences, leases or other documents relating to the ownership or occupation of or interests in the Business Property (ii) any employment or service agreement entered into with any Employee or Former Employee and (iii) the Excluded Contracts), including those listed in Division 1 of the List of Contracts;

Business Day means any day (not being a Saturday or Sunday) when clearing banks are open for the transaction of general banking business in London and in New York, the United States of America;

Business Creditors means such of the Creditors as are owed by any of the Business Sellers as at the Transfer Time;

Business Debtors means such of the Debtors as are owned by or due to any of the Business Sellers as at the Transfer Time;

Business Employees means the Offered Business Employees and the Non-Offered Business Employees and Business Employee shall mean any one of them;

Business Goodwill means, as at the Transfer Time, all the goodwill relating to each Business, including the exclusive right for the Business Purchaser(s) to represent itself (themselves) as carrying on such Business in succession to the relevant Business Seller as from the Transfer Time, but excluding all goodwill attaching to and all rights under the Excluded Trade Marks and Excluded IP;

Business IP means all Intellectual Property other than the Business Know-How which at the Transfer Time is owned by any of the Business Sellers and which is used (whether commercially or in development) exclusively or primarily in, or which exclusively or primarily relates to, one or more of the Businesses excluding for the avoidance of doubt the Excluded IP;

Business Know-How means all Know-How which at the Transfer Time is owned by any of the Business Sellers and which is used (whether commercially or in development) exclusively or primarily in, or which exclusively or primarily relates to, one or more of the Businesses excluding for the avoidance of doubt the Excluded IP;

Business Liabilities means the Liabilities of the Business Sellers to the extent that they relate to any of the Businesses or the Business Assets, and Business Liability means any one of them;

Business Plant and Machinery means all the plant, machinery, equipment, computer and communications hardware, loose tools, fixtures, fittings, furniture, vehicles and other goods owned by any of the Business Sellers and used exclusively or primarily in each Business as at the Transfer Time;

Business Property means the freehold property real estate units located at Cologno Monzese, as more fully described in the Italian Deed of Transfer;

Business Purchasers means the Purchaser and/or such other wholly owned members of the Purchaser’s Group (as notified to GKN in accordance with Part C of  Schedule 10 (The Companies, Subsidiaries and Purchasers) as the Purchaser shall procure to purchase all or part of the Businesses and Business Purchaser shall mean any one of them;

Business Sellers means the members of the GKN Group who own and carry on the Business set out in the first column of Part B of Schedule 6 (Allocation of Consideration) and/or as specified in any Local Agreement and Business Seller shall mean any one of them;

Chinese Business means the business carried on by GKN (Taicang) Co Ltd to the extent that it forms part of the Worldwide Business;

Chinese Business Consideration means the RMB equivalent of €2,200,000 calculated on the basis of the Exchange Rate;

Chinese Business Transfer Agreement means the business transfer agreement to be entered into to give effect to the sale and transfer of the Chinese Business by GKN (Taicang) Co Ltd in a form substantially similar to the Local Business Transfer Agreement;

Closing Net Debt Statement means a statement as at the Completion Date prepared in accordance with Schedule 9 (Net Debt);

Companies means each of the companies of which details are set out in Part A of Schedule 10 (The Companies, Subsidiaries and Purchasers);

Company Employees means those employees of the Target Group Members at the Completion Date excluding Retained Employees;

Company IP means all Intellectual Property which at the Transfer Time is owned by any of the Target Group Members including (without limitation) the Intellectual Property listed in the List of Registered Company IP;

Company IP Contracts means all contracts, engagements, licences or other commitments or arrangements, entered into by any of the Target Group Members prior to and remaining in effect (in whole or in part) at the date of the French Agreement:

(d)	for the licensing of Intellectual Property from a third party or from any other member of the GKN Group; or
(e)	for the licensing of Intellectual Property by any Target Group Member to a third party or to any other member of the GKN Group; or
(f)	relating to the sharing, acquisition or development of Intellectual Property, including collaboration, consortium or research agreements,

excluding any of these which relates to the licensing of software or other Information Technology;

Company Property means each of the properties described in Schedule 2 (List of Company Properties);

Company Purchasers means the Purchaser and/or such other wholly owned members of the Purchaser’s Group (as notified to GKN in accordance with Part C of Schedule 10 (The Companies, Subsidiaries and Purchasers) as the Purchaser shall procure to purchase all or a proportion of the Shares from the Company Sellers and Company Purchaser shall mean any one of them;

Company Sellers means the owners of the Shares, being GKN, GKN Automotive SAS and GKN Driveline International GmbH (each a Company Seller);

Company Specific Warranties means those Warranties set out in Part B of Schedule 4 (Warranties);

Competent Authority means any competent court or regulatory authority with responsibility for the enforcement of or regulation under Environmental Laws;

Competition Law means any antitrust or competition law or regulation, or equivalent, in any jurisdiction (including, without limitation, the European Union);

Completion means completion of the sale and purchase of the Businesses, the Business Assets and the Shares in accordance with the provisions of this Agreement;

Completion Date has the meaning given to it in Clause 10.1;

Compliance Integration has the meaning given to it in paragraph 1.3 of Schedule 1 (Conduct until Completion);

Condition means the condition to Completion set out in Clause 3.1;

Confidentiality Agreement means the agreement entered into by GKN and the Purchaser on 21 December 2015;

Connected Person has the meaning given in Clause 29 (Entire Agreement);

Costs means obligations, liabilities, losses, damages, costs (including reasonable legal costs) and expenses (including Taxation), actions, proceedings, claims and demands, in each case of any nature whatsoever;

Creditors means amounts owed (whether accrued, due or to become due) as at the Transfer Time by the Target Group Members or the Business Sellers in connection with the Worldwide Business calculated on a basis consistent with the Year End Working Capital Statement, being the categories of creditor reported in Hyperion and referred to under the heading "Creditors" in the table set out at Part B (Pro-Forma Working Capital Statement) of Schedule 8 (and with the HFM Account Code stated therein), in each case related to the operation of the Worldwide Business, but excluding (i) any amounts due in respect of Intra-Group Borrowings, Final Financial Debt or Debt Like Items, (ii) any Tax other than Operating Tax of any of the Target Group Members or the Business Sellers and (iii) any Provisions;

Czech Business means the business carried on by GKN Service Austria GmbH to the extent that it forms part of the Worldwide Business;

Czech Business Transfer Agreement means the business transfer agreement to be entered into to give effect to the sale and transfer of the Czech Business by GKN Service Austria GmbH in a form substantially similar to the Local Business Transfer Agreement;

Czech Business Transfer Record means the business transfer record made pursuant to Section 2180 (1) of Act No. 89/2012 Coll., Civil Code of the Czech Republic, as amended, to be entered into in connection with the sale and transfer of the Czech Business by GKN Service Austria GmbH;

Data Room means the data room set up by GKN through RR Donnelley, Venue in connection with the Transaction for the purpose of allowing the Purchasers to undertake due diligence with respect to the Worldwide Business and the Target Group;

Data Room Index means the data room index contained in the schedule to the Disclosure Letter;

Debt Like Items means, in relation to any Target Group Member and to the extent not otherwise included in the Working Capital, the aggregate amount expressed in Euros of:

(a)

any mark to market effect being a negative amount of all financing related interest rate, foreign exchange and other derivative instruments to which a Target Group Member is participant (or with respect to which a party has rights and/or obligations), as if they are to be terminated on Completion, and any costs and fees related to the termination of such instruments;

(b)

save as expressly contemplated by this Agreement or the Transitional Services Agreement, all fees and bonuses payable by any Target Group Member in connection with the transactions contemplated by this Agreement (including, for the avoidance of doubt, any professional adviser fees or costs relating to the transactions contemplated by this Agreement or to the carve out of (i) the Worldwide Business from the GKN Group, or (ii) the Excluded Business from the Worldwide Business;

(c)

the amount by which any advance cash payments received from customers are more or less than Euro 600,000 in aggregate (which shall be a positive number if the aggregate amount of advance cash payments is less than Euro 600,000 and a negative number if the aggregate amount of advance cash payments is more than Euro 600,000);
(d)	any amounts payable in relation to management fees, brand licence fees and over-head recharges charged by the GKN Group whether or not related to the operations of the Target Group;

Debtors means all amounts owed (whether accrued, due or to become due) as at the Transfer Time to the Target Group Members or the Business Sellers in connection with the Worldwide Business calculated on a basis consistent with the Year End Working Capital Statement, being the categories of debtor reported in Hyperion and referred to under the heading "Debtors" in the table set out at Part B (Pro-Forma Working Capital Statement) of Schedule 8 (and with the HFM Account Code stated therein), in each case related to the operation of the Worldwide Business but excluding (i) any amounts due in respect of Intra-Group Lendings and the Final Cash Balance and (ii) amounts owing or accrued due to any Target Group Member or the Business Sellers in respect of Tax other than Operating Tax;

Defaulting Party has the meaning given in Clause 10.4;

Default Rate means in relation to interest accruing in respect of any day falling after a Due Date, a rate of 4 per cent. per annum above the base rate of Barclays Bank plc prevailing at the close of business on that day;

Disclosed means fairly disclosed (with sufficient details to allow the Purchaser to identify the nature and scope of the matter disclosed);

Disclosed Information means all facts, matters, events or circumstances Disclosed in:

(a)	the Disclosure Letter (and the documents appended thereto);
(b)	all documents in the Data Room (including, for the avoidance of doubt, the questions and answers provided in the Data Room); and
(c)

written materials provided at presentations by the management of any member of the GKN Group to the Purchaser(s) and/or the Purchaser(s) advisers in relation to the Worldwide Business and the Target Group which has been included in the Data Room;

Disclosure Letter means the letter of the same date as the French Agreement from GKN and addressed to the Purchaser, together with the appendix to such letter, the documents indexed in or attached as a schedule to such letter and the Data Room Index contained in the schedule to that Disclosure Letter;

Dispute has the meaning given to it in Clause 36.1;

Dispute Notice has the meaning given to it in Clause 36.1;

Distribution Agreement means the distributor agreement to be entered into between GKN Stromag AG and GKN Engineering (RUS) LLC in the Agreed Terms;

Due Date means, in respect of any sum payable or obligation to be performed under any of the Transaction Documents, the day specified for that payment to be made or that obligation to be performed or, if that day is not a Business Day, the immediately following Business Day;

Employees means the Business Employees and the Company Employees;

Employee List means the list of Employees in the Agreed Terms as updated between signing and Completion and provided to the Purchaser(s) in accordance with Paragraph 1.8 of Schedule 12 to reflect any changes made in accordance with the provisions of Schedule 1;

Employment Matter means any matter relating to the employment or termination of employment of any Employee or Former Employee;

Encumbrances means any interest or equity of any person (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, by the retention or any other security agreement or arrangement, or any agreement to create any of the above;

Environmental Claim means a claim by the Purchaser under the Environmental Indemnity;

Environment means all or any of the following media: the air, water including without limitation territorial, coastal and inland waters, surface waters and ground waters and land (including land under water, surface land and sub-surface land) and any organisms or ecosystems supported by the air, water or land, and includes such media within any building or natural or man-made structures above or below ground;

Environmental Indemnity means the environmental deed of indemnity to be executed and delivered by GKN and the Purchaser on the date of Completion in the Agreed Terms;

Environmental Laws means any European Union, national, regional, state or local law (including statute, secondary legislation, directives, regulations, resolutions, statutory guidance and codes of practice having the force of law (or their equivalent in other jurisdictions in which the Business is situated, operates or trades), civil, criminal or administrative law or common law) concerning the pollution or protection of the Environment or human health and safety including where the same relate to the generation, transportation, storage, treatment, disposal or presence of any Hazardous Substance (but except in relation to town and country planning or zoning or any law in relation to the Asbestos Liabilities);

Environmental Permit means all or any Permits required under Environmental Laws for the operation of the Business or the occupation or use of any of the Properties by the Business on or before the date of the French Agreement;

Environmental Warranties means those Warranties (and only those Warranties) in Paragraph 15 (Environment) of Part A (General Warranties (Businesses and Companies)) of Schedule 4 (Warranties);

Escrow Agent has the meaning given in Clause 19.1(b);

Escrow Agreement has the meaning given in Clause 19.1(b);

Escrow Amount has the meaning given in Clause 19.1(b);

Escrow Assignment Agreement means the agreement to assign the Escrow Agreement from GKN to the Purchaser in the Agreed Terms;

Estimated Net Debt means GKN's estimate (determined in good faith) of the amounts of Net Debt in respect of each Target Group Member at the Transfer Time;

Estimated Net Debt Statement means the statement setting out the Estimated Net Debt in the format set out in Part D of Schedule 9 (Net Debt);

Estimated Working Capital means GKN's estimate (determined in good faith) of the amounts of Working Capital in respect of each Business and each Target Group Member at the Transfer Time;

Estimated Working Capital Adjustment means an amount equal to the Estimated Working Capital less the Normal Working Capital;

Estimated Working Capital Statement means the statement setting out the Estimated Working Capital in the format set out in Part B of Schedule 8 (Determination and Certification of Working Capital);

Exchange Rate has the meaning given to it in Clause 28.4 (Exchange Rate for Foreign Currencies);

Excluded Assets means collectively each of those assets which are listed in Part A (The Excluded Assets) of Schedule 7 (The Excluded Assets and Excluded Contracts);

Excluded Business means the GKN Rockford Inc fan clutch business;

Excluded Contracts means, in relation to any Business Seller, the contracts and commitments of the Business Seller relating to its business listed in Part A of Schedule 7 (The Excluded Assets and Excluded Contracts);

Excluded IP means collectively:

(a)	the Excluded Trade Marks;
(b)	all Intellectual Property relating to or used exclusively in the Excluded Business;

Excluded Trade Marks means the list of excluded trade marks in the Agreed Terms;

Factoring Payables means any payables or other liabilities in respect of factoring or other supply chain financing arrangements either owed by a Target Group Member to any member of the GKN Group or pursuant to a factoring arrangement under which there is an explicit financial cost to the relevant Target Group Member;

FCO means the German Federal Cartel Office;

FCPA means the United States Foreign Corrupt Practices Act 1977;

Final Cash Balance means, in relation to each Target Group Member, the aggregate amount expressed in Euros of its cash or cash equivalents (in any event as defined in IFRS) in hand or credited to any account with any Financial Institution, including all interest accrued thereon as at the Transfer Time, as set out in the accounting records of the relevant Target Group Member (but, for the avoidance of doubt, excluding Intra-Group Lendings (and any interest thereon) and all Debtors included in the Working Capital Statement) calculated in accordance with the provisions of Schedule 9 (Net Debt) and on a consistent basis with the corresponding assets and liabilities (if any) reflected in the Working Capital Statement, the value of which shall be determined in accordance with Schedule 9 (Net Debt);

Final Certificate of the Net Debt Adjustment has the meaning given to it in Part B of Schedule 9 (Net Debt);

Final Certificate of the Working Capital Adjustment has the meaning given to it in Paragraph 5.5 of Part A of Schedule 8 (Determination and Certification of Working Capital);

Final Financial Debt means, in relation to any Target Group Member, the aggregate amount expressed in Euros and calculated as at the Transfer Time of all borrowings and indebtedness, loan stocks, bonds, debentures, notes and overdrafts (together with all accrued interest) of that Target Group Member owed to a Financial Institution (apart from indebtedness resulting from operating leases) together with all Debt Like Items in each case as set out in the accounting records of that Target Group Member (but, for the avoidance of doubt, excluding Intra‑Group Borrowings (and any interest thereon) and all Creditors included in the Working Capital Statement) and calculated in accordance with Schedule 9 (Net Debt) and on a consistent basis with the corresponding assets and liabilities (if any) reflected in the Working Capital Statement, the value of which shall be determined in accordance with Schedule 9 (Net Debt);

Financial Institution means any banking, lending or other similar institution or organisation, which, in each case, is not a member of the GKN Group;

Financial Records has the meaning given in Clause 23.1 (Provision of records);

Former Employee means any person employed by any Target Group Member or any Business Seller in relation to the Worldwide Business and whose contract of employment was terminated or expired prior to the Completion Date;

French Accounts means the audited accounts of GKN Land Systems SAS for the financial year ended on 31 December 2015, the auditor's report on those accounts, the directors' report for that year and the notes to those accounts;

French Agreement means the signing protocol executed prior to the date of this Agreement by the Seller and the Purchaser on 21 October 2016;

French Companies means GKN Land Systems SAS, a company incorporated in France, and GKN Stromag France SAS, a company incorporated in France, details of which are set out in Part A of Schedule 10 (The Companies, Subsidiaries and Purchasers);

French Implementing Agreement means the implementing agreement in the Agreed Terms to give effect to the transfer of all of the issued shares in the share capital of GKN Land Systems SAS to Warner Electric (Holding) SAS;

French Share Transfer Form means the share transfer form to be executed by GKN Automotive SAS and Warner Electric (Holding) SAS to give effect to the transfer of all of the issued shares in the share capital of GKN Land Systems SAS to such Purchaser in the Agreed Terms;

Full Title Guarantee means with the benefit of the implied covenants set out in Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994 when a disposition is expressed to be made with full title guarantee;

Fundamental Warranties means the Title and Capacity Warranties and the Warranties at Paragraph 6.1 (Insolvency) of Part B of Schedule 4;

General Warranties means those Warranties set out in Part A of Schedule 4 (Warranties);

German Accounts means the audited accounts of each of GKN Stromag Holding GmbH and GKN Stromag AG for the financial year ended on 31 December 2015, the auditor's report on those accounts, the directors' report for that year and the notes to those accounts;

German Companies means GKN Stromag Dessau GmbH, a company incorporated in Germany, GKN Stromag Holding GmbH, a company incorporated in Germany, and GKN Stromag AG, a company incorporated in Germany, details of which are set out in Part A of Schedule 10 (The Companies, Subsidiaries and Purchasers);

German Share Sale and Transfer Agreement means the German-law share sale and transfer agreement for the sale and transfer of the entire issued share capital in GKN Stromag Holding GmbH by GKN Driveline International GmbH and GKN Industries Limited to Warner Electric Group GmbH in the Agreed Terms;

GKN Group means any of the following from time to time: GKN, its subsidiaries and subsidiary undertakings and any direct or indirect holding company of GKN and all other subsidiaries and subsidiary undertakings of any holding company of GKN including for the avoidance of doubt the Companies and Subsidiaries up to and including the Completion Date, but from the Completion Date, excluding the Companies and Subsidiaries and member of the GKN Group shall be construed accordingly;

GKN Driveline means GKN Driveline International GmbH;

GKN’s Lawyers means Clifford Chance LLP;

GKN Stromag means GKN Stromag Holding GmbH;

GKN Stromag PLTA Accounts means the accounts of GKN Stromag prepared as of the Transfer Time or the PLTA Transfer Time (as applicable);

Group means, in relation to any party, that party and each of its subsidiaries and subsidiary undertakings from time to time, any holding companies it may have from time to time and all other subsidiaries or subsidiary undertakings of any such holding companies, all of them and each of them as the context admits and Group Member shall mean any of those entities;

GSA means the Supplemental Agreement to a General Services Agreement dated 23 November 2010 which has effect from 5 September 2011;

GWB means the Gesetz gegen Wettbewerbsbeschraenkungen (German Act against Restraints of Competition);

Hazardous Substances means any natural or artificial substance (whether in solid, liquid or gaseous form) which alone, within an article, or in combination with one or more others is a dangerous, hazardous, toxic or flammable substance, material or pollutant and which is present in such quantities and concentrations as may result in harm to the Environment or human health or any living organism supported by the Environment;

Hyperion means the financial consolidation system used by the GKN Group;

Indemnified Sites has the meaning given in the Environmental Indemnity;

Indemnity Agreement has the meaning given in Clause 19.1(a);

Indemnity Assignment Agreement has the meaning given in Clause 19.3;

Indian Company means GKN Land Systems India Private Limited, a company incorporated in India, details of which are set out in Part A of Schedule 10 (The Companies, Subsidiaries and Purchasers);

Indian Parent Guarantee means the guarantee by GKN (United Kingdom) PLC in favour of The Hong Kong and Shanghai Banking Corporation Ltd. dated 16 December 2015 and contained in Data Room document 3.17.1.1;

Information Technology means computer systems, communications systems (other than public communications networks), Software, hardware, devices data applications and websites;

Initial Payment means the sum of €183,700,000, the Estimated Net Debt and the Estimated Working Capital Adjustment less an amount equal to the sum of the Chinese Business Consideration, the Brazilian Business Consideration and the US Business Consideration, to be paid by the Purchaser on the Completion Date;

Intellectual Property means all patents, utility models, rights in inventions (whether patentable or not) trade and service marks, rights in logos, get‑up and trade names and the goodwill attaching to any of them, domain names, right in designs, copyrights, moral rights, topography rights, rights in databases, trade secrets, confidential information and know‑how, and any rights or forms of protection of a similar nature and having equivalent or similar effect to any of them which subsist anywhere in the world in all cases whether or not registered or registrable and including registrations and applications for registration or grant of any of these and rights to apply for the same and such expression includes Know-How where the context so requires;

Intra‑Group Arrangement means any agreement, agency arrangement, undertaking or commitment of any nature whatsoever, other than Intra-Group Borrowings, Intra-Group Lendings, Intra-Group Trading Amounts, the Transitional Services Agreement and all other Transaction Documents and any such agreement, arrangement, undertaking or commitment relating to the provision or supply of goods, between, in each case, any Business Seller in relation to a Business or the Target Group Members and any member of the GKN Group or a Target Group Member which are outstanding as at the Transfer Time, whether oral, written, by course of conduct or otherwise;

Intra‑Group Borrowings means in relation to each of the Target Group Members the aggregate intra‑group financial indebtedness expressed in Euros owing to any members of the GKN Group outstanding as at the Transfer Time, including all cash sums held by the Target Group Members for or on behalf of members of the GKN Group (apart from amounts representing Intra‑Group Trading Amounts), accrued dividends payable (if any) including, without limitation, any accrued dividends payable or deemed payable as a result of this Agreement or the Transaction and any Tax payable thereon, plus all accrued interest (if any) on such indebtedness as at the Transfer Time, the value of which shall be determined in accordance with Schedule 9 (Net Debt);

Intra‑Group Lendings means in relation to each of the Target Group Members the aggregate intra‑group financial indebtedness expressed in Euros owed by any members of the GKN Group to any Target Group Member outstanding as at the Transfer Time including all cash sums held by members of the GKN Group for or on behalf of the Target Group Members (apart from amounts representing Intra‑Group Trading Amounts), accrued dividends receivable (if any), plus all accrued interest (if any) on such indebtedness as at the Transfer Time, the value of which shall be determined in accordance with Schedule 9 (Net Debt);

Intra‑Group Trading Amounts means all amounts owed by or to any Target Group Member or any Business Seller in respect of the Worldwide Business as a result of the ordinary course of business to or by any member of the GKN Group or any Target Group Member any as at the Transfer Time but excluding any amounts payable in relation to management fees, brand licence fees and over-head recharges payable to the GKN Group whether or not related to the operations of the Target Group;

Italian Business has the meaning given to it in the Italian Deed of Transfer;

Italian Deed of Transfer means the notarial deed of transfer to be entered into to give effect to the sale and transfer of the Italian Business, including the Business Property, by GKN Service Italia SpA to Bauer Gear Motor Europe GmbH in the Agreed Terms;

IP Matter means any matter relating to Intellectual Property;

Know-How means confidential ideas, trade secrets, concepts, methods, processes, formulae, recipes, compositions, data or other proprietary technical and commercial information of whatever nature howsoever recorded, stored, represented and maintained;

Korean Company means Stromag Korea Limited, details of which are set out in Part D of Schedule 10 (The Companies, Subsidiaries and Purchasers);

Land Systems Division means the division of the GKN Group which makes up the segment reported as GKN Land Systems in the consolidated financial statements of the GKN Group for the year ended 31 December 2015;

LCIA means the London Court of International Arbitration;

Liabilities means all liabilities, duties and obligations of every description, whether deriving from contract, common law, statute or otherwise, whether arising at any time before, on or after Completion, actual or contingent or ascertained or unascertained and whether owed or incurred severally or jointly or as principal or surety;

List of Contracts means the list of contracts in the Agreed Terms comprising:

(a)	Business Contracts in Division 1; and
(b)	Shared Contracts in Division 2;

List of Registered Company IP means the list of registered Company IP (and pending applications therefor) in the Agreed Terms;

Local Agreements means each of the French Stock Transfer Form, the German Share Sale and Transfer Agreement, the Belgian Business Transfer Agreement, the Brazilian Business Transfer Agreement, the Chinese Business Transfer Agreement, the Czech Business Transfer Agreement, the Norwegian Business Transfer Agreement, the Spanish Business Transfer Agreement, the Swedish Business Transfer Agreement, the US Business Transfer Agreement, the Italian Deed of Transfer and the Stock Transfer Form and Local Agreement shall mean any one of them;

Local Business Transfer Agreement means the pro forma business transfer agreement in the Agreed Terms;

Longstop Date means 31 May 2017;

Losses includes, in respect of any matter, event or circumstance, all damages, losses, costs, expenses or other liabilities (including all interest, penalties, reasonable legal and other reasonable professional costs and expenses) arising or incurred in connection with such matter, event or circumstance;

Material Adverse Change means any event, development, change, occurrence, circumstances, state of facts or effect that, individually or in the aggregate, (a) has, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations (including, without limitation, revenues and costs and the assets and liabilities) of the Worldwide Business taken as a whole, or (b) causes any interruption to the operations of any Target Group Member carried on at, or which restricts access to the Properties located at Unna, Germany; Dessau, Germany; and La Guerche, France, which has, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations (including, without limitation, revenues and costs and the assets and liabilities) of the Worldwide Business taken as a whole, provided, however, that, none of the following shall be deemed to constitute a Material Adverse Change:

(a)	any matters Disclosed to the Purchaser in the Disclosed Information;
(b)	the effect of any remedies imposed by the FCO in relation to the Transaction;
(c)	the failure by the Target Group to meet any estimates or forecasts of revenues of earnings for any period ending after the date of the French Agreement;
(d)

any change, development, event or circumstance generally affecting the principal industry in which any Target Group Member or Business Seller in respect of the Worldwide Business operates, including regulatory developments and circumstances or developments in global or national economic, monetary, or financial conditions, including changes, circumstances or developments in prevailing interest rates, credit markets, securities markets, general economic or business conditions or currency exchange rates or market conditions;

(e)	changes in Applicable Law or any accounting standards;
(f)

events resulting from the negotiation, execution, delivery, performance or announcement of this Agreement, the Transaction Documents or the transactions contemplated thereby, to the extent impacting relationships with direct or indirect customers, joint venturers, lenders to direct or indirect customers, suppliers, or governmental entities, in each case to the extent attributable to the execution, announcement or pendency of this Agreement or any agreement contemplated in it or the transactions contemplated hereby or thereby;  or

(g)

any effect to the extent arising out of any action expressly required or prohibited to be taken by this Agreement or taken by GKN, any member of the GKN Group, the Target Group or the Worldwide Business with the prior written consent of, or at the express written request of the Purchaser.

Material Contracts means any contract (other than contracts with any Employee or contracts, leases or licences relating to the Properties or Intellectual Property) evidenced in writing relating exclusively to the Worldwide Business, and to which any member of the GKN Group or a Target Group Member is a party which:

(a)	comprises aggregate payment obligations and/or rights to receive money by any party in excess of €250,000 per annum; or
(b)	which is not at Completion terminable by a member of the GKN Group or a Target Group Member on 12 months’ notice or less;

Names means company names, business names, trading names, internet domain names, social media user names and all and any other business identifiers;

Net Debt has the meaning given in Paragraph 2.3 of Part A of Schedule 9 (Net Debt);

Non-Defaulting Party has the meaning given in Clause 10.4;

Non-Offered Business Employees means those employees of the Business listed in Part B of the Employee List;

Normal Working Capital means an amount equal to €37,000,000, representing the normal working capital for the Worldwide Business on a consolidated basis;

Norwegian Business means the business carried on by GKN Stromag Scandinavia AB in Norway to the extent that it forms part of the Worldwide Business;

Norwegian Business Transfer Agreement means the business transfer agreement to be entered into to give effect to the sale and transfer of the Norwegian Business by GKN Stromag Scandinavia AB in a form substantially similar to the Local Business Transfer Agreement;

Offered Business Employees means those employees of the Business listed in Part A of the Employee List;

Operating Tax means any Tax which is not a Tax on income, profits or gains;

Other Sites means those Properties that are not Indemnified Sites or the Business Property;

Parent Company has the meaning given in Clause 1.6(e);

Patent Licence Agreement means the patent licence agreement in the Agreed Terms;

Permit means an authorisation, certificate, approval, permit, licence, registration, or consent or agreement issued by or with or entered into by or with a governmental or other regulatory body;

Permitted Assignee has the meaning given in Clause 34.1(b);

Permitted Encumbrances means security interests arising by operation of law, security interests arising under sales contracts with title retention provisions and equipment leases with third parties entered into in the ordinary course of business;

PLTA means the profit and loss transfer agreement between GKN Driveline and GKN Stromag dated 23 October 2012;

PLTA Termination Date has the meaning given to it in Paragraph 1 of Schedule 16;

PLTA Transfer Time means 24:00 (CET) on PLTA Termination Date;

Prepayments means all amounts paid (whether by deposit, prepayment or otherwise) prior to the Transfer Time by or on behalf of any of the Sellers so far as the same relate to expenses, liabilities or obligations, or the right to receive goods or services, in connection with the carrying on of the Worldwide Business in respect of any period after the Transfer Time;

Primary Books and Records means all lists of customers and suppliers, business plans and forecasts (prepared by anyone employed in the Businesses), notices, enquiries, orders, correspondence, computer disks, tapes or other machine readable or other records to the extent that they relate exclusively or primarily to the Businesses and are owned by any Business Seller, but excluding Tax records save to the extent required by law to be held by the relevant Business Purchaser after Completion;

Proceedings has the meaning given to it in Clause 23.3 (Litigation);

Products comprise and are limited to brakes, clutches, high flexible couplings, rigid and semi-rigid couplings, friction discs for clutches and brakes, disc brakes, limit switches and wind brakes, but excludes, fan clutches and clutches for power take off drive shafts;

Profit and Loss Transfer Agreement means the profit and loss transfer agreement between GKN Driveline International GmbH and GKN Stromag Holding GmbH dated 23 October 2012;

Properties means the Business Property and the Company Properties;

Property Matter means any matter relating to the Properties or any matter arising from the occupation of or interest in any property by any member of the GKN Group including the Target Group or the Businesses;

Provisions means provisions for warranty exposures, provisions for various claims and litigations and other provisions relative to customer and supplier exposures calculated on a basis consistent with the draft audited Stromag Business Historical Financial Information prepared by PriceWaterhouseCoopers LLP;

Purchaser’s Claim means any claim for breach of the Warranties;

Purchaser’s Group means any of the following from time to time: the Purchaser, its subsidiaries and subsidiary undertakings and any holding company of the Purchaser from time to time, and all other subsidiaries and subsidiary undertakings of any holding company of the Purchaser (including, in each case, the Target Group following the Completion Date) and member of the Purchaser’s Group shall be construed accordingly;

Purchaser’s Lawyers means Herbert Smith Freehills LLP;

Purchasers or Purchasing Entities means collectively the Business Purchasers and the Company Purchasers;

Purchaser Warranties means the warranties referred to in Clause 17.1 (Purchaser’s Warranties);

Relevant Capacity means for GKN's own account or for that of any other person, firm or company, directly or indirectly, and whether as shareholder (other than as a holder of shares or debentures listed on a stock exchange representing not more than 5 per cent. interest in any one company), investor, principal, partner, director, employee, consultant or agent;

Relevant Records has the meaning given in Clause 23.3(a);

Relief includes any loss, relief, allowance, set‑off, exemption, deduction or credit in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax and any right to repayment or saving of taxation including any repayment supplement or interest in respect of Tax, and any reference to the use or set‑off of Relief shall be construed accordingly;

Repetition Date means the date which is five Business Days prior to the Completion Date;

Restricted Business means that part of the business of the Land Systems Division of the GKN Group trading under the name of Stromag (excluding that part of the business of the Land Systems Division of the GKN Group trading under names other than Stromag) and carried on by the Land Systems Division of the GKN Group, as at the date of the Agreement, which relates to the development, trade, manufacture and sale of the Restricted Products (including the aftermarket sales of such Restricted Products) but shall not include the development, trade, manufacture or sale of products by, involving, related to, in connection with or comprising all or part of, the Excluded Business or the Excluded Assets or the exploitation or development of the Excluded Assets in any manner whatsoever;

Restricted Period means the period of two years commencing on the Completion Date;

Restricted Products comprise and are limited to brakes, clutches, high flexible couplings, friction discs for clutches and brakes, disc brakes for non-wheel applications, limit switches and wind brakes, each for the agriculture, construction and/or industrial markets, but excludes, fan clutches and clutches for power take off drive shafts;

Retained Employees means the 18 individuals employed within GKN Stromag AG and GKN Stromag France SAS who do not work exclusively for the Worldwide Business, in each case listed in Part C of the Employee List;

Retained Interests means those interests set out in Schedule 18 (Retained Interests);

Rules has the meaning given in Clause 39.2;

Sanctions means any Applicable Laws relating to economic or financial sanctions or trade embargoes or related restrictive measures imposed, administered or enforced from time to time by a Sanctions Authority;

Sanctions Authority means (i) the United Nations Security Council; (ii) the United States government; (iii) the European Union; (iv) the United Kingdom government; (v) the respective governmental institutions and agencies of any of the foregoing, including without limitation, the Office of Foreign Assets Control of the US Department of Treasury (OFAC), the United States Department of State and Department of Commerce, and Her Majesty’s Treasury; and (vi) any other governmental institution or agency with responsibility for imposing, administering or enforcing Sanctions with jurisdiction over any Target Group Member or any Business Seller (together, Sanctions Authorities);

SEC means the United States Securities and Exchange Commission;

Secondary Books and Records means, to the extent such items relate to the Businesses, a copy of all items which would constitute Primary Books and Records if they did not also relate to other activities of the GKN Group as well as the Businesses (but only the sections of such items which relate to the Businesses);

Sellers means the Business Sellers and the Company Sellers (each a Seller);

Share Consideration means the sum specified in the second column of Part C of Schedule 6 (Allocation of Consideration) representing the aggregate unadjusted consideration for the sale of the Shares;

Shared Assets means all assets owned by GKN or any other member of the GKN Group (not being Shared Contracts) which relate both to any part of the Worldwide Business and to any other activities and operations of GKN or any other member of the GKN Group or which for the avoidance of doubt do not exclusively or primarily relate to the Worldwide Business;

Shared Contracts means all contracts (except for the agreements, licences, leases or other documents relating to the ownership or occupation of or interests in the Business Property, the Business Contracts and any contracts exclusively between members of the GKN Group) which relate to the Worldwide Business (but not exclusively) and which also relate to any other activities and operations of GKN or any other member of the GKN Group or a Target Group Member including those listed in Division 2 of the List of Contracts;

Shares means all of the issued shares in the share capital of each of the Companies details of which are set out in Part A of Schedule 10 (The Companies, Subsidiaries and Purchasers);

Shrinkwrap Software means third party software sold in a standard configuration and readily available to the public on standard terms and conditions;

Software means software including Shrinkwrap Software and firmware that relates to or is comprised in hardware, together with all supporting documentation and materials necessary to enable a user to make full use of the functionality of, or to administer effectively, such software and firmware;

Spanish Business means the business carried on by GKN Ayra Servicio SA to the extent that it forms part of the Worldwide Business;

Spanish Business Transfer Agreement means the business transfer agreement to be entered into to give effect to the sale and transfer of the Spanish Business by GKN Ayra Servicio SA in a form substantially similar to the Local Business Transfer Agreement;

Special Purpose Accounts means the unaudited combined non‑statutory pro-forma profit and loss statements of the Worldwide Business for each of the years ended on

31 December 2014, 31 December 2015 and the six months ended 30 June 2016, which is contained in the Data Room;

Statutory Accounts means the French Accounts, the German Accounts and the UK Accounts;

Stock means all stocks of finished and partly finished goods and raw materials and consumables, engineering spares, work‑in‑progress and other similar stock in trade wherever located, produced or acquired for the purpose of sale or use in the manufacture of finished products, which is owned by or in the possession of any of the Business Sellers or the Target Group for the purposes of and relating to the Worldwide Business as at the Transfer Time, calculated on a basis consistent with the Year End Working Capital Statement being the categories of stock referred to under the heading "Stock" in the table set out at Part B (Pro-Forma Working Capital Statement) of Schedule 8 (Determination and Certification of Working Capital) (and with the HFM Account Code stated therein);

Stock Transfer Form means the stock transfer form to be executed by GKN in order to give effect to the transfer of all of the issued shares in the share capital of the UK Company to The Hay Hall Group Limited;

Straddle Period has the meaning given to it in Paragraph 1.1 of Schedule 14 (Tax Covenant);

Subsidiaries means the subsidiaries of the Companies specified in Part B of Schedule 10 (The Companies, Subsidiaries and Purchasers);

Supplementary Disclosure Letter shall have the meaning given to it in Clause 9.2;

Supply Agreement 1 means the goods supply agreement in the Agreed Terms between GKN Stromag AG and GKN Walterscheid Getriebe GmbH  relating to clutches and couplings;

Supply Agreement 2 means the goods supply agreement in the Agreed Terms between GKN Stromag AG and GKN Service International GmbH  relating to couplings, clutches, brakes and other components;

Supply Agreement 3 means the goods supply agreement in the Agreed Terms between GKN Walterscheid Getriebe GmbH and GKN Stromag AG  relating to gear boxes;

Supply Agreements means, together, Supply Agreement 1, Supply Agreement 2 and Supply Agreement 3;

Swedish Business means the business carried on by GKN Stromag Scandinavia AB in Sweden to the extent that it forms part of the Worldwide Business;

Swedish Business Transfer Agreement means the business transfer agreement to be entered into to give effect to the sale and transfer of the Swedish Business by GKN Stromag Scandinavia AB in a form substantially similar to the Local Business Transfer Agreement;

Target Group means the Companies and the Subsidiaries and Target Group Member shall be construed accordingly;

Tax or Taxation means (a) taxes on income, profits and gains and (b) all other taxes, impositions, duties, charges, withholdings, contributions and levies in the nature of taxation including any excise, property, value added, sales, transfer, franchise and payroll taxes and any national insurance or social security contributions, together with all penalties, charges, costs and interest relating to any of the foregoing or to any late or incorrect return in respect of any of these;

Tax Authority means any taxing or other authority (anywhere in the world) competent to impose any Tax;

Tax Claim means any claim by the Purchaser under the Tax Covenant;

Tax Covenant means the covenant relating to tax set out in Schedule 14 (Tax Covenant);

Tax Matter means any matter relating to Tax;

Tax Warranties means those Warranties (and only those Warranties) in Paragraph 19 (Business Tax Warranties) of Part A and in Paragraph 4 (Tax Matters) of Part B (Company Specific Warranties) of Schedule 4 (Warranties);

Termination Event has the meaning given in Clause 9.3;

Territory means any country listed in Schedule 15 (Territory);

Third Party Claim has the meaning given in Paragraph 1.2 of Schedule 5 (Provisions relating to Purchaser’s Claims);

Third Party Consent means any consent or agreement, including the novation of any Business Contract, required from a third party for the transfer of the benefit of any of the Business Assets to the Purchaser or the transfer of any rights to or assumption of obligations by the Purchaser or any member of the Purchaser's Group under any of the Business Contracts;

Third Party GKN Claim has the meaning given in Clause 24.2;

Title and Capacity Warranties means the Warranties at Paragraph 17 (Due Incorporation and Capacity) of Part A of Schedule 4, Paragraphs 2.1, 2.5 and 2.6 of Part B of Schedule 4, Paragraph 3 (Subsidiaries, Partnerships Etc) of Part B of Schedule 4;

Total Consideration has the meaning given to it in Clause 4.1 (Calculation of consideration);

TOGC has the meaning given in Schedule 13 (Value Added Tax);

Transaction means the sale and purchase contemplated by this Agreement;

Transaction Documents means this Agreement and each of the other agreements, deeds and documents listed in Schedule 11 (The Transaction Documents);

Transfer Regulations shall mean any Applicable Law which provides for the automatic transfer of employees to a buyer of business assets;

Transfer Time means 23:59 p.m. Greenwich Mean Time on the Completion Date;

Transitional Services Agreement means the agreement in the Agreed Terms as listed in Schedule 11 (The Transaction Documents);

UK Accounts means the audited accounts of the UK Company for the financial year ended on 31 December 2015, the auditor's report on those accounts, the directors' report for that year and the notes to those accounts;

UK Company means GKN Stromag UK Limited, a company incorporated in England and Wales, details of which are set out in Part A of Schedule 10 (The Companies, Subsidiaries and Purchasers);

UKLA means the Financial Conduct Authority acting in its capacity as the competent authority for listing in the United Kingdom under Part VI of the Financial Services and Markets Act 2000;

US Business means the business carried on by GKN Rockford Inc. and GKN Walterscheid Inc. to the extent that it forms part of the Worldwide Business;

US Business Consideration means the US dollar equivalent of €14,500,000 calculated on the basis of the Exchange Rate;

US Business Transfer Agreement means the English-law business transfer agreement entered into to give effect to the sale and transfer of the US Business by GKN Rockford Inc. and GKN Walterscheid Inc. in a form substantially similar to the Local Business Transfer Agreement;

Unconditional Date means the date (not being later than the Longstop Date) on which the Condition is satisfied or waived;

VAT means the tax imposed by the VAT Directive and any national legislation implementing that directive together with legislation supplemental thereto or any similar sales or turnover tax whether of the United Kingdom, another Member State, the European Union or elsewhere. For the avoidance of doubt, VAT includes, without limitation, any sales or similar tax imposed by any state or local Tax Authority of the United States of America;

VAT Directive means the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112);

Warranties means the warranties set out in Schedule 4 (Warranties) given and made by GKN (for itself and on behalf of each relevant Seller) in favour of the Purchaser (for itself and on behalf of each relevant Purchasing Entity);

Working Capital means the aggregate amount of working capital in relation to each Business and each Target Group Member calculated as at the Transfer Time in accordance with Schedule 8 (Determination and Certification of Working Capital) and comprises those line items contained in Part B of Schedule 8;

Working Capital Adjustment means the amount by which the Working Capital Value is greater or less than the Normal Working Capital;

Working Capital Statement means the statement as at the Transfer Time in the same form set out in Part B (Pro-Forma Working Capital Statement) of Schedule 8 (Determination and Certification of Working Capital) prepared in accordance with Schedule 8 (Determination and Certification of Working Capital);

Working Capital Value shall have the meaning given to it in Paragraph 3 of Schedule 8 (Determination and Certification of Working Capital);

Worldwide Business means that part of the business of the Land Systems Division of the GKN Group trading under the name of Stromag (excluding that part of the business of the Land Systems Division of the GKN Group trading under names other than Stromag) and carried on by the Land Systems Division of the GKN Group as at the date of the French Agreement which relates to the development, trade, manufacture and sale of the Products (and all related activities including testing, design and the aftermarket sales of such Products) but for the avoidance of doubt excludes:

(a)	the Excluded Business; and
(b)	the Excluded Assets; and

Year End Working Capital Statement means the working capital statement contained in Part C of Schedule 8 (Determination and Certification of Working Capital).

In this Agreement, the contents page and headings are included for convenience only and shall not affect the interpretation or construction of this Agreement.

1.2Meaning of References

In this Agreement, unless the context requires otherwise:

(a)	any reference to this Agreement includes the Background, the Schedules and the Appendices, each of which forms part of this Agreement for all purposes;
(b)	references to US dollars or $ is to the lawful currency of the United States of America;
(c)	references to Euros or € is to the lawful currency of participating member states for the purposes of European Monetary Union;
(d)	references to Brazilian real or BRL is to the lawful currency of Brazil;
(e)	references to renmimbi or RMB is to the lawful currency of the People's Republic of China;

(f)	references to sterling or £ is to the lawful currency of the United Kingdom;
(g)

save as expressly stated otherwise, any express reference to a statute or a statutory provision shall include any provision of which it is a re‑enactment as well as any subordinate legislation in force under such provisions from time to time and all amendments, modifications or re‑enactments from time to time of such provisions, and subordinate legislation except to the extent that any amendment, modification or re‑enactment enacted after the date of the French Agreement would increase or extend the liability of any party under this Agreement;

(h)

reference to the Background is to the statements about the background to this Agreement made above, a Clause or a Schedule is to a clause of or schedule to this Agreement, a Part or Paragraph is to a part or paragraph of a Schedule to this Agreement;

(i)

reference to a document being in Agreed Terms or in the Agreed Terms is a reference to that document substantially in the form agreed between the parties on or before the execution of the French Agreement and in each case initialled for the purposes of identification by the Purchaser’s Lawyers and GKN’s Lawyers at or around the time of entry into the French Agreement and, if and to the extent that any document contemplated or referred to herein is not in Agreed Terms the parties agree that Clause 22 (Further Assurance) shall apply to such documents;

(j)	any reference to a party or the parties is to a party or the parties (as the case may be) to this Agreement and shall include any permitted assignees of a party;
(k)	any reference to the masculine, feminine and neuter genders shall include the other genders and any reference to the singular includes the plural and vice versa;
(l)

any reference to a person includes any individual, firm, unincorporated association, corporation, government, state or agency of state, association, partnership or joint venture works council or employee representative body (whether or not having a separate legal personality);

(m)	any reference to a company shall be construed so as to include any company, corporation or other body corporate wherever and however incorporated or established;
(n)

any reference to any English statutory provision or English legal term for any action, remedy, method of judicial proceeding, document, legal status, court, official or any other legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English statutory provision or English legal term;

(o)	any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms; and

(p)	reference to a time of the day is to London time and references to a day are to a period of 24 hours running from midnight to midnight.

1.3Inconsistency

Where there is any inconsistency between the definitions set out in Clause 1.1 (Defined terms) and the definitions set out in any Clause or any Schedule, then for the purposes of construing such Clause or Schedule, the definitions set out in Clause 1.1 (Defined terms) shall prevail.

1.4Words defined in Local Agreements

All words and expressions defined in the Local Agreements shall, unless the context otherwise requires, bear the same meaning in this Agreement.

1.5English language text to prevail

Where the text of any Transaction Document is written in, or translated into, a language other than English, the English text shall prevail if there are inconsistencies between the two versions and the parties agree that they will, and they will procure that their relevant Group members will, draw the provision of this Clause to the attention of any relevant court, tribunal, arbitrator or expert.

1.6In this Agreement, any reference to:

(a)	any payment by GKN to the Purchaser shall be deemed, so far as is appropriate, to be a payment from GKN on behalf of the relevant Seller to the Purchaser on behalf of the relevant Purchasing Entity;
(b)	any payment by the Purchaser to GKN shall be deemed, so far as is appropriate, to be a payment from the Purchaser on behalf of the relevant Purchasing Entity to GKN on behalf of the relevant Seller;
(c)

the giving of any warranty or undertaking to indemnify by GKN, to the extent that, on its terms, it relates to the Target Group, Korean Company, Shares, Businesses or Business Assets being sold by any Seller, or to the extent that, on its terms, it relates to one or more of GKN or any Seller, is given by GKN on behalf of each Seller in respect of the relevant Target Group Member or the Korean Company, Shares, Business or Business Asset, as appropriate, (and not otherwise) and is received by the Purchaser on behalf of each Purchasing Entity in respect of the relevant Shares, Business or Business Asset, as appropriate, (and not otherwise);

(d)

the giving of any warranty or undertaking to indemnify by the Purchaser, to the extent that, on its terms, it relates to the Target Group, Korean Company, Shares, Businesses or Business Assets being purchased by the Purchaser or any Purchasing Entity, or to the extent that, on its terms, it relates to one or more of the Purchaser or any Purchasing Entity, is given by the Purchaser on behalf of each Purchasing Entity in respect of the relevant Target Group Member or the Korean Company, Shares, Business or Business Asset, as appropriate, (and not otherwise), and is received by GKN on behalf of each

Seller in respect of the relevant Shares, Business or Business Asset as appropriate, (and not otherwise); and
(e)

any payment made by way of indemnity, damages, reimbursement or adjustment shall, so far as is possible, be made by way of adjustment to the price of the Shares, Business or Business Asset to which the payment relates, and where the payment relates to a Target Group Member which is a subsidiary of a Target Group Member (the Parent Company), the adjustment shall be made to the price for the Shares of the Parent Company. In the event that the amount of any adjustment exceeds the consideration allocated to (as adjusted by any other provision for this Agreement) the relevant Shares, Business or Business Asset to which the payment relates, the excess shall be allocated to or against such other Business, Business Asset, Shares as the parties may agree and failing that as the Purchaser may, in its reasonable discretion, determine.

1.7GKN undertakes to the Purchaser (for itself and on behalf of each member of the Purchaser’s Group) that it will procure the compliance of all Business Sellers and Company Sellers with any obligation referred to in this Agreement or any other Transaction Document as the obligation of a Business Seller or Company Seller, as the case may be, or the obligation of GKN imposed upon GKN on behalf of or as agent for a Business Seller or Company Seller, as the case may be. GKN further undertakes to the Purchaser that it shall procure that the relevant Business Seller or Company Seller, as the case may be, enters into any relevant Transaction Document or Local Agreement referred to in this Agreement at Completion.

1.8The Purchaser undertakes to GKN (for itself on behalf of each member of the GKN Group) that it will procure the compliance of all Business Purchasers and Company Purchasers with any obligation referred to in this Agreement or any other Transaction Document as the obligation of a Business Purchaser or Company Purchaser as the case may be, or the obligation of the Purchaser imposed upon the Purchaser as agent for the Business Purchaser or Company Purchaser, as the case may be. The Purchaser further undertakes to GKN that it shall procure that the relevant Business Purchaser or Company Purchaser, as the case may be, enters into any relevant Transaction Document or Local Agreement referred to in this Agreement at Completion.

1.9Claims made by the Purchaser’s Group

(a)

If any member of the Purchaser’s Group wishes to make a claim in relation to this Agreement or any other Transaction Document (against any member of the GKN Group, the Purchaser agrees (for itself and on behalf of each other member of the Purchaser’s Group) and GKN agrees (for itself and on behalf of each member of the GKN Group) that any such claim shall only be made by the Purchaser (for itself and/or as agent for a member of the Purchaser’s Group) against GKN (for itself and/or as agent for one or more members of the GKN Group) in accordance with the provisions in this Agreement, except to the extent of any separate dispute resolution procedure contained in the French Agreement, the Environmental Indemnity, the Indemnity Assignment Agreement, the Escrow Assignment Agreement, the Chinese Business Transfer Agreement, the German Share Sale and Transfer Agreement, the

Italian Deed of Transfer, the Transitional Services Agreement, the Patent Licence Agreement, the Supply Agreements, the Distribution Agreement and the French Implementing Agreement. GKN agrees not to raise any defence or objection to any such claim on the basis that it is made in the name of the Purchaser acting as agent and/or made against GKN acting as agent pursuant to the provisions of this Clause respectively and shall be taken to have waived the right to raise, and be estopped from raising, any such defence or objection.

(b)

The Purchaser undertakes to GKN (for GKN itself and on behalf of each of the other members of the GKN Group) to indemnify GKN and each of the other members of the GKN Group for any Losses suffered or incurred by any of them in circumstances where a member of the Purchaser’s Group makes any claim in relation to this Agreement or any other Transaction Document other than in accordance with the terms of Clause (a) and further to procure that any such claim made by another member of the Purchaser’s Group is discontinued and withdrawn with immediate effect.

1.10Claims made by the GKN Group

(a)

If any member of the GKN Group wishes to make a claim in relation to this Agreement or any other Transaction Document against any member of the Purchaser’s Group, GKN agrees (for itself and on behalf of each other member of the GKN Group) and the Purchaser agrees (for itself and on behalf of each other member of the Purchaser’s Group) that any such claim shall only be made by GKN (for itself and/or as agent for a member of the GKN Group) against the Purchaser (for itself and/or as agent for one or more members of the Purchaser’s Group) in accordance with the provisions in this Agreement except to the extent of any separate dispute resolution procedure contained in the French Agreement, the Environmental Indemnity, the Indemnity Assignment Agreement, the Escrow Assignment Agreement, the Chinese Business Transfer Agreement, the German Share Sale and Transfer Agreement, the Italian Deed of Transfer, the Transitional Services Agreement, the Patent Licence Agreement, the Supply Agreements, the Distribution Agreement and the French Implementing Agreement. The Purchaser agrees not to raise any defence or objection to any such claim on the basis that it is made in the name of GKN acting as agent and/or made against the Purchaser acting as agent pursuant to the provisions of this Clause respectively and shall be taken to have waived the right to raise and be estopped from raising any such defence or objection.

(b)

GKN undertakes to the Purchaser (for the Purchaser itself and on behalf of each of the other members of the Purchaser’s Group) to indemnify the Purchaser and each of the other members of the Purchaser’s Group for any Losses suffered or incurred by any of them in circumstances where a member of the GKN Group makes any claim in relation to this Agreement or any other Transaction Document other than in accordance with the terms of Clause (a) and further to procure that any such claim made by another member of the GKN Group is discontinued and withdrawn with immediate effect.

2.Sale and Purchase

2.1Sale and purchase of the Businesses

Subject to the provisions of this Agreement, GKN shall sell (or procure the sale by the other Business Sellers of) and the Purchaser shall purchase (or procure the purchase by the other Business Purchasers of), as at and from the Transfer Time, free from all Encumbrances (other than Permitted Encumbrances), the Businesses in each case as a going concern comprising the following properties, rights, other assets and with Full Title Guarantee, namely:

(a)	the Business Goodwill;
(b)	the Stock relating to the Businesses;
(c)	the Business Plant and Machinery;
(d)	the Business Property;
(e)	the benefit (subject to the burden) of the Business Contracts;
(f)	the Business IP;
(g)	the Business Know-How;
(h)	the Business Debtors; and
(i)	the Primary Books and Records and the Secondary Books and Records,

which consideration shall be allocated in accordance with Schedule 6 (Allocation of Consideration) and which, in the case of the Business Assets, shall be sold on and subject to the terms of any relevant Local Agreement (provided always that the provisions of this Agreement shall prevail over any Local Agreement in the event of a conflict, unless expressly stated otherwise in the relevant Local Agreement). GKN and the Purchaser (as applicable) shall procure that each of the parties to the Local Agreements shall not assert, or seek to assert, against any other party to them, any provision(s) of a Local Agreement if and to the extent that any such provision(s) shall be in conflict with the provisions of this Agreement, subject to the application of any Applicable Law relevant to a Local Agreement.

2.2Assets excluded from sale of the Businesses

The Excluded Assets shall be excluded from the sale and purchase of the Businesses and retained by the relevant Business Seller.

2.3Sale of the Business Property

The Business Property is sold upon and subject to the terms and conditions set out or referred to in the Italian Deed of Transfer (provided always that the provisions of this Agreement shall prevail over the Italian Deed of Transfer in the event of a conflict). GKN and the Purchaser (as applicable) shall procure that each of the parties to the Italian Deed of Transfer shall not assert, nor seek to assert, against any other party to them, any provision(s) of the Italian Deed of Transfer if and to the extent that any such provision(s) shall be in conflict with the provisions of this Agreement, subject to the application of any Applicable Law to the Italian Deed of Transfer.

2.4Sale and purchase of the Shares

Subject to the provisions of this Agreement, GKN shall sell and transfer or procure that the Company Sellers shall sell and transfer the Shares to the Purchaser or the relevant Company Purchaser, as at and from the Transfer Time, free from all Encumbrances and with Full Title Guarantee together with all rights attached at such time or accruing to them at the Transfer Time on and subject to the terms of the relevant Local Agreements. GKN and the Purchaser (as applicable) shall procure that each of the parties to the Local Agreements relating to the sale of the Shares shall not assert, or seek to assert, against any other party to them, any provision(s) of a Local Agreement if and to the extent that any such provision(s) shall be in conflict with the provisions of this Agreement, subject to the application of any Applicable Law relevant to a Local Agreement.

2.5Waiver of pre‑emption rights

GKN hereby (i) waives, and shall procure that each of the Company Sellers shall waive, all rights of pre‑emption over or other rights to restrict, as the case may be; and (ii) consents to, and shall procure that each of the Company Sellers shall consent to, the sale and transfer of the Shares or any of them.

3.Condition Precedent

3.1Completion shall be conditional on the following Condition having been satisfied or waived in accordance with this Agreement:

(a)	the Transaction having obtained clearance under the GWB, which shall occur on the sooner of:
(i)	the FCO having taken a decision to clear the Transaction; or
(ii)	all applicable waiting periods with respect thereto having expired or been terminated without the FCO having prohibited the Transaction.

3.2The Purchaser shall, no later than seven Business Days after the signing of the French Agreement file with the FCO a notification with respect to the Transaction pursuant to the GWB provided that GKN has delivered to the Purchaser the information reasonably requested by the Purchaser to prepare such filing.

3.3GKN and the Purchaser shall:

(a)	cooperate with each other in connection with preparing all notifications to the FCO pursuant to Clause 3.2 above; and
(b)	deal with all requests and enquiries from the FCO promptly in consultation with each other; and

(c)	provide promptly all information and assistance reasonably required by the FCO upon being requested to do so by the other party.

3.4In relation to the Condition, each of GKN and the Purchaser shall notify the other promptly upon becoming aware that it has been satisfied.

3.5The Purchaser shall give GKN reasonable advance notice of any filing, application, submission or other communications which it proposes to make or submit to the FCO and provide GKN with copies of such draft filings, applications, submission or correspondence and any supporting documentation or information, provided that any confidential information or business secrets or any other information which GKN is restricted from obtaining under applicable regulatory rules or regulations shall be provided to GKN's legal advisers on a strictly outside counsel basis. The Purchaser shall take into account any reasonable comments of GKN in relation to any such filings, applications, submission or communication. The Purchaser further agrees to inform GKN as soon as is reasonably practicable of any material progress of any notification made in order to satisfy the Condition, subject to applicable regulatory restrictions.

3.6The Purchaser agrees that GKN shall be entitled, where permitted by the FCO, to participate in any negotiations or discussion with the FCO and will inform GKN prior to any contact being made, provided however that neither GKN nor the Purchaser and/or outside counsel, shall be required to permit the other to attend any part of such meetings during which information of a commercially sensitive nature is likely to be disclosed. The parties shall cooperate in any such discussions and negotiations with the objective of satisfying the Condition as soon as practicable and in any event prior to the Longstop Date.

3.7If, at any time, GKN or the Purchaser becomes aware of a fact or circumstances that might prevent the Condition being satisfied it shall promptly inform the Purchaser or GKN respectively with details of the relevant fact or circumstance.

3.8The Purchaser is required to do everything within its control to procure that the Condition is fulfilled on the following terms:

(a)	using its best endeavours to satisfy the Condition as soon as practicable prior to the Longstop Date;
(b)

taking all steps necessary to avoid or eliminate every impediment to satisfying the Condition as soon as practicable prior to the Longstop Date, including entering into any arrangements and commitments necessary or expedient to safeguard the satisfaction of the Condition prior to the Longstop Date;

(c)

if the FCO indicates that its approval is likely to be given subject to conditions or compliance with commitments by the Purchaser or its Group, the Purchaser must agree to the imposition of such conditions and/or give such commitments to the FCO, including the sale, divestiture, licence or disposition of any of its assets or shares, or any assets or shares of the Worldwide Business unless the commitment is unreasonable. For the purposes of this clause, the parties acknowledge that a commitment is unreasonable only if such commitment requires:
(i)

a divestiture of any assets or shares which together generated more than €16,000,000 of annual sales in the European Union in respect of the Businesses or the Target Group in the financial year to 31 December 2015; or

(ii)

an obligation to sell or to license Intellectual Property rights or patents of the Businesses or the Target Group or the Purchaser or its Group that would reasonably be expected to cause a reduction in EBITDA by more than €1,600,000 per annum; and

(d)	not to enter into any transaction, agreement or arrangement that might reasonably be expected to make it more difficult, or to increase the time required, to:
(i)	satisfy the Condition or to complete the Transaction; or
(ii)

avoid the imposition of or to effect the dissolution of, any injunction, temporary restraining order or any other order in any proceedings, which would materially delay or prevent successful completion of the Transaction prior to the Longstop Date.

3.9If the Purchaser and GKN agree that approval of the FCO will only be given following compliance with an unreasonable commitment as specified in Clauses 3.8(c)(i) or (ii), then they may by mutual consent terminate this Agreement.

3.10The terms of this Clause 3 may be waived and/or amended by the agreement in writing of the Purchaser and GKN.

3.11If the Condition has not been satisfied or waived by 5.00 p.m. on the Longstop Date either party shall be entitled to terminate this Agreement.

3.12If either party elects to terminate this Agreement pursuant to Clause 3.9, 3.11 or Clause 10.5, then except for this Clause and the Clauses stated in Clause 10.6 (Effect of Termination of this Agreement) all the provisions of this Agreement shall lapse and cease to have effect.

4.Consideration

4.1Calculation of consideration

The consideration for the sale and purchase of the Businesses (including the Business Assets) pursuant to Clause 2.1 (Sale and purchase of the Businesses) and the Shares pursuant to Clause 2.4 (Sale and purchase of the Shares) shall comprise:

(a)	the Business Cash Consideration; and
(b)	the Share Consideration,
(c)	as adjusted by:

(d)	the Working Capital Adjustment; and
(e)	the Net Debt,

such sum being the Total Consideration.

4.2Payment of consideration

The Total Consideration shall be satisfied:

(a)	on the Completion Date, by the payment by:
(i)	the Purchaser (on behalf of itself and the relevant Purchasing Entities) in cash of an amount equal to the Initial Payment to GKN (on behalf of the relevant Business Sellers and Company Sellers);
(ii)	the Business Purchaser of the Chinese Business in cash an amount equal to the Chinese Business Consideration to GKN (Taicang) Co Ltd;
(iii)	the Business Purchaser of the Brazilian Business in cash an amount equal to the Brazilian Business Consideration to GKN do Brasil Ltda; and
(iv)	the Business Purchaser of the US Business in cash an amount equal to the US Business Consideration to GKN America Corp (on behalf of GKN Rockford Inc. and GKN Walterscheid Inc.),

in each case in accordance with Clause 4.4 (Method of payment);

(b)	on the Balancing Payment Date, in respect of each Business and each Target Group Member, if the Working Capital Adjustment:
(i)

is greater than zero, by the payment by the Purchaser (on behalf of the relevant Purchasing Entity) in cash of an amount in Euros equal to the Working Capital Adjustment to GKN (on behalf of the relevant Seller) in accordance with Clause 4.4 (Method of payment); or

(ii)

is less than zero, by the payment by GKN (on behalf of the relevant Business Seller which payment GKN shall procure to be paid), in cash of an amount in Euros equal to the amount by which the Working Capital Adjustment is less than zero to the Purchaser (on behalf of the relevant Purchasing Entity) in accordance with Clause 4.4 (Method of payment), provided, in each case, that the amount to be paid to GKN by the Purchaser, or to the Purchaser by GKN, in respect of the Working Capital Adjustment shall take into account an amount equal to the Estimated Working Capital Adjustment by which the Initial Payment was adjusted; and

(c)	on the Balancing Payment Date, and in respect of each Target Group Member, if the Net Debt:
(i)

is greater than zero, by the payment to GKN (on behalf of the relevant Seller) by the Purchaser (on behalf of the relevant Purchasing Entity or Target Group Member, as applicable) of an amount in Euros equal to the Net Debt in accordance with Clause 4.4 (Method of payment); or

(ii)

is less than zero, by the payment to the Purchaser (on behalf of the relevant Purchasing Entity or Target Group Member, as applicable) by GKN (on behalf of the relevant Seller which payment GKN shall procure to be paid) of an amount in Euros equal to the amount by which the Net Debt is less than zero in accordance with Clause 4.4 (Method of payment), provided, in each case, that the amount to be paid to GKN by the Purchaser, or to the Purchaser by GKN, in respect of the Net Debt Adjustment shall take into account an amount equal to the Estimated Net Debt by which the Initial Payment was adjusted.

4.3Notwithstanding any other provision of this Agreement, any payments due between GKN and the Purchaser in relation to the Working Capital Adjustment and Net Debt pursuant to Clauses 4.2 (b) and (c) may be netted against each other.

4.4Method of payment

(a)

Subject to Clause 4.3, each payment to be made under this Clause 4 or any other Clause or Schedule of this Agreement shall be made by electronic transfer in immediately available funds to the account notified by the relevant party entitled to receive such payment to the party obliged to make such payment (such notice to be in writing not later than 5 Business Days before the Due Date for payment by the payer) and the delivery of a SWIFT confirmation (or any equivalent confirmation in any jurisdiction in which SWIFT transfers are not applicable, in each case, such instrument to be agreed between the parties) evidencing such transfer in such form as the recipient may reasonably require shall be deemed to constitute valid delivery only for the purposes of Clause 10 of this Agreement (and for the avoidance of doubt shall not constitute valid discharge of any payor's obligations under this Agreement until the relevant payment has been received in the recipient's account).

(b)

Except for payments of the Brazilian Business Consideration, Chinese Business Consideration or US Business Consideration, each such payment to be made shall (except as otherwise required by Applicable Law) be made by means of a single payment in Euros (subject to Clause 28.4 (Exchange Rate for Foreign Currencies)) to or by GKN (as the case may be), for itself and/or as agent for the other Sellers and/or to or by the Purchaser for itself and/or as agent for the relevant Purchasing Entity (as the case may be).

(c)	The payment of the Brazilian Business Consideration shall (except as otherwise required by Applicable Law) be made by means of a single payment in BRL (subject to Clause 28.4 (Exchange Rate for Foreign Currencies)) to GKN do Brasil Ltda by the Business Purchaser of the Brazilian Business.
(d)

The payment of the Chinese Business Consideration shall (except as otherwise required by Applicable Law) be made by means of a single payment in renmimbi (subject to Clause 28.4 (Exchange Rate for Foreign Currencies)) to GKN (Taicang) Co Ltd by the Business Purchaser of the Chinese Business.

(e)

The payment of the US Business Consideration shall (except as otherwise required by Applicable Law) be made by means of a single payment in US dollars (subject to Clause 28.4 (Exchange Rate for Foreign Currencies)) to GKN America Corp (on behalf of GKN Rockford Inc. and GKN Walterscheid Inc.) by the Business Purchaser of the US Business.

4.5Allocation of Business Cash Consideration

The Business Cash Consideration shall be allocated to each of the Businesses listed in Clause 2.1 (Sale and purchase of the Businesses) in accordance with Schedule 6 (Allocation of Consideration). GKN and the Purchaser shall, and shall procure that the Business Sellers and Business Purchasers shall, report on their respective tax returns the Tax consequences of the transactions contemplated by this Agreement in a manner consistent with such allocation (subject only to any further purchase price adjustments contemplated by this Agreement), and shall not, unless required to do so by law or to comply with any Tax reporting obligations of the relevant jurisdictions, take or permit the taking of any position inconsistent with that allocation in connection with any negotiations or any examination, investigation, litigation or proceedings concerning any Tax return or any Relief.

4.6Allocation of Share Consideration

The Share Consideration shall be allocated to the Shares in accordance with Schedule 6 (Allocation of Consideration). GKN and the Purchaser shall, and shall procure that the Company Sellers and Company Purchasers shall, report on their respective Tax returns the Tax consequences of the transactions contemplated by this Agreement in a manner consistent with such allocation (subject only to any further purchase price adjustment contemplated by this Agreement), and shall not, unless required to do so by law or to comply with any Tax reporting obligation of the relevant jurisdiction, take or permit the taking of any position inconsistent with that allocation in connection with any negotiations or any examination, investigation, litigation or proceedings concerning any Tax return or any Relief.

4.7Responsibility for Taxes and fees

(a)

All sums payable under the Transaction Documents are (unless expressly stated otherwise) exclusive of land transfer taxes, stamp duty, stamp duty land tax, stamp duty reserve tax, real property transfer tax, registration duty and all other similar Taxes (excluding for the avoidance of doubt Tax on income, profits or gains or any Tax arising to a Company by reason of such Company ceasing to be a member of a group for tax purposes (whether as a result of any withdrawal of a Relief or otherwise or in connection with anything done prior to Completion)), duties and registration fees as well as any notarial fees and company or land registry fees which may be or may become payable in respect of the sale of the Businesses, the Business Assets and the Shares pursuant to any Transaction Document in any jurisdiction or any document or conveyance transferring any Business or any of the Business Assets or the Shares ("Transfer Taxes").

(b)	Subject to Clauses 4.7.3-4.7.5 below, the parties agree that responsibility for Transfer Taxes shall be as follows:
(i)	the Purchaser shall be responsible for and bear the cost of all Transfer Taxes which are the primary liability of a Business Purchaser or a Company Purchaser under Applicable Law;
(ii)	GKN shall be responsible for and bear the cost of all Transfer Taxes which are the primary liability of a Business Seller or a Company Seller under Applicable Law;
(iii)

the Purchaser and GKN shall each bear 50% of any Transfer Taxes in respect of which a Business Purchaser or a Company Purchaser on the one hand and a Business Seller or a Company Seller on the other hand are jointly liable under Applicable Law (and the parties shall cooperate with respect to any filing and payment obligation relating to such Transfer Taxes); and

(iv)	to the extent any Transfer Tax is a primary liability of a Target Group Member, the provisions of the Tax Covenant shall apply.
(c)

To the extent that the cost of any Transfer Tax has been met or borne by a party (the paying party) other than the party responsible for the Transfer Tax pursuant to Clause 4.7.2 above (the responsible party), the responsible party shall, on demand by the paying party, reimburse the paying party for such cost.

(d)

Any obligation on the Purchaser to pay a Transfer Tax shall not extend to any Transfer Taxes whatsoever incurred by GKN or any other member of the GKN Group in connection with anything done prior to Completion or incurred on any transfer pursuant to Clause 5.6 (Wrong Pockets) and is without prejudice to any claim the Purchaser may have for breach of a Warranty.

(e)	Notwithstanding the provisions of Clause 4.7.2 above, the parties agree that the Purchaser shall be responsible for:
(i)	any German real estate transfer tax on the transfer of the German Companies;
(ii)	any UK stamp duty or stamp duty reserve tax chargeable on the transfer of the UK Company; and
(iii)	any Italian registration tax or register tax chargeable on the transfer of the Italian Business.
(f)	GKN and the Purchaser will cooperate in determining prior to Completion whether any Transfer Taxes will be payable and GKN or the Purchaser, as applicable, will use reasonable endeavours to provide or procure the provision of any information, forms or certificates to the Purchaser or GKN, as applicable, that are reasonably necessary to mitigate or alleviate any liability to such Transfer Taxes.

4.8No deductions

(a)

All sums payable by the Purchaser for itself or on behalf of the Purchasers under the Transaction Documents or by GKN for itself or on behalf of any member of the GKN Group under the Transaction Documents shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by Applicable Law in which event the deduction or withholding will not exceed the minimum amount which it is required by Applicable Law to deduct or withhold.

(b)

If any such deductions or withholdings are required by Applicable Law from any payment other than under Clause 5.6 (Wrong Pockets) of and paragraphs 6 and 11 of Schedule 14 and paragraph 1.5 of Schedule 5 to this Agreement, the payer shall be obliged to pay to the recipient (other than in respect of interest) such sum as shall after such deduction or withholding has been made leave the recipient with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding, provided that this Paragraph (b) shall only apply to a deduction or withholding required by Applicable Law from a payment of the Total Consideration or any part thereof where such deduction or withholding arises by reference solely to the Purchaser's, any Company Purchaser's or any Business Purchaser's status, residence or place of business for the purposes of any Taxation and not that of any member of the GKN Group, other than as a result of a change in Applicable Law after the date of this Agreement.

(c)

If any sum payable in respect of a breach of or claim under this Agreement (for the avoidance of doubt excluding any payment of the Total Consideration or any part thereof) shall otherwise be subject to Taxation in the hands of the recipient, the same obligation to make an increased payment shall apply in relation to such tax chargeable as if it were a deduction or withholding required by Applicable Law.

(d)

If an increased payment has been made pursuant to Paragraphs (b) or (c) above and the recipient subsequently obtains and utilises a Tax credit or receives a Tax refund by reason of the deduction, withholding or Tax giving rise to the increased payment, the recipient of the increased payment shall reimburse the payer as soon as practicable in such an amount as shall leave the recipient after such reimbursement in no better or worse position than it would have been in had no such deduction, withholding or Tax been required.

(e)	Paragraphs (b) and (c) above shall not apply to the extent that the deduction, withholding or Tax would not have arisen but for:
(i)	an assignment by the payee of any of its rights under this Agreement; or

(ii)	the payee changing its jurisdiction of residence for Tax purposes after Completion.
(f)

Without prejudice to the Purchaser's, any Company Purchaser's or any Business Purchaser's rights under Schedule 14, GKN and the Purchaser will cooperate in determining prior to Completion whether any Tax will be assessable on or otherwise payable or suffered by any member of the Purchaser's Group or any Target Group Member which is levied by reference to or on account of the income, profits or gains recognised or deemed for Tax purposes to be recognised by any member of the GKN Group or any Target Group Member from the sale, disposal or transfer of the Shares or Businesses by GKN, a Company Seller or a Business Seller to the Purchaser or a Business Purchaser, to the extent that the relevant Tax is required to be accounted for or paid by any member of the Purchaser's Group or any Target Group Member, whether by way of withholding or otherwise, and GKN will provide or procure the provision of any information, forms or certificates to the Purchaser that are reasonably necessary to mitigate or alleviate such liability to Tax.

5.Liabilities

5.1Discharge of Assumed Liabilities

The Purchaser for itself and on behalf of each Business Purchaser hereby agrees, covenants and undertakes with GKN (for itself and on behalf of each other member of the GKN Group) that it will (and will procure that each other Business Purchaser will) with effect from the time of Completion assume and thereafter duly and properly perform, pay and discharge when due any Assumed Liabilities and the Purchaser (for itself and on behalf of each Business Purchaser) agrees, covenants and undertakes to indemnify and hold harmless GKN (for itself and as trustee for each other member of the GKN Group) against all Losses suffered or incurred by GKN to the extent that they relate to or arise out of the Assumed Liabilities or from any failure by the Purchaser or any Business Purchaser to perform, pay or discharge when due all or any of the Assumed Liabilities.

5.2Purchaser’s undertakings

The Purchaser undertakes to GKN (for itself and as trustee for each other member of the GKN Group) to fulfil (or procure fulfilment by the relevant Purchasing Entity) as far as reasonably practicable all the unexpired or undischarged obligations of GKN (or the relevant member of the GKN Group excluding the Target Group) under all guarantees and indemnities which GKN (or the relevant member of the GKN Group excluding the Target Group) has given in respect of any goods or services sold and/or provided in connection with the Worldwide Business and which in turn require or may require repairs, replacement or remedial works to be carried out and the Purchaser shall indemnify GKN (for itself and as trustee for each other member of the GKN Group excluding the Target Group) against all Losses in connection with payments to be made or liabilities incurred under or pursuant to such guarantees or indemnities in respect of the period after the Transfer Time provided that, in relation to any such goods and services sold and/or provided by GKN or any other member of the GKN Group in connection with the Worldwide Business prior to the Transfer Time which require repair, replacement or remedial works to be carried out and in respect of such repair, replacement or remedial works GKN and/or the relevant member of the GKN Group, but excluding the Target Group or the Business Sellers in respect of the Worldwide Business, has received payment prior to the Transfer Time, GKN will pay or procure the payment to the Purchaser or the relevant member of the Purchaser’s Group an amount equal to such payment received by GKN or the relevant member of the GKN Group, but excluding the Target Group or the Business Sellers in respect of the Worldwide Business.

5.3Effecting release of Assumed Liabilities

The Purchaser, for itself and on behalf of its successors and assigns, agrees, covenants and undertakes that the Purchaser’s assumption of the Assumed Liabilities and the substitution of the Purchaser (or, as the case may be, one of the Business Purchasers) as the primary obligor in respect of the Assumed Liabilities both as a matter of contract inter se between the parties and pursuant to any documents, deeds or instruments entered into in order to effect the release and discharge in full of each member of the GKN Group of any Assumed Liability is, and will be, in each case, on a non-recourse basis to GKN or any other member of the GKN Group.

5.4Business Tax Liabilities

(a)

Subject to Clause 4.7 and Schedule 13, GKN and the Purchaser agree that all Taxes in connection with any of the Businesses that are payable at any time in relation to the period up to and including Completion (which shall include Taxes on amounts accruing up to and including Completion but shall exclude Taxes the liability for which is an Assumed Liability) (Pre Completion Business Tax) shall be borne by the relevant  Business Seller.

(b)

Subject to Clause 4.7 and Schedule 13, GKN shall be responsible for arranging the payment of all Pre Completion Business Tax, including fulfilling any administrative or reporting obligation imposed by the jurisdiction in question in connection with the payment of Pre Completion Business Tax and shall indemnify the Purchaser (for itself and on behalf of each Business Purchaser)  against any Losses suffered by the Purchaser's Group as a result of GKN or the Business Seller, as the case may be, failing to comply with its obligations under this Clause 5.4.

(c)

Subject to Clause 4.7 and Schedule 13, in the event a Tax Authority seeks to recover any Pre Completion Business Tax from the Purchaser or any member of the Purchaser's Group (including the Target Companies), GKN shall indemnify the Purchaser or any member of the Purchaser's Group (including the Target Companies) for any Pre Completion Business Tax and any associated costs and expenses.

5.5Business Debtors and Business Creditors

GKN shall, and shall procure that each member of the GKN Group shall, on reasonable notice from the Purchaser, give such assistance to the Purchaser or the relevant member of the Purchaser's Group as the Purchaser or the relevant member of the Purchaser's Group may reasonably require in relation to collection of the Business Debtors and discharge of the Business Creditors, provided that (i) the Purchaser shall reimburse GKN for all external out-of-pocket expenses reasonably incurred in so doing; and (ii) GKN and each member of the GKN Group shall not be required to do or omit to do anything or to provide such assistance if in the reasonable opinion of GKN to do so would materially prejudice or have a material adverse effect on the goodwill, reputation, business, financial or tax position of GKN or the business of any other member of the GKN Group.

5.6Wrong pockets

(a)	If, following Completion, any member of the GKN Group receives payment in respect of any Business Debtor, it shall promptly:
(i)

remit the full amount of such payment to the Purchaser or the relevant member of the Purchaser's Group entitled to such payment (less any VAT in respect of which the member of the GKN Group is required to account to a Tax Authority); and

(ii)	notify the Business Debtor which made the payment of the same;
(b)	If, following Completion, any member of the GKN Group receives an invoice in respect of any Creditors, it shall promptly:
(i)	notify the Purchaser of receipt of the invoice and promptly forward such invoice to the Purchaser; and
(ii)	notify the person which issued such invoice to request that the invoice be re-issued to the relevant Purchaser to whom the invoice should be addressed.
(c)	If, within 18 months following Completion or, with respect to any rights to Intellectual Property, within 6 years following Completion, either party becomes aware that:
(i)

any member of the GKN Group has any asset or right (including rights to Intellectual Property) which, pursuant to this Agreement, should have been transferred to the Purchaser, then that party shall notify the other party of that fact. Thereafter, at the request of the Purchaser, GKN undertakes (at its own cost) to execute or procure the relevant member of the GKN Group executes such documents and does such acts as may be reasonably necessary to procure the transfer of any such asset or right together with any liabilities and/or benefit or sum paid or accruing, in each case, to the extent relating thereto, to a member of the Purchaser's Group nominated by the Purchaser as soon as reasonably practicable on terms that no consideration is required to be paid for such transfer, and the Purchaser shall (at GKN's cost) do all things reasonably necessary to facilitate such a transfer;

(ii)	any member of the Purchaser's Group has any asset or right (including rights to Intellectual Property) which, pursuant to this

Agreement, should have been retained by GKN (or the relevant member of its Group), then that party shall notify the other party of that fact. Thereafter, at the request of GKN, the Purchaser undertakes (at the cost of GKN) to execute or procure the relevant Target Group Member executes such documents and does such acts as may be reasonably necessary to procure the transfer of any such asset or right together with any liabilities and/or any benefit or sum paid or accruing, in each case, to the extent relating thereto, to a member of the GKN Group nominated by GKN as soon as reasonably practicable on terms that no consideration is required to be paid for such transfer and GKN shall do all things reasonably necessary to facilitate such transfer, provided that neither party shall be obliged to transfer any asset or right which cannot by its terms or by Applicable Law be so transferred (in which event the parties shall cooperate and use all reasonable endeavours to obtain any consent or approval as may be necessary in order to complete such transfer as soon as reasonably practicable within the periods referred to above).

(d)

Pending such valid transfer in accordance with sub-clause (b) above, such asset (including, if applicable, the Business Property), right or liability shall be held by the relevant party as agent of and trustee for the other party.

6.Assurances and Intra-Group Arrangements

6.1Assurances

Subject to Clause 6.2, the Purchaser, for itself and on behalf of its successors and assigns, covenants that, at any time and from time to time on or after Completion it will use all reasonable endeavours to effect the release and discharge in full of any Assurance in respect of any Assumed Liability and in respect of any obligations or liabilities of the Target Group, in each case if the same has been Disclosed to the Purchaser in the Disclosed Information. Pending release and discharge of any Assurance (whether or not Disclosed), the Purchaser hereby agrees with GKN (on its own behalf and on behalf of each other member of the GKN Group) that it will (and will procure that where relevant the applicable Business Purchasers or Company Purchasers (as the case may be) shall) assume and thereafter duly and properly perform, pay and discharge when due the Assurances, and the Purchaser will indemnify and hold harmless GKN (for itself and as trustee for each other member of the GKN Group) against all Losses or Liabilities arising from any failure to do so or otherwise in connection with each of the Assurances provided that this Clause 6.1 shall not apply to any Assurance contained in any lease or other document of title relating to the Properties.

6.2GKN's Undertaking

To the extent that GKN (or other relevant member of the GKN Group, excluding the Target Group or any Business Seller in respect of the Worldwide Business) has received a notice of claim or demand from a third party under any Assurance prior to the Transfer Time, GKN undertakes to:

(a)	discharge such demand in full; and
(b)	indemnify and hold harmless the Purchaser and each member of the Purchaser’s Group,

provided that this Clause 6.2 shall not apply to any Assurance contained in any lease or other document of title relating to the Properties.

6.3Indian Parent Guarantee

The Purchaser undertakes to use all reasonable endeavours to effect the release and discharge in full of the Indian Parent Guarantee on or prior to the date falling two months following Completion. Pending release and discharge of the Indian Parent Guarantee, the Purchaser hereby agrees with GKN that it will (and will procure that the applicable Business Purchaser or Company Purchaser (as the case may be) shall) assume and thereafter duly and properly perform and discharge when due the Indian Parent Guarantee, and the Purchaser will indemnify and hold harmless GKN (for itself and as trustee for each other member of the GKN Group) against all Losses or Liabilities arising from any failure to do so or otherwise in connection with the Indian Parent Guarantee.

6.4Intra-Group Arrangements

The Purchaser and GKN shall procure that (without prejudice to the operation of the Transitional Services Agreement) on the Completion Date all Intra-Group Arrangements shall, without prejudice to accrued rights or obligations (including amounts payable or accrued) under such arrangements in respect of the period up to the Transfer Time, be terminated with effect from the Transfer Time, and that no right of action shall accrue from the Transfer Time, notwithstanding that such termination may have been effected otherwise than in accordance with the terms of the relevant Intra-Group Arrangement.

7.VAT

The provisions of Schedule 13 (Value Added Tax) shall have effect as if set out in this Clause 7.

8.Conduct until Completion

8.1GKN shall and shall procure that each Target Group Member and each Business Seller shall, in relation to the Worldwide Business from the date of the French Agreement until Completion comply with those provisions set out in Schedule 1 (Conduct until Completion) which specifically relate to each Business Seller, Company or Subsidiary, respectively.

8.2The parties agree that GKN shall terminate, or procure the termination of, the GSA and shall ensure that all amounts payable thereunder shall be settled, in each case prior to Completion.

8.3GKN (for itself and on behalf the members of its Group) undertakes to the Purchaser and the members of its Group that it will (or will procure that the relevant member of its Group will):

(a)

if and to the extent that it is the tenant's obligation, prepare in compliance with Applicable Law and provide to the Purchaser the register referred to in the disclosure against Warranty 15.5.2 of the Disclosure Letter;

(b)	provide the Purchaser with a copy of the agreement signed by GKN Service International GmbH and GKN Stromag AG terminating the lease of the property at Hansastrasse 120, Unna 59425, Germany;
(c)	terminate the lease of the property at 9 rue Jean Baptiste Dumaire, Parc Industriel Sud, Zone Industrielle Edison, Sarreguemines (57200) prior to 31 October 2016; and
(d)	take all necessary steps to recapitalise GKN Land Systems SAS in order to achieve a debt to equity ratio of approximately 1.5 times by Completion.

8.4GKN (for itself and on behalf of the members of its Group) undertakes to the Purchaser and the members of its Group that it will (or will procure that the relevant member of its Group will) procure the payment of one or more dividends by one or more of the German Companies in order to achieve an aggregate net debt position of the German Companies of approximately €10 million (positive) at Completion.

9.Termination Events

9.1Deemed repetition of Fundamental Warranties

GKN shall be deemed to repeat the Fundamental Warranties on the Repetition Date in respect of the facts, matters, events and circumstances then existing (and as if any express or implied reference in any Fundamental Warranty to the date of the French Agreement was replaced by a reference to the Completion Date) on the basis that the Fundamental Warranties are deemed to be given:

(a)

to the Purchaser in respect of those parts of the Businesses, the Business Assets or the Shares which are to be legally and beneficially acquired or are agreed to be acquired by it pursuant to this Agreement; and

(b)

to the Purchaser in its capacity as agent on behalf of each other relevant Purchasing Entity in respect of those parts of the Businesses, the Business Assets or the Shares which are to be legally and beneficially acquired or agreed to be acquired by such other relevant Purchasing Entity.

9.2Supplementary Disclosure Letter

If GKN becomes aware that it is unable to repeat any of the Fundamental Warranties on the Repetition Date, it shall deliver to the Purchaser on the Repetition Date a letter disclosing any relevant fact, circumstance or matter (the Supplementary Disclosure Letter).

9.3Termination Events

9.3.1If, between the date of the French Agreement and the date falling two Business Days prior to the Completion Date:

(a)	a Material Adverse Change occurs;
(b)

GKN is in breach of any of the Fundamental Warranties (whether or not the Purchaser became aware of such breach pursuant to any disclosure made in a Supplementary Disclosure Letter or otherwise) and such breach, if capable of remedy by GKN, has not been remedied to the reasonable satisfaction of the Purchaser; or

(c)

GKN or any Target Group Member breaches any of the provisions of Clause 8  or Schedule 1 (Conduct until Completion) and (i) such breach, if capable of remedy, has not been remedied to the reasonable satisfaction of the Purchaser and (ii) such breach has caused or would reasonably be expected to cause a material adverse effect on the business, financial condition or results of operations (including, without limitation, revenues and costs and the assets and liabilities) of the Worldwide Business taken as a whole,

(each a Termination Event),

then the Purchaser may at its option terminate this Agreement by notice in writing to GKN by no later than two Business Days prior to the Completion Date in which case the provisions of Clause 10.6 (Effect of Termination of this Agreement) shall apply.

9.3.2On the date which would otherwise be five Business Days prior to Completion, GKN shall notify the Purchaser (in writing) whether or not it is aware that any Termination Event has occurred since the date of the French Agreement and/or is continuing.

9.3.3The Purchaser shall be obliged to notify GKN promptly upon becoming aware that a Termination Event may have occurred, and any such notice shall contain reasonable details in relation to such matter as are available to the Purchaser. Upon receipt of any notice pursuant to this Clause 9.3.3 (and until the Purchaser shall have the right to terminate this Agreement pursuant to the remaining provisions of this Clause 9.3), GKN shall be afforded the opportunity to remedy any such breach (if it is capable of remedy) to the reasonable satisfaction of the Purchaser.

9.3.4From the date of the French Agreement until the date falling two Business Days prior to the Completion Date, GKN shall, and shall procure that each Business Seller and Target Group Member shall, so far as it is able by exercising its rights as a shareholder of the relevant member of the GKN Group (as applicable), promptly respond to any specific and reasonable enquiry of the Purchaser to allow the Purchaser to determine whether a Termination Event has occurred, providing to the Purchaser such information (or access to such information) as the Purchaser may reasonably request to determine the same. Any enquiry made by the Purchaser pursuant to this Clause 9.3.4 shall comply with the provisions of paragraph 1.4 of Schedule 1 (Conduct until Completion).

10.Completion

10.1Completion Dates

Completion shall take place at the offices of GKN’s Lawyers in London on:

(a)

the last Business Day of the calendar month in which the Unconditional Date occurs if there are five Business Days or more between the Unconditional Date and the last Business Day of that calendar month;

(b)

the last Business Day of the calendar month following the calendar month in which the Unconditional Date occurs if there are less than five Business Days between the Unconditional Date and the last Business Day of that calendar month; or

(c)	such other date as the parties may agree,

such date being the "Completion Date".

10.2Completion arrangements

(a)

At Completion, GKN shall (and shall procure that each other relevant member of the GKN Group shall) and the Purchaser shall (and shall procure that each other relevant member of the Purchaser’s Group shall) deliver the documents and take all the actions listed in Part A (The Businesses) and Part B (The Shares) of Schedule 3 (Completion Arrangements) including GKN and the Purchaser entering, or procuring the relevant parties enter, into the Transaction Documents at Completion (or such later date as provided for in this Agreement).

(b)	The Tax Covenant shall come into full force and effect at Completion.
(c)

Neither GKN nor the Purchaser is obliged to complete the Transaction contemplated by this Agreement or give effect to any of their obligations under any of the Transaction Documents unless, subject to the terms of this Agreement, the sale and purchase of all of the Businesses and the Shares is completed simultaneously.

10.3Completion deliverables held to order

All documents and funds delivered to any party pursuant to this Clause 10 shall be held by the recipient to the order of the person delivering them until such time as Completion shall take place. Following the delivery of all documents and receipt of all funds required to be delivered on the Completion Date (or the waiver of the delivery of any such document or funds by the person entitled to receive the same) for the purposes of enabling Completion to proceed, the documents delivered pursuant to this Clause 10 shall cease to be held to the order of the person delivering them, and Completion shall be deemed to have taken place.

10.4Deferred Completion

If Completion does not take place on the Completion Date because a party (the Defaulting Party) fails to comply with any of its material obligations under this Clause 10 or Schedule 3 (Completion Arrangements) (whether such failure amounts to a repudiatory breach or not), the other party (the Non-Defaulting Party) may by notice to the Defaulting Party:

(a)

defer Completion to a date selected by the Non-Defaulting Party being not more than ten Business Days (unless otherwise agreed between GKN and the Purchaser) after that date (in which case this Clause shall apply to Completion as so deferred) which may be after the Longstop Date (“Extended Completion Date”); or

(b)

elect to proceed to Completion as far as practicable (provided that partial completion of the purchase of some only of the Shares or Business Assets shall not be permitted) and in any case without prejudice to its rights and obligations under this Agreement.

10.5Each party’s right to terminate

If Completion does not take place on the Extended Completion Date because a party fails to comply with its material obligations under Clause 10.2 (Completion Arrangements) or Schedule 3 (Completion Arrangements) (whether such failure amounts to a repudiatory breach or not), the Non-Defaulting Party may by notice to the Defaulting Party:

(a)

elect to proceed to Completion as far as practicable (provided that partial completion of the purchase of some only of the Shares or Business Assets shall not be permitted) and in any case without prejudice to its rights and obligations under this Agreement; or

(b)

in the event of material non-compliance, give notice to the Defaulting Party that it wishes to terminate this Agreement in which case the provisions of Clause 10.6 (Effect of Termination of this Agreement) shall apply.

10.6Effect of Termination of this Agreement

The termination of this Agreement shall not affect:

(a)	any rights or obligations which have accrued or become due prior to the date of termination; and
(b)

the continued existence and validity of the rights and obligations of the parties under any provision which is expressly or by implication intended to continue in force after termination (together with those Clauses necessary for their interpretation) including Clause 1 (Interpretation), Clause 25 (Announcements), Clause 26 (Confidentiality), Clause 28 (Default Interest, Costs and Exchange Rates), Clause 29 (Entire Agreement), Clause 30 (No Set-Off), Clause 32 (Invalidity), Clause 33.2 (Release of rights and liabilities), Clause 33.3 (Waivers), Clause 35 (Notices), Clause 36 (Dispute Resolution) and Clause 39 (Law and Jurisdiction).

11.RESTRICTIVE COVENANT

11.1Non-compete

During the Restricted Period, GKN undertakes to the Purchaser that it will not and shall procure that no member of the GKN Group (for so long as it remains a member), in any Relevant Capacity carry on or be engaged, concerned or interested in carrying on the Restricted Business within the Territory, provided that nothing in this Clause shall prevent any member of the GKN Group:

(a)	carrying on or being engaged, concerned or interested in carrying on the Retained Interests (including the exploitation, expansion or development of the Retained Interests);
(b)

performing any activity or carrying out any transaction which is contemplated by the Transaction Documents or any other agreement which is entered into between any member of the GKN Group and any member of the Purchaser’s Group; or

(c)

acquiring and thereafter managing and operating any business or company which is engaged or interested in the Restricted Business if the turnover of the Restricted Business represents less than 15 per cent. of the total turnover of the acquired business or company at the time of acquisition provided that if that 15 per cent. threshold is exceeded, the relevant member(s) of the GKN Group shall not be prevented from acquiring the Restricted Business provided it uses all reasonable endeavours to dispose of the same within 18 months of the date of acquisition and offers the Purchaser the opportunity to participate in the divestment process.

11.2Non-solicit

(a)	Employees

During the Restricted Period, GKN undertakes to the Purchaser that it will not and shall procure that no member of the GKN Group (for so long as it remains a member) will, directly or indirectly solicit or contact or cause to be solicited or contacted, any person who is as at the Completion Date or was as at the date of the French Agreement a director, officer, employee or manager of the Worldwide Business:

(i)	who is as at the Completion Date or who has been at any time during the period of 12 months immediately preceding the Completion Date:
(A)	entitled to a basic salary at a rate in excess of €100,000 per annum; or
(B)	employed in a position carrying significant managerial responsibilities; or
(ii)	who, by reason of their employment or engagement, possesses any trade secrets or a material amount of confidential information concerning the business or affairs of any Target Group Member or Business Seller in relation to the Worldwide Business,

with a view to inducing that person to leave his engagement or employment, provided that nothing in this Clause shall prevent any member of the GKN Group undertaking a general solicitation or public advertisement for employment that is not specifically targeted at any particular person, nor prohibit the employment by any member of the GKN Group of any such person who approaches a member of the GKN Group without that member of the GKN Group having acted in breach of this Clause.

(b)	Customers

Other than in connection with the Retained Interests, during the Restricted Period, GKN undertakes to the Purchaser that it will not and shall procure that no member of the GKN Group (for so long as it remains a member) will directly or indirectly solicit, canvass or approach or endeavour to solicit, canvass or approach or cause to be solicited, canvassed or approached any person:

(i)

who, to his knowledge, was provided with Restricted Products by any Target Group Member, the Korean Company or any Business Seller in relation to the Worldwide Business at any time during the 12 months up to and including the Completion Date; or

(ii)

who to his knowledge, was negotiating with any Target Group Member, the Korean Company or any Business Seller in relation to orders for or the supply of Restricted Products at any time during the 12 months up to and including the Completion Date, for the purpose of offering to that person Restricted Products.

(c)	Suppliers

Other than in connection with the Retained Interests, during the Restricted Period, GKN undertakes to the Purchaser that it will not and shall procure that no member of the GKN Group (for so long as it remains a member) will directly or indirectly solicit, canvass or approach or endeavour to solicit, canvass or approach or cause to be solicited, canvassed or approached any person who, to his knowledge, supplied the Worldwide Business with any such Restricted Products at any time during the 12 months up to and including the Completion Date for the purpose of obtaining the supply of Restricted Products for the purpose of offering to any person Restricted Products in competition with the Restricted Business.

12.The Employees

The provisions of Schedule 12 (The Employees) shall have effect as if set out in this Clause 12.

13.The Business Contracts

13.1Performance of Business Contracts

The Purchaser shall, or shall procure that the relevant Business Purchaser shall, at its own cost, after and with effect from the Transfer Time (but subject to the provisions of this Clause 13) carry out and complete for its own account the Business Contracts to the extent that the same have not been performed prior to the Transfer Time and in accordance with the terms of the relevant Business Contract.

13.2Procurement of novation or assignment

(a)

This Agreement constitutes, with effect from the Transfer Time, an assignment of the Business Contracts if and to the extent that the benefit of each such Business Contract can be assigned by the relevant Seller to the relevant Purchaser without Third Party Consent.

(b)	To the extent that any Business Contract which is a Material Contract cannot be effectively assigned or novated without Third Party Consent:
(i)

at the Purchaser’s reasonable request, GKN shall (or shall procure that the relevant member of the GKN Group shall) use its reasonable endeavours to procure that the Third Party Consent is obtained, in each case on terms reasonably satisfactory to the Purchaser (or relevant member of the Purchaser's Group), with effect from the Transfer Time; and

(ii)

the parties shall co-operate and each use their reasonable endeavours and do anything which may reasonably be required to ensure, insofar as each is able, that the necessary Third Party Consent is obtained and the Purchaser (or the relevant member of the Purchaser’s Group) agrees to provide any information reasonably requested by a counterparty (including, if necessary, information or a guarantee from the parent company of the Purchaser’s Group) and where such Third Party Consent is not obtained, the parties agree that the relevant Business Contract shall be treated as a Shared Contract in accordance with Clause 13.5 (Shared Contracts held by the GKN Group (other than the Target Group)).

(c)	In relation to the Business Contracts, to the extent that such contracts are transferred to the Purchaser and relate to the Excluded Business following the Transfer Time, the parties agree as follows:
(i)

the Purchaser shall hold or shall procure that the relevant member of the Purchaser’s Group shall hold the relevant Business Contracts for the benefit of both GKN (or the relevant member of the GKN Group) in respect of the Excluded Business and for itself and/or any such other member of the Purchaser’s Group for its operation of the Worldwide Business;
(ii)

the Purchaser shall hold any monies, goods or other benefits received under such Business Contracts in respect of the Excluded Business as agent of and trustee for GKN (or the relevant member of the GKN Group) and shall, as soon as is practicable following receipt of the same, account for and pay or deliver to GKN such monies, goods and other benefits, less any Tax which it is obliged by law to deduct (and no additional amount shall be required to be paid );

(iii)

GKN shall, or shall procure that the relevant member of the GKN Group shall, at its expense, perform on behalf of the relevant member of the Purchaser’s Group (for as long as it is reasonable for the relevant member of the Purchaser’s Group to require) any and all such Business Contracts in accordance with their terms and conditions as sub‑contractor to the Purchaser (or the relevant member of the Purchaser’s Group) to the extent that such contracts relate to the Excluded Business. Where sub‑contracting is not permissible, GKN shall perform at its expense that part of the relevant Business Contract that relates to the Excluded Business on behalf of the relevant member of the Purchaser’s Group (for as long as it is reasonable for the relevant member of the Purchaser’s Group to require) as agent for the Purchaser (or the relevant member of the Purchaser’s Group) in accordance with their terms and conditions;

(iv)	where agency or sub-contracting is not permissible:
(A)

the Purchaser shall, subject to sub-clause (B) below, exercise its rights in respect of that part of the relevant Business Contract which relates to the Excluded Business as GKN (or the relevant member of the GKN Group) may reasonably direct or approve and not otherwise and shall account to GKN (or the relevant member of the GKN Group) for any sums arising under such part and shall, to the extent permitted under the terms of it, be deemed to have granted GKN (or the relevant member of the GKN Group) a licence free of charge to require the Purchaser to exercise such rights under that part of the relevant Business Contract which relates to the Excluded Business;

(B)

GKN (or the relevant member of the GKN Group) shall reimburse the Purchaser for any costs and expenses properly incurred in exercising its rights in respect of that part of the relevant Business Contract which relates to the Excluded Business and shall, on behalf of the Purchaser, discharge or procure the discharge by the relevant member of the GKN Group of any liabilities in each case arising as a result of the performance and discharge by the Purchaser and shall provide, or procure the provision of, all reasonable facilities and assistance to the Purchaser free of charge for that purpose; and

(C)

at the cost of GKN (subject to Clause 5.1 (Discharge of Assumed Liabilities)), the Purchaser shall give all reasonable assistance to GKN to enable it to enforce the rights of the Purchaser (or the relevant member of the Purchaser’s Group) under the Business Contracts to the extent that such contracts relate to the Excluded Business and shall act with regard to that part of the relevant Business Contracts which relates to the Excluded Business in accordance with GKN’s reasonable instructions;

(v)

the Purchaser agrees, covenants and undertakes with GKN that it will indemnify GKN (for itself and as trustee for each other member of the GKN Group) against all Losses in connection with any actions, demands, notices or claims in respect of payments to be made, or liabilities incurred, under or pursuant to the relevant Business Contract resulting from the failure on the part of the Purchaser (or any member of the Purchaser’s Group) to perform the relevant Business Contract (to the extent the relevant Business Contract relates to the Worldwide Business) or any breach by the Purchaser (or any other member of the Purchaser’s Group) of the terms of any licence granted pursuant to or any sub-contracting or agency arrangements entered into pursuant to the terms of the relevant Business Contract;

(vi)

GKN agrees, covenants and undertakes with the Purchaser that it will indemnify the Purchaser (for itself and as trustee for each other member of the Purchaser Group) against all Losses in connection with any actions, demands, notices or claims in respect of payments to be made, or liabilities incurred, under or pursuant to the relevant Business Contract resulting from the failure on the part of GKN (or any member of the GKN Group) to perform the relevant Business Contract (to the extent the relevant Business Contract relates to the Excluded Business) or any breach by GKN (or any other member of the GKN Group) of the terms of any licence granted pursuant to or any sub-contracting or agency arrangements entered into pursuant to the terms of the relevant Business Contract; and

(vii)

if the provisions of this Clause 13.2(c) require any apportionment of the Losses or the benefits and rights arising under a Business Contract, the parties agree (on behalf of the relevant parties to the Business Contracts) that such apportionment shall be effected on a fair and equitable basis and, in the absence of agreement between GKN and the Purchaser, the resolution of any dispute relating to any such apportionment shall be decided in accordance with Clause 36 (Dispute Resolution).

13.3Shared Contracts

Clauses 13.4 and 13.5 shall not apply to Shared Contracts or other agreements or arrangements for the supply of goods and services which, in each case, are the subject of the Transitional Services Agreement.

13.4Shared Contracts held by the Target Group

In relation to the Shared Contracts to which any Target Group Member is a party including, without limitation, those listed in Part A of Division 2 of the List of Contracts, to the extent that such contracts relate to the Excluded Business following the Transfer Time, the parties agree that Clause 13.2(c) shall apply mutatis mutandis with the substitution of:

(a)	"Shared Contracts" for "Business Contracts"; and
(b)	"Target Group Member" for "the relevant member of the Purchaser's Group" or "Purchaser".

13.5Shared Contracts held by the GKN Group (other than the Target Group)

(a)

In relation to the Shared Contracts to which any Business Seller or other member of the GKN Group is a party including, without limitation, those listed in Part B of Division 2 of the List of Contracts, to the extent that such contracts relate to the Worldwide Business following the Transfer Time, the parties agree as follows:

(i)

GKN shall hold or shall procure that the relevant member of the GKN Group shall hold the relevant Shared Contracts for the benefit of both the Purchaser (or the relevant member of the Purchaser’s Group) in respect of its operation of the Worldwide Business and for itself and/or any other such member of the GKN Group for the Excluded Business;

(ii)

GKN shall hold any monies, goods or other benefits received under such Shared Contracts in respect of the Worldwide Business as agent of and trustee for the Purchaser (or the relevant member of the Purchaser’s Group) and shall, as soon as is practicable following receipt of the same, account for and pay or deliver to the Purchaser such monies, goods and other benefits, less any Tax which it is obliged by law to deduct (and no additional amount shall be required to be paid);

(iii)

the Purchaser shall, or shall procure that the relevant member of the Purchaser’s Group shall, at its expense, perform on behalf of the relevant member of the GKN Group and for as long as it is reasonable for the relevant member of the GKN Group to require, any and all such Shared Contracts in accordance with their terms and conditions as sub‑contractor to GKN or the relevant member of the GKN Group to the extent that such contracts relate to the Worldwide Business. Where sub‑contracting is not permissible, the Purchaser shall perform, at its expense, that part of the relevant Shared Contract that relates to the Worldwide Business as agent for GKN or the relevant member of the GKN Group in accordance with its terms and conditions for as long as it is reasonable for the relevant member of the GKN Group to require;

(iv)	where agency or sub-contracting is not permissible:

(A)

GKN shall, subject to sub-clause (B) below,  exercise its rights in respect of that part of the relevant Shared Contract which relates to the Worldwide Business as the Purchaser (or the relevant member of the Purchaser’s Group) may reasonably direct or approve and not otherwise and shall account to the Purchaser (or the relevant member of the Purchaser’s Group) for any sums arising under such part and shall, to the extent permitted under the terms of it, be deemed to have granted the Purchaser (or the relevant member of the Purchaser’s Group) a licence free of charge to require GKN to exercise such rights under that part of the relevant Shared Contract which relates to the Worldwide Business;

(B)

the Purchaser (or the relevant member of the Purchaser’s Group) shall reimburse GKN for any costs and expenses properly incurred in exercising its rights in respect of that part of the relevant Shared Contract which relates to the Worldwide Business and shall, on behalf of GKN, discharge or procure the discharge by the relevant member of the Purchaser’s Group of any liabilities in each case arising as a result of the performance and discharge by GKN and shall provide, or procure the provision of, all reasonable facilities and assistance to GKN free of charge for that purpose; and

(C)

at the cost of the Purchaser, GKN shall give all reasonable assistance to the Purchaser to enable it to enforce the rights of GKN (or the relevant member of the GKN Group) under the Shared Contracts to the extent that such contracts relate to the Worldwide Business and shall act with regard to the Shared Contracts in accordance with the Purchaser’s reasonable instructions;

(v)

the Purchaser agrees, covenants and undertakes with GKN that it will indemnify GKN (for itself and as trustee for each other member of the GKN Group) against all Losses in connection with any actions, demands, notices or claims in respect of payments to be made, or liabilities incurred, under or pursuant to the relevant Shared Contract resulting from the failure on the part of the Purchaser (or any member of the Purchaser’s Group) to perform the relevant Shared Contract (to the extent the relevant Shared Contract relates to the Worldwide Business) or any breach by the Purchaser (or any other member of the Purchaser’s Group) of the terms of any licence granted pursuant to or any sub-contracting or agency arrangements entered into pursuant to the terms of the relevant Shared Contract;

(vi)

GKN agrees, covenants and undertakes with the Purchaser that it will indemnify the Purchaser (for itself and as trustee for each other member of the Purchaser’s Group) against all Losses in connection with any actions, demands, notices or claims in respect of payments to be made, or liabilities incurred, under or pursuant to the relevant Shared Contract resulting from the failure on the part of GKN (or any member of the GKN Group) to perform the relevant Shared Contract (to the extent that the relevant Shared Contract relates to the Excluded Business), or any breach by GKN (or any other member of the GKN Group) of the terms of any licence granted pursuant to or any sub-contracting or agency arrangements entered into pursuant to the terms of the relevant Shared Contract; and

(vii)

if the provisions of Clause 13.5 (Shared Contracts held by the GKN Group (other than the Target Group)) require any apportionment of the Losses or the benefits and rights arising under a Shared Contract, the parties agree (on behalf of the relevant parties to the Shared Contracts) that such apportionment shall be effected on a fair and equitable basis and, in the absence of agreement between GKN and the Purchaser, the resolution of any dispute relating to any such apportionment shall be decided in accordance with Clause 36 (Dispute Resolution).

13.6No assignment

Neither this Agreement nor any action carried out in pursuance of it or under any of the other Transaction Documents shall constitute an assignment or attempted assignment of any of the Business Contracts which are not assignable without the consent of another person if such assignment or attempted assignment would constitute a breach of such Business Contract, except to the extent that such consent is obtained. The provisions of Clauses 13.1 (Performance of Business Contracts) to 13.5 (Shared Contracts held by the GKN Group (other than the Target Group)) shall not apply to any lease or agreement for lease or licence of the Business Property which is the subject of the Italian Deed of Transfer, nor in relation to any contract of employment which is the subject of Clause 12 (The Employees).

14.Profit and Loss Transfer Agreement

The provisions of Schedule 16 (Profit and Loss Transfer Agreement) shall have effect as if set out in this Clause 14.

15.Working Capital and Repayment of Debt

The provisions of Schedule 8 (Determination and Certification of Working Capital) and Schedule 9 (Net Debt) shall have effect as if set out in this Clause 15.

16.Consents

16.1Consents

The Purchaser shall, at its own cost, be responsible for contacting or applying to (or procuring the contact or application by the relevant Purchasing Entity) the relevant governmental or other regulatory authorities to arrange for the issue or transfer or assignment to the Purchaser or other Purchasing Entity or the issue or re-issue in the name of the Purchaser or relevant Purchasing Entity of all Permits required by it to carry on the Worldwide Business from the Transfer Time and all or any other Permits required in connection with the transfer of the Business Assets and the Shares as required by all Applicable Laws, regulations and other legal obligations. Where a joint application is required to secure transfer of the relevant Permit, GKN shall (or shall procure that the relevant member of the GKN Group shall) join with the Purchaser or relevant Purchasing Entity in submitting and pursuing the transfer with the relevant governmental or other regulatory authority.

16.2The Purchaser shall use (and procure that the other Purchasing Entities use) reasonable endeavours to effect or procure each such transfer or issue or assignment as soon as possible following the date of this Agreement, conditional upon Completion, and within the statutory or other regulatory timeframe required by Applicable Law for obtaining the same.

16.3GKN shall co-operate with the Purchaser and provide such information and assistance to the Purchaser or relevant governmental or other regulatory authorities as the Purchaser or such authorities may reasonably request to obtain any such Permits.

16.4Purchaser to hold GKN harmless

The Purchaser acknowledges that provided GKN has complied with it is requirements in this Clause 16, neither GKN nor any other member of the GKN Group shall be liable for any failure or refusal by any relevant governmental or other regulatory authority to arrange or effect the transfer or assignment to the Purchaser or other Purchasing Entity or the issue or re-issue in the name of the Purchaser or such Purchasing Entity of any such Permit (including Environmental Permits). The Purchaser agrees, covenants and undertakes with GKN that it will indemnify GKN (for itself and as trustee for each other member of the GKN Group) against all Losses in connection with any actions, demands, notices or claims in respect of, arising out of or in connection with any breach or infringement by the Purchaser or any other member of the Purchaser’s Group after Completion of any Permits which remain in the name of a Business Seller or otherwise pending formal confirmation of the transfer, assignment, issuance or re-issuance thereof.

17.Purchaser Warranties

17.1Purchaser’s Warranties

The Purchaser (on behalf of itself and each Purchasing Entity) warrants to GKN (for itself and on behalf of each Seller) as of the date of the French Agreement that:

(a)

each Purchasing Entity is duly incorporated, duly organised and validly existing under the laws of its jurisdiction and has full power to conduct its business as conducted at the date of the French Agreement;

(b)

that the Purchaser and its Group has entered into a binding facility agreement pursuant to which the Purchaser has, and at Completion will have, immediately available (subject only to the satisfaction of the Condition and any customary conditions precedent to drawdown which are expected by the Purchaser to be satisfied at the time of drawdown) the necessary cash resources to meet its payment obligations under the Transaction Documents;

(c)

it has the corporate power and authority to enter into and perform this Agreement and the Purchaser and each other Purchasing Entity have the corporate power and authority to enter into and perform the Transaction Documents;

(d)

it has duly authorised, and will at the date of this Agreement have executed and delivered, this Agreement and the Purchaser and each other Purchasing Entity will at the Completion Date have authorised, executed and delivered each of the Transaction Documents;

(e)

the execution, delivery and performance of this Agreement by it does not and will not, and the execution, delivery and performance of any Transaction Document by the Purchaser or any other Purchasing Entity at the Completion Date will not:

(i)	contravene or conflict with any provision of its memorandum and articles of association, certificate of incorporation, by‑laws, or equivalent constitutional documents in each relevant jurisdiction;
(ii)	require the consent of all or any of its shareholders (other than any shareholder which is a member of its Group);
(iii)	result in a material breach of, or constitute a material default under, any instrument to which it is a party or by which it is bound; or
(iv)	result in a violation or breach of any Applicable Laws or regulations or of any order, decree or judgement of any court or any governmental or regulatory authority in any jurisdiction;
(f)

the Transaction Documents will constitute legal, valid and binding obligations on it, enforceable against it in accordance with their terms, and each other agreement or document contemplated hereby to be executed and delivered by the Purchaser or each other Purchasing Entity will on the Completion Date be duly and validly executed by the Purchaser or each other Purchasing Entity and constitute legal, valid and binding obligations of the Purchaser and each other Purchasing Entity, enforceable against it in accordance with their respective terms;

(g)

save as expressly contemplated by the Transaction Documents, no consent, action, approval or authorisation or registration, declaration or filing with any governmental department, commission, agency or other organisation having jurisdiction over the Purchaser is required to be obtained or made by the Purchaser to authorise the execution and delivery by the Purchaser of this Agreement or the performance by the Purchaser of its terms or by the Purchaser or any other Purchasing Entity to authorise the execution and delivery by it of any other agreement or document to be executed and delivered pursuant to this Agreement or the performance by the Purchaser and each other Purchasing Entity of its terms;

(h)	there are no:
(i)	outstanding judgments, orders, injunctions or decrees of any governmental or regulatory body or arbitration tribunal against or affecting any member of the Purchaser’s Group;
(ii)	lawsuits, actions or proceedings pending or, to the knowledge of the Purchaser, threatened against or affecting any member of the Purchaser’s Group; or
(iii)	investigations by any governmental or regulatory body which are pending or threatened against any member of the Purchaser’s Group;

and which, in each case, has or would be likely to have a material adverse effect on the ability of the Purchaser to execute and deliver, or perform its obligations under, this Agreement and/or on the ability of the Purchaser or any other Purchasing Entity to execute and deliver, or perform its obligations under, any other documents which are to be executed by the Purchaser or any other Purchasing Entity pursuant to this Agreement;

(i)

no order has been made, petition presented or meeting convened for the winding up, bankruptcy, administration, insolvency or dissolution of any member of the Purchaser's Group nor has any analogous procedure or step been taken or proposed in any jurisdiction in relation to any member of the Purchaser's Group;

(j)	no member of the Purchaser's Group is insolvent or bankrupt under Applicable Laws or unable to pay its debts as they fall due; and
(k)

no scheme of arrangement under the Companies Act 2006 (UK) or any equivalent compromise or arrangement under any Applicable Law has been proposed in any jurisdiction in respect of any member of the Purchaser's Group.

18.Seller Warranties

18.1Warranties given to Purchaser as agent for Purchasing Entities

GKN (for and on behalf of each of the Sellers) warrants to the Purchaser (for itself and on behalf of each Purchasing Entity) as of the date of the French Agreement in the terms of the Warranties set out in Schedule 4 (Warranties) in respect of the facts, matters, events and circumstances as at the date of the French Agreement, on the basis that the Warranties are given:

(a)

to the Purchaser (save in respect of Paragraphs 17.1, 17.3, 17.4, 17.5, 17.6 and 17.7 of Part A (Due Incorporation and Capacity) and, in relation to GKN, Paragraph 6 (Insolvency) of Part B of Schedule 4 (Warranties)) in respect of those parts of the Businesses, the Business Assets or the Shares which are to be legally and beneficially acquired or are agreed to be acquired by it pursuant to this Agreement; and

(b)

to the Purchaser in its capacity as agent on behalf of each other relevant Purchasing Entity in respect of those parts of the Businesses, the Business Assets or the Shares which are to be legally and beneficially acquired or agreed to be acquired by such other relevant Purchasing Entity.

18.2Claims under this Agreement

Each of the Warranties set out in the separate Paragraphs of Schedule 4 (Warranties) shall be construed as a separate and independent Warranty and no Warranty shall be limited by reference to any other Warranty. The Warranties are qualified by the facts and circumstances Disclosed in this Agreement, the Disclosure Letter, the Disclosed Information and the facts and circumstances Disclosed in any of the documents indexed in the schedule to the Disclosure Letter. Any claim by the Purchaser in connection with the Warranties shall be subject to the provisions of this Clause 18.2 and Schedule 5 (Provisions relating to Purchaser’s Claims).

18.3Business Property Excluded

The Purchaser shall not be able to claim under any of the Warranties to the extent that the claim relates to the Business Property.

18.4Claims by GKN

GKN shall not (and shall procure that no Seller shall) (if a claim is made against any of them in connection with the sale of the Shares or Businesses to the Purchaser) make any claim against any director, employee, agent or officer of any member of the Target Group, the Korean Company or any Business Seller on whom any of the Sellers may have relied before agreeing to any term of this Agreement or authorising any statement in the Disclosure Letter. GKN acknowledges (for itself and on behalf of each of the Sellers) that it and each Seller has no rights to make any such claim. This shall not prevent any Seller from claiming against any other Seller under any right of contribution or indemnity to which he may be entitled. The rights of any director, employee, agent or officer of any Target Group Member, the Korean Company or any Business Seller under this Clause are subject to the provisions of Clause 1.10 and Clause 37 (Contracts (Rights of Third Parties) Act 1999).

18.5Purchaser acknowledgment regarding Warranties

The Purchaser acknowledges and agrees that the Warranties (which, for the avoidance of any doubt are warranties and not representations) are the only warranties of any kind given by or on behalf of GKN or any other member of the GKN Group or any other person on which the Purchaser or any member of the Purchaser’s Group may rely in connection with the sale and purchase of the Worldwide Business.

18.6Purchaser’s rights and remedies

Save as provided in Clause 21 (No right to terminate or rescind), GKN agrees that the rights and remedies of the Purchaser in relation to any of the Warranties shall not be affected or limited by Completion.

18.7Meaning of “so far as GKN is aware”

If any of the Warranties are expressed to be given “so far as GKN is aware” or words to that effect, such Warranty shall be given by reference to the actual knowledge of those persons listed in Schedule 19 (Persons of whom enquiry was made in relation to the Warranties).

18.8Certain Warranties specific

The only Warranties that shall apply in relation to:

(a)

Employment Matters (save for matters relating to pensions) are those set out in Paragraph 10 (Employees), 11.3 and 11.5 of Part A of Schedule 4 (Warranties) and all other Warranties shall be deemed not to apply to or be given in relation to such matters;

(b)

Competition Matters are those set out in Paragraph 9 (Competition) and 17.7 of Part A of Schedule 4 (Warranties) of this Agreement and all other Warranties shall be deemed not to apply or be given in relation to such matters;

(c)

IP Matters (including Company IP Contracts) are those set out in Paragraph 12 (Intellectual Property) of Part A of Schedule 4 (Warranties) and all other Warranties shall be deemed not to apply to or be given in relation to such matters;

(d)	Pensions Matters are those set out in Paragraph 14 (Pensions) of Part A of Schedule 4 (Warranties) and all other Warranties shall be deemed not to apply to or be given in relation to such matters;
(e)

Environmental Laws, Environmental Permits or otherwise relating to the Environment are those set out in Paragraph 15 (Environment) of Part A of Schedule 4 (Warranties) and all other Warranties shall be deemed not to apply to or be given in relation to such matters;

(f)

Tax Matters shall be those set out in Paragraph 19 of Part A of Schedule 4 (Warranties) and Paragraph 4 (Tax Matters) of Part B of Schedule 4 (Warranties) and all other Warranties shall be deemed not to apply to or be given in relation to such matters; and

(g)

Property Matters are those set out in Paragraph 16 (The Company Properties), 8 (Compliance) and 11.4 (Insurance) of Part A of Schedule 4 (Warranties) and all other Warranties shall be deemed not to apply to or be given in relation to such matters.

18.9The Environmental Indemnity contains the entire agreement and understanding of the parties with respect to any Environmental Condition and supersedes all prior agreements, understandings or arrangements (both oral and written), relating to any Environmental Condition. Except as specifically set forth in the Environmental Indemnity, the Purchaser waives (for itself and on behalf of each other member of the Purchaser’s Group) any rights and claims the Purchaser or any other member of the Purchaser’s Group may have against GKN or any other member of the GKN Group, whether in contract, law or in equity (including under the Environmental Warranties) relating to or in connection with the Worldwide Business and/or the transactions contemplated in this Agreement and/or the other Transaction Documents and which relate to any Environmental Condition.  The rights and claims waived by the Purchaser (for itself and on behalf of each other member of the Purchaser’s Group) include, without limitation, claims for contribution or other rights of recovery arising out of or relating to any Environmental Law.

19.Asbestos Claims

19.1The parties acknowledge that:

(a)

pursuant to an indemnity agreement (the Indemnity Agreement) dated 15 July 2011 between, among others, GKN and Equita GmbH & Co. Holding KGaA (Equita), Equita agreed to indemnify GKN and Stromag France SAS (Stromag France) against certain liabilities relating to asbestos use at a site belonging to Stromag France (the Asbestos Liabilities). In this Clause "Claims" shall have the meaning given to them in the Indemnity Agreement; and

(b)

pursuant to an escrow agreement (the Escrow Agreement) dated 15 July 2011 between GKN, Equita and Dr. Peter Gamon as escrow agent (the Escrow Agent), €8,000,000 was deposited in an Escrow Account (as defined in the Escrow Agreement) for the purpose of enabling GKN to make claims against such escrow account under the Indemnity Agreement (the Escrow Amount).

19.2Warranty

GKN warrants that, as of the date hereof, the Indemnity Agreement and the Escrow Agreement constitute legal, valid and binding obligations of the relevant parties to such agreements enforceable against them in accordance with their respective terms, and none of the parties to such agreements have rescinded, withdrawn from or otherwise terminated any of those agreements and no reason whatsoever exists that would justify any such rescission, withdrawal or other termination of any of such agreements.

19.3Assignment of Indemnity Agreement

Prior to Completion, GKN shall procure that GKN and GKN Land Systems SAS agree, confirm and record the assignment by GKN to GKN Land Systems SAS as a Permitted Assignee of the rights and the obligations under the Indemnity Agreement pursuant to the assignment agreement substantially in the Agreed Terms (the Indemnity Assignment Agreement).

19.4Assignment of rights and claims under the Escrow Agreement

GKN herewith assigns, subject to and with effect from Completion, all its rights and claims under and in connection with the Escrow Agreement to GKN Land Systems SAS.

19.5GKN agrees to use its reasonable endeavours to obtain the consent of Equita and the notary to the assignment to GKN Land Systems of GKN's contractual position under the Escrow Agreement as a whole as soon as reasonably practicable after the date of this Agreement and on terms substantially in the form of the Escrow Assignment Agreement, and the Purchaser shall reasonably cooperate with GKN to achieve the same. It is acknowledged and agreed by GKN and the Purchaser that reasonable endeavours in this Clause 19.5 shall extend to agreeing to the payment from the escrow account to Equita (and resulting reduction in the Escrow Amount) of up to One Million Euros (€1,000,000) (but not more) in consideration of their consenting to such assignment, provided that such agreement shall be without prejudice to the rights under the Indemnity Agreement and shall in particular not reduce the maximum amount of Equita's liability thereunder).

19.6From Completion GKN will use its best efforts to procure that any payments to be made by the Escrow Agent (as defined in the Escrow Agreement) to GKN under the Escrow Agreement are made to GKN Land Systems or, at the election of GKN Land Systems, to Stromag France or another affiliate of GKN Land Systems. In the event that any such payments are made to GKN, any member of the GKN Group or any of its or their affiliates, GKN shall notify the Purchaser of the receipt of such amounts and procure that all such amounts are promptly remitted to GKN Land Systems or, at the election of the GKN Land Systems, to Stromag France or another affiliate of GKN Land Systems.

19.7For the avoidance of doubt, the Purchaser does not assume any Asbestos Liabilities (whether incurred before, on or after the Completion Date) from GKN, Stromag France or any other entity. However, the Purchaser shall, if and to the extent that GKN or any of its affiliates (excluding, however, the Target Group Members) is liable and has paid for any Losses (as defined in the Indemnity Agreement) arising out of or in relation to Current Asbestos Claims (as defined in the Indemnity Agreement) or Future Asbestos Claims (as defined in the Indemnity Agreement), make available to GKN any funds actually recovered by the Purchaser in compensation for such Losses under the Indemnity Agreement or the Escrow Agreement.

19.8The parties agree that none of the Warranties nor the Environmental Indemnity shall be deemed to apply to or be given in relation to all and any Asbestos Liabilities.

19.9Exercise of rights, obligations and duties under the Escrow Agreement pending assignment

(a)

The parties acknowledge that all or certain rights or claims of GKN under the Escrow Agreement (the Rights) may be tied to GKN and that GKN’s obligations and duties under the Escrow Agreement (each an Obligation and together, the Obligations) cannot be assigned without the consent of Equita or the Escrow Agent, respectively, so that unless and until such assignment is effected GKN may retain certain Rights and will remain subject to such Obligations and GKN shall continue to comply with the Obligations and the provisions of this Clause 19.

(b)

GKN shall (i) notify the Purchaser in writing of any information it receives in relation to the Rights or Obligations and (ii) obtain the consent in writing of the Purchaser before taking any action in relation to the Rights or Obligations. GKN shall comply with the lawful written instructions of the Purchaser relating to the exercise and pursuit of any Rights or the compliance with any

Obligations, and such duty shall be irrespective of whether in GKN's opinion the compliance with any such instructions would cause or otherwise involve the violation of any of the Obligations, provided, however, that the Purchaser shall indemnify GKN from any liabilities arising as a result of GKN following the Purchaser's instructions. Any right of retention or set-off or similar right of GKN and any of its affiliates shall be excluded in respect of GKN's obligation to comply with the Purchaser's instructions or any other of Purchaser's obligations under this Clause 19.

(c)

The Purchaser shall at any time be entitled at its sole discretion to take any lawful action (or to cause GKN to take any lawful action) as the Purchaser deems necessary or expedient to make, compromise or settle any Right or to defend, compromise or settle any Obligation. GKN shall provide, and cause its affiliates to provide, GKN Land Systems and Stromag France with any assistance and any written and electronic documents, books, records, notes, materials, data and other information and access to any representatives of GKN and its affiliates, in each case as reasonably required by the Purchaser for the purpose of making, compromising or settling any Right or defending, compromising or settling any Obligation. GKN shall procure that no statement or other action or omission is made by GKN which compromises or otherwise adversely affects any Right, and GKN shall not admit any liability and not acknowledge or settle any Obligation, in each case without the prior written consent of the Purchaser.

(d)

The Purchaser shall, with effect from Completion, indemnify GKN and any member of the GKN Group against any and all liabilities, costs and expenses that (i) have been reasonably incurred by GKN or any other member of the GKN Group as a result of its compliance with the Escrow Agreement; (ii) were incurred as a result of GKN complying with an instruction of the Purchaser or, in the absence of such instruction but after having notified the Purchaser of the potential need to act, were incurred as necessary to comply with an Obligation and (iii) have not been caused by, or been incurred in connection with, a violation of any provisions of this Clause 19.

19.10GKN undertaking regarding ineffective assignment of Escrow Agreement

(a)

If and to the extent that GKN Land Systems is unable to obtain the release of sums from the Escrow Account in accordance with and subject to the terms of the Indemnity Agreement and the Escrow Agreement by reason of the fact that the rights and claims, or the contractual position as a whole, under Escrow Agreement cannot be, or for whatever reason is not, effectively assigned to GKN Land Systems and Equita does not otherwise pay the unreleased sums to GKN Land Systems, or, at GKN Land Systems SAS' election, Stromag France or another affiliate of GKN Land Systems, GKN undertakes to pay to GKN Land Systems SAS or, at GKN Land Systems SAS's election, Stromag France or any other affiliate of GKN Land Systems such unreleased sums up to an aggregate amount of Seven Million Euros (€7,000,000).

(b)

The Purchaser shall notify GKN promptly in writing following the Purchaser becoming aware of any matter that may give rise to a claim under Clause 19.10(a), and provide reasonable and sufficient details of the facts and circumstances which are relevant and which are known to the Purchaser and, to the extent relevant, include copies of correspondence and other documentation; and
(c)

The Purchaser shall take and shall procure that any other member of the Purchaser’s Group shall take all reasonable steps to recover any losses that maybe the subject of a claim under Clause 19.11 (a) including  exercising all rights against Equita under the Indemnity Agreement.

(d)

GKN shall have the right at any time at its own cost to pursue assume and conduct any action or proceedings against any third party including Equita or the Escrow Agent in respect of which the Purchaser has given notice of a claim or potential claim pursuant to Clause 19.10(a)  by giving written notice to the Purchaser, and where GKN assumes conduct the Purchaser shall (except as is expressly prohibited by applicable law) provide such information, assistance and facilities to GKN as GKN shall reasonably require and shall ensure that no member of the Purchaser Group takes any action in relation to the action or proceedings which could conflict with the exercise of conduct by GKN.

(e)

For the avoidance of doubt neither GKN nor any other member of the GKN Group shall be liable to make any payment under Clause 19.10(a), if and to the extent that such liability arises from or is attributable to, any failure on the part of Equita or the Escrow Agent to carry out any legally binding obligation, or any failure on the part of GKN Land Systems or Stromag France after Completion to exercise rights or fulfil obligations under the Indemnity Agreement or the exercise by the Purchaser of its rights conferred by clause 19.9(c).

(f)	The provisions of this Clause 19.10 shall be without prejudice to GKN's obligations under Clause 19.9 above.

20.Indemnities

Purchaser's Indemnity Claim shall mean a claim under the indemnities set out in this Clause 20 (Indemnities).

20.1GKN shall indemnify the Purchaser against:

(a)

any Losses, to the extent of 50 per cent. of the quantum of any such Losses, incurred by the Purchaser or any member of the Purchaser's Group arising out of any claims in respect of the matter specified in the second disclosure against Warranty 10.2.1 in the Disclosure Letter to the extent they relate to the period prior to Completion;

(b)	any Losses incurred by the Purchaser or any member of the Purchaser's Group arising out of the outstanding obligations specified in Data Room document 7.2.1; and
(c)	any Losses in respect of the matter specified in the first disclosure against Warranty 8 in the Disclosure Letter.

20.2GKN shall not be liable in respect of a Purchaser's Indemnity Claim in Clauses 20.1(b) or (c) if the matter giving rise to such Purchaser's Indemnity Claim would not have arisen but for any voluntary transaction, act or omission carried out by the Purchaser or any member of the Purchaser Group or their respective directors, employees or agents.

20.3The maximum aggregate liability of GKN in respect of a Purchaser's Indemnity Claim under Clause 20.1(b) shall not exceed in aggregate the Euro equivalent of RMB 850,000 calculated on the basis of the Exchange Rate.

20.4GKN shall not be liable for a Purchaser's Indemnity Claim unless the Purchaser has notified GKN of the Purchaser's Indemnity Claim stating in reasonable detail the nature of the Purchaser's Indemnity Claim and the amount claimed on or before

(a)	the date which is four years from Completion in respect of a Purchaser's Indemnity Claim in Clause 20.1(a); and
(b)	the date which is two years from Completion in respect of a Purchaser's Indemnity Claim in Clauses 20.1(b) or (c).

20.5The liability of GKN in connection with a Purchaser's Indemnity Claim shall be subject to paragraph 1 (Obligations of the Purchaser) and paragraph 3 (Other Provisions) of Schedule 5 (Provisions relating to Purchaser's Claims) (which for such purposes only a Purchaser's Indemnity Claim shall be deemed a Purchaser's Claim) but not to any of the other limitations in Schedule 5 (Provisions relating to Purchaser's Claims), provided that in respect of Clauses 20.1(a) and (b), only the Purchaser shall be entitled to conduct of the Third Party Claim and in respect of Clause 20.1(c), only the Seller shall be entitled to conduct of the Third Party Claim.

21.No right to terminate or rescind

Except for a termination of this Agreement in accordance with Clauses 3.11, 9.3 and 10.5 (Each parties' right to terminate), notwithstanding any breach of this Agreement or any other Transaction Document, and notwithstanding any provisions of any Applicable Laws, each of GKN and the Purchaser agrees on behalf of itself and, as the case may be, each of the Sellers and the Purchasing Entities that, both prior to and following Completion, it shall have no right of termination or rescission (including any right under common law) in respect of any claims arising under or in connection with this Agreement (other than in the case of fraud) and shall not be entitled to treat the other (or, as the case may be, any of the other Sellers or Purchasing Entities) as having repudiated this Agreement and, save in the case of fraud, the only remedy of GKN and the Purchaser (whether acting for itself or, as the case may be, on behalf of the other Sellers or Purchasing Entities) for breach of the Purchaser Warranties or, as the case may be, the Warranties shall be damages.

22.Further Assurance

22.1Further assurance

Following the date hereof, GKN and the Purchaser shall (and shall respectively procure that each of the other Sellers and Purchasers shall) do, execute and perform all such acts, deeds, documents and things (or procure the doing, execution or performance thereof) as the others may from time to time reasonably require for the purpose of implementing the provisions of this Agreement and the Transaction Documents including giving full effect to the transactions contemplated by this Agreement and the Transaction Documents including vesting in the relevant Purchasing Entity the legal and beneficial title to the Shares or the Business Assets, as applicable, and the obligations of the parties hereunder shall (without limitation) extend to using their respective reasonable endeavours to agree, in good faith:

(a)

the definitive terms of any document or agreement contemplated hereby (whether or not such agreement is in the Agreed Terms) including, without limitation, any agreements necessary to document the exit of any Target Group Member from any GKN Group tax consolidation arrangements in place as at the date of the French Agreement (and GKN shall bear any Losses of the Purchaser or Target Group in connection with any such deconsolidation arrangements) and to take account of the reasonable requests of any other Party with respect to the same. The parties further acknowledge and agree that, to the maximum extent possible, the failure of the parties to agree or otherwise execute any Transaction Document or other document or agreement contemplated hereby shall not discharge or otherwise release any party from its obligations to achieve Completion in accordance with the terms of this Agreement; and

(b)	the allocation of the Business Cash Consideration to each Business Asset or class of Business Assets within a Business Seller's Business, as appropriate.

22.2Following Completion, subject to Clause 23 (Information, Records and Assistance), from time to time supply to the other such assistance as the other may reasonably require for the purpose of implementing the provisions of this Agreement and the Transaction Documents.

22.3Brazilian Transfer

(a)	The Purchaser acknowledges that:
(i)

Stromag Brasil Equipamentos Ltda (Stromag Brazil) does not form part of the Target Group and is not being sold to the Purchaser under this Agreement or, for the avoidance of doubt, under the German Share Sale and Transfer Agreement or any other Transaction Document, whether directly or indirectly; and

(ii)	prior to the Completion Date, GKN intends to procure that the entire issued share capital of Stromag Brazil will be transferred to a member of the GKN Group (the Brazilian Transfer).

(b)

Each party undertakes that, to the extent that the Brazilian Transfer has not been completed prior to Completion, it will use its reasonable endeavours to procure, and cooperate with the other party to procure, that the Brazilian Transfer is completed as soon as practicable, and the Purchaser acknowledges and agrees that no member of its Group is entitled to any consideration in respect of the Brazilian Transfer.

(c)

GKN shall indemnify the Purchaser against any Loss incurred by the Purchaser or any member of the Purchaser's Group arising out of or in connection with the acquisition of or the holding of Stromag Brazil or the Brazilian Transfer and any Loss related to the Purchaser Group's period of ownership of Stromag Brazil including, without limitation, any costs associated with the winding up of Stromag Brazil. For the avoidance of doubt, the liability of GKN in connection with the indemnity contained in this clause 22(c) shall not be limited in any way by any of the provisions of Schedule 5 (Provisions relating to Purchaser's Claims) or by any other provision of this Agreement.

23.Information, Records and Assistance

23.1Provision of records

GKN shall, and shall procure that each Business Seller shall, and the Purchaser shall, and shall procure that the Target Group Members and each Purchasing Entity shall, each provide the other upon reasonable request and upon providing reasonable justification that the same is required (including, without limitation, for the purposes of compliance or good practice in relation to Tax Matters, responding to any request for information from any Tax Authority, governmental or regulatory authority) with full and free access (including the right to take copies) during usual business hours to the books, accounts, and records of the Target Group and Business Sellers which relate exclusively to the Worldwide Business to be held by each of them after Completion and which relate to the period up to Completion (the Financial Records).

23.2Preservation of records

For a period of 7 years following the Completion Date, no party shall dispose of or destroy, and shall procure that their respective Group members shall not dispose of or destroy, any of the Financial Records or Primary Books and Records without first giving the other at least 2 months’ notice of its intention to do so and giving the other the opportunity to remove and retain any of them (at that other party’s expense). With respect to any Financial Records relating to any pre-Completion Tax Matter, the parties shall procure that all relevant members of their respective Groups shall retain such Financial Records for the later of 10 years from the Completion Date or expiration of the statute of limitations relating to such Tax Matter.

23.3Litigation

(a)

Following the Completion Date neither party will dispose of or destroy, and will procure that each member of that party's Group will not dispose of or destroy such records or categories of records (in whatever form) as the other party has reasonably requested of that party and which are in that party's or the relevant member(s) of that party's Group’s possession or control (Relevant Records) relating to proceedings by or against that party or any other member of that party's Group the existence of which that party has disclosed by written notice to the other party so far as the same relate to the Business or any predecessor business and any proceedings relating to the Worldwide Business (the Proceedings) and shall provide reasonable access to the Relevant Records in relation to the Proceedings.

(b)

In granting access to Relevant Records under Clause (a) the Purchaser agrees that GKN, each other member of the GKN Group and its or their representatives and advisers may take copies of the same and will pay the Purchaser’s reasonable external photocopying costs.

23.4Financial Reporting

Following Completion the Purchaser shall, and shall procure that each Target Group Member and each Purchasing Entity as appropriate shall:

(a)

enable, for a period of 10 Business Days after the Completion Date, access by Hyperion to the enterprise resource planning systems of the Target Group Members and the Businesses, for the purpose of enabling GKN to prepare its consolidated accounts in accordance with Applicable Law and to collect the data required to validate the proposed Working Capital Adjustment and Net Debt set out in the Working Capital Statement and the Net Debt Statement respectively; and

(b)

provide to GKN within 20 Business Days of the Completion Date in respect of the Worldwide Business any other information reasonably required by GKN to enable it to prepare its consolidated accounts in accordance with Applicable Law.

24.Insurance and GKN Claims

24.1No cover under GKN’s insurance policies

(a)

Subject to sub-Clause (b), all policies of insurance relating to the Business Assets, the Businesses and/or the Target Group taken out or maintained by GKN or any other member of the GKN Group before Completion (excluding, for the avoidance of doubt, any policies of insurance in the name of any Target Group Member) shall cease to provide cover to anyone who owns the Business Assets, the Businesses and/or the Target Group after the Completion Date, whether that be the Purchaser, any member of the Purchaser’s Group or otherwise. Accordingly, neither the Purchaser nor any other members of the Purchaser’s Group shall be entitled to make any claim under any policy of insurance maintained at any time by the GKN Group in relation to all or any part of the Business Assets, the Businesses and/or the Target Group.

(b)

GKN shall use its reasonable efforts to give members of the Target Group, or the Business Purchasers in respect of the Businesses, access to those GKN Group insurance policies which provide occurrence based cover that have been in effect for the benefit of Target Group or in respect of the Businesses in the period since 5 September 2011 up to Completion, and GKN shall use its reasonable efforts to facilitate the submission to the relevant insurance company of claims by the relevant Target Group Company or Business Purchaser subject to and in accordance the provisions of such policies.

24.2Third Party GKN Claim

If, at any time after Completion, any claim is made in writing by a third party against GKN or any other member of the GKN Group or any liability (actual or contingent) is notified to GKN, or any other member of the GKN Group in each case in relation to the Worldwide Business (a Third Party GKN Claim), which causes or may reasonably be expected to cause the Purchaser, or any other member of the Purchaser’s Group, to be liable in respect of such Third Party GKN Claim then GKN shall as soon as reasonably practicable give written notice thereof to the Purchaser and shall at the written request and cost of the Purchaser, or any other relevant member of the Purchaser’s Group:

(a)

take or cause to be taken such action as the Purchaser, or the other relevant member of the Purchaser’s Group, may reasonably require to avoid, contest, dispute, resist, appeal, compromise or defend the Third Party GKN Claim;

(b)

permit the Purchaser, or any other relevant member of the Purchaser’s Group, in the name of and on behalf of GKN or any other relevant principal member of the GKN Group to have the conduct of all proceedings relating to the Third Party GKN Claim including the appointment of legal and other professional advisers and the making of any settlement or compromise of the Third Party GKN Claim;

(c)

render or cause to be rendered to the Purchaser, or other relevant member of the Purchaser’s Group, all such assistance as the Purchaser, or such other relevant member of the Purchaser’s Group, may reasonably require (including providing access at reasonable times during business hours and upon reasonable notice to information and to employees of GKN and of relevant members of the GKN Group) for the purpose of avoiding, contesting, disputing, resisting, appealing, compromising or defending the Third Party GKN Claim; and

(d)

not make or cause to be made any admission of liability, agreement or compromise with any other person, body or authority in relation to such Third Party GKN Claim without prior consultation with and the prior agreement of the Purchaser (such agreement not to be unreasonably withheld or delayed), provided always that:

(e)

the Purchaser shall procure that GKN is promptly sent copies of all written communications or notified in writing as to the substance of all oral communications pertaining to the Third Party GKN Claim transmitted by or on behalf of the Purchaser, or the other relevant member of the Purchaser’s Group, to the other party to the Third Party GKN Claim or its agents or professional advisers;

(f)

GKN or (as the case may be) the relevant member of the GKN Group shall not be obliged at any time to take or procure such action or to allow the Purchaser, or any other relevant member of the Purchaser’s Group, to conduct proceedings or to provide assistance in connection with that Third Party GKN Claim if to do so would be likely to materially prejudice or have a material adverse effect on the goodwill, reputation, business interests, financial or tax position of GKN or of any other business of the GKN Group;

(g)

the Purchaser shall indemnify GKN or the relevant member of the GKN Group for any reasonable out-of-pocket costs and expenses of GKN or the relevant member of the GKN Group, reasonably incurred in relation to taking action pursuant to the requirements of the Purchaser or other relevant member of the Purchaser’s Group in accordance with Clause (f) above to avoid, contest, dispute, resist, appeal, compromise or defend the Third Party GKN Claim;

(h)

the Purchaser shall indemnify GKN (for itself and as trustee for the relevant member of the GKN Group) against all Losses which GKN, or the relevant member of the GKN Group, may suffer as a result of the Purchaser or any other member of the Purchaser’s Group exercising its right in Schedule 5 (Provisions relating to Purchaser's Claims) to have conduct of all proceedings relating to the Third Party GKN Claim;

(i)

without prejudice to Clause 24.2(f) above, the Purchaser shall not make, or permit to be made, any settlement or compromise of a Third Party GKN Claim without the prior written approval of GKN (such approval not to be unreasonably withheld or delayed); and

(j)

if following the final settlement or determination of the Third Party GKN Claim it is finally judicially determined that neither the Purchaser nor any member of the Purchaser’s Group would be liable in respect of an Third Party GKN Claim arising out of or connected with such Third Party GKN Claim, then GKN shall indemnify the Purchaser and each relevant member of the Purchaser’s Group in respect of all Losses suffered or incurred by them in respect of such Third Party GKN Claim and/or in respect of all actions that any of them may have undertaken pursuant to the terms of this Clause 24.

24.3Duty to mitigate

(a)	GKN acknowledges that nothing in this Agreement shall affect the common law duty of GKN and its Group members to mitigate loss.
(b)

GKN and the Purchaser shall give to one another and/or their respective Group members (or their agents) on reasonable written notice reasonable access during business hours to any papers, records, personnel and premises, as may reasonably be requested by either party for the conduct of the proceedings relating to any Third Party GKN Claim, subject to any relevant obligations of confidentiality to third parties or any Applicable Law.

25.Announcements

The parties agree that (save as required by any Applicable Law or the rules of any stock market or regulator) no press or other public announcements shall be made or sent out (or, so far as is practicable, permitted to be made or sent out) by either of them or any other member of their respective Groups in respect of the sale and purchase under this Agreement without the text of such announcement receiving the prior written approval of the other, such approval not to be unreasonably withheld or delayed.

26.Confidentiality

26.1Confidentiality

Each party shall treat and shall procure that each member of its Group shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement and/or which relates to:

(a)	the provisions or the subject matter of this Agreement or any Transaction Document; or
(b)	the negotiations relating to this Agreement or any Transaction Document.

26.2Confidentiality exceptions

Notwithstanding Clause 26.1 (Confidentiality), any party may disclose information which would otherwise be confidential if and to the extent that:

(a)	the disclosure is required by Applicable Law or the disclosure is made for the purpose of any actual or threatened judicial proceedings by or against that party (or a member of that party's Group);
(b)

the disclosure is made to a Tax Authority in connection with the tax affairs of the disclosing party or a member of its Group, provided that where practicable the disclosing party shall first inform the other of its intention to disclose such information and take into account the reasonable comments of the other;

(c)

the disclosure is required by any securities exchange or regulatory or governmental body to which any party is subject or submits, wherever situated (including, without limitation, the UKLA and the SEC) whether or not the requirement for information is required under Applicable Law;

(d)	the information is disclosed on a strictly confidential basis to the professional advisers, auditors and bankers of such party;
(e)	the other party has given its prior written approval to the disclosure;
(f)

it does so to a member of the GKN Group (in the case of GKN) or a member of the Purchaser’s Group (in the case of the Purchaser) provided that notwithstanding such disclosure, the party making such disclosure shall remain fully and completely liable to each other party in accordance with the provisions of this Clause 26;

(g)	the disclosure is required to enable that party to enforce its rights under this Agreement or a Transaction Document; or
(h)

the disclosure is made following an announcement approved pursuant to Clause 25 (Announcements) to investors, employees and other stakeholders by way of a customary briefing to provide information about the Transaction and is based upon the announcement so approved, provided that, any such information disclosed pursuant to sub-clauses (a) to (c) of this Clause 26.2 shall be disclosed only after notice has been provided to GKN or the Purchaser, as the case may be, unless such prior disclosure to the other party is unlawful.

26.3No prejudice to Confidentiality Agreement

This Clause 26 shall be without prejudice to Clause 27.1 (No waiver of legal privilege) and the provisions of the Confidentiality Agreement, provided that the parties acknowledge that the Confidentiality Agreement shall terminate with effect from Completion.

27.Purchaser’s and GKN’s Undertakings

27.1No waiver of legal privilege

The Purchaser agrees and undertakes on behalf of itself and each other member of the Purchaser’s Group that it and they will not waive legal privilege in relation to any document which comes into the possession or control of any member of the Purchaser’s Group as a result of the transactions contemplated by this Agreement and will not take any steps which may lead to such legal privilege being lost where, in each such case, such document contains or refers to information in relation to the disposal by the GKN Group of the whole or any part of the Businesses, the Business Assets or the Shares or in relation to the negotiations in respect of the transactions contemplated by this Agreement.

GKN agrees and undertakes on behalf of itself and each other member of the GKN Group that it and they will not waive legal privilege in relation to any document which comes into the possession or control of any member of the GKN Group as a result of the transactions contemplated by this Agreement and will not take any steps which may lead to such legal privilege being lost where, in each such case, such document contains or refers to information in relation to the disposal by the GKN Group of the whole or any part of the Businesses, the Business Assets or the Shares or in relation to the negotiations in respect of the transactions contemplated by this Agreement.

27.2Use of the Excluded Trade Marks

(a)

The Purchaser acknowledges and agrees, on behalf of itself and each other member of the Purchaser’s Group that nothing in this Agreement shall operate as an agreement to transfer (nor shall transfer) any right, title or interest in any of the Excluded Trade Marks.

(b)

The Purchaser’s Group shall be permitted for a period of six months from Completion to use the Excluded Trade Marks on any buildings, fixtures, signs, hoardings and otherwise, except as provided in Clauses (d), (e) and/or (f).

(c)

The Purchaser’s Group shall be permitted to use, for a period of six months from Completion, the Excluded Trade Marks on letterhead, stationery and invoices, and for a period of twelve months from Completion, stocks of Products and on any sales literature relating to such stocks which bear the same prior to Completion but have not been sold prior to Completion. After the expiry of the six or twelve month period (as applicable), the Purchaser shall, and shall procure that the other members of the Purchaser’s Group shall, cease all further use of the Excluded Trade Marks and shall destroy any unused packaging (other than stocks of Products) or other materials on which the Excluded Trade Marks are used, remove or permanently obliterate (to the extent practicable) the Excluded Trade Marks from, or cover over or otherwise conceal (if permanent obliteration is not practicable) the Excluded Trade Marks on such packaging or other materials and any remaining stocks, stationery, letterhead and invoices.

(d)

The Purchaser shall procure that as soon as practicable and no later than five Business Days following Completion, the Target Group Members whose Names include any of the Excluded Trade Marks shall pass all necessary resolutions and take all necessary steps within their control to change them to Names which do not include any of the Excluded Trade Marks or any other word or name likely to be confused or associated with any of them or (as applicable) to cancel such registrations of such Names. The Purchaser shall provide GKN with written evidence that such name change or cancellation has been effected upon receipt of confirmation from the appropriate registry, chamber or court.

(e)	GKN shall procure that:
(i)

as soon as practicable and no later than five Business Days following Completion the Sellers and any other members of the GKN Group whose Names include any of the trade marks forming part of the Business IP or Company IP shall pass all necessary resolutions and take all necessary steps within their control to change them to Names which do not include any such trade marks or any other word or name likely to be confused or associated with any of them or (as applicable) to cancel such registrations of such Names and GKN shall provide the Purchaser with written evidence that such name change or cancellation has been effected upon receipt of confirmation from the appropriate registry, chamber or court;

(ii)

the Sellers and any other members of the GKN Group shall cease all further use of the trade marks forming part of the Business IP or Company IP from Completion and as soon as practicable and no later than three months following Completion shall destroy any unused packaging or other materials on which the trade marks forming part of the Business IP or Company IP are used or remove or permanently obliterate the trade marks forming part of the Business IP or Company

IP from such packaging or other materials and any remaining stocks, stationery, letterhead and invoices; and

(iii)

the Business Sellers and any other members of the GKN Group shall cease to use any domain names in relation to the websites which contain the trade marks forming part of the Business IP or Company IP as soon as practicable.

(f)

All goodwill arising out of the use or display by the GKN Group of any of the trade marks forming part of the Business IP or Company IP following Completion shall accrue to and vest in the Purchaser, or as it shall direct, absolutely. GKN shall, and shall procure that the other members of the GKN Group shall (at the Purchaser's cost), execute all documents reasonably required by the Purchaser in order to give effect to this provision.

(g)

All goodwill arising out of the use or display by the Purchaser’s Group of any of the Excluded Trade Marks shall accrue to and vest in GKN, or as it shall direct, absolutely. The Purchaser shall, and shall procure that the other members of the Purchaser’s Group and each of the Target Group Members shall (at GKN’s cost), execute all documents reasonably required by GKN in order to give effect to this provision.

(h)

Except as permitted in this Clause 27.2 (Use of the Excluded Trade Marks), the Purchaser shall not, and agrees to procure that no other member of the Purchaser’s Group shall, use any of the Excluded Trade Marks, nor any name or mark confusingly or colourably similar to any of them.

28.Default Interest, Costs and Exchange Rates

28.1Default Interest

If a party fails to pay any amount payable under this Agreement or any Transaction Document on the due date for payment, that party must pay interest on any amount unpaid at the Default Rate. Any interest payable under this Clause 28.1 shall accrue daily from the due date to and including the date of actual payment of such sum, and shall be compounded quarterly and shall be paid on the demand of the other party.

28.2Responsible for own costs

Subject always to Clause 4.7 (Responsibility for Taxes and fees) and any other express provision of this Agreement or any Transaction Document, each party shall be responsible for all the costs, charges and expenses incurred by it in connection with and incidental to the preparation and completion of this Agreement, each of the other Transaction Documents and the sale and purchase of the Businesses, the Business Assets and the Shares under the Transaction Documents.

28.3Responsibility for recordal costs

Save as otherwise provided in this Agreement, or any other Transaction Document the Purchaser shall be responsible for all costs, charges and expenses incurred in effecting any recordal of the transfer of title of the Business Assets including, without limitation, recordal of the transfer of title of registered Business IP at the relevant Intellectual Property registries.

28.4Exchange Rate for Foreign Currencies

(a)

References in any Warranty or paragraph of Schedule 1 (Conduct until Completion) to any monetary sum expressed in Euros shall be deemed to be a reference to an equivalent amount in the local currency of the jurisdiction of the relevant Target Company or Business translated at the Exchange Rate on the date of the French Agreement.

(b)

Where it is necessary to determine whether a monetary limit or threshold set out in Paragraph 2.1(d) or paragraph 2.1(e) of Schedule 5 (Provisions relating to Purchaser's Claims) has been reached or exceeded (as the case may be) and the value of the relevant Purchaser's Claim or Environmental Claim or any of the relevant Purchaser's Claims or Environmental Claims is expressed in a currency other than Euros, the value of each such Purchaser's Claim or Environmental Claim shall be translated into Euros by reference to the Exchange Rate on the date that written notification is sent to GKN by the Purchaser in accordance with paragraph 2.1 of Schedule 5 (Provisions relating to Purchaser's Claims) of the existence of such Purchaser's Claim or Environmental Claim or, if such day is not a Business Day, on the Business Day immediately preceding such day.

(c)	For the purpose of converting amounts specified in one currency into another currency, the rate of exchange to be used shall be:
(i)

for the purposes of converting the Brazilian Business Consideration, the Chinese Business Consideration and the US Business Consideration from their respective local currency into Euros, the closing mid-point spot rate for exchanges between the relevant currencies quoted in the Financial Times (London edition) for the nearest Business Day for which that rate is so quoted prior to the date of conversion (the Exchange Rate) and the date of conversion shall be the date of the French Agreement;

(ii)

for the purposes of calculating the Estimated Working Capital and the Estimated Net Debt, the amounts included in the Estimated Working Capital Statement and the Estimated Net Debt Statement respectively will be converted from the relevant local reporting currencies into Euros using the rates for exchanges between those currencies and the Euro set out in Appendix 2 of the Special Purpose Accounts; and

(iii)

for the purposes of calculating the Working Capital Value and the Net Debt, the amounts included in the Working Capital Statement and the Closing Net Debt Statement respectively will be converted from the relevant local reporting currencies into Euros using the relevant closing mid-point spot rate for exchanges between the relevant currencies for the nearest Business Day prior to the Completion Date for which that rate is so quoted, quoted on the Bloomberg website as

"GBPEUR Curncy PX_YEST_MID", "GBPUSD Curncy PX_YEST_MID", " GBPINR Curncy PX_YEST_MID", "GBPBRL Curncy PX_YEST_MID" or "GBPCNY Curncy PX_YEST_MID" (as applicable).

29.Entire Agreement

29.1This Agreement, the Confidentiality Agreement and the other Transaction Documents set out the entire agreement and understanding between the parties in respect of the sale and purchase of the Shares and the Businesses. This Agreement supersedes all prior agreements, undertakings or arrangements (whether oral or written) relating to the sale and purchase of the Shares and the Businesses which shall cease to have any further force or effect. It is agreed that:

(a)

no party has entered into this Agreement or any other Transaction Document in reliance upon any statement, representation, warranty or undertaking of any other party or any of its Connected Persons other than those expressly set out or referred to in this Agreement or any other Transaction Document;

(b)

any warranties, terms or conditions which may be implied by Applicable Law in any jurisdiction in relation to the transactions proposed by the Transaction Documents shall be expressly excluded or, if incapable of exclusion, irrevocably waived;

(c)

no party shall have any claim or remedy in respect of misrepresentation (whether negligent or otherwise, and whether made prior to, and/or in, this Agreement) or untrue statement made by any other party or any of its Connected Persons;

(d)

save for such liability as a party and its Connected Persons has under or in respect of any breach of this Agreement or any of the other Transaction Documents, no party or Connected Person shall owe any duty of care, nor have any liability in tort or otherwise, to any other party or its respective Connected Person in respect of, arising out of, or in any way relating to the transactions contemplated by the Transaction Documents; and

(e)	nothing in this Agreement shall exclude any liability for, or remedy in respect of, fraud or fraudulent misrepresentation.

The agreements and undertakings in this Clause 29 are given by each party on its own behalf and as agent for each of its Connected Persons. Each party acknowledges that the other party gives such agreements and undertakings as such agent with the full knowledge and authority of each of its respective Connected Persons. In this Clause 29, Connected Person means, in each case, to the extent that they are involved on behalf of a party, (i) a party’s officers, employees, group undertakings, agents and advisers, (ii) officers, employees, agents and advisers of a party’s group undertakings; and (iii) officers, employees and partners of any such agent or adviser or of any group undertaking of such an agent or adviser.

29.2Each of GKN and the Purchaser agrees that:

(a)	it will procure so far as it is legally able that each of its Connected Persons complies with, and does not make any claim which is inconsistent with, the terms of Clause 29.1; and
(b)

it will indemnify and hold harmless the other and each of that other’s Connected Persons on demand from and against all Costs suffered or incurred by any of them arising directly or indirectly from a breach of this Clause 29 by GKN or the Purchaser or, as the case may be, any of their respective Connected Persons.

30.No Set-Off

Save as expressly provided in this Agreement or any other Transaction Document, any payments to be made by any party under this Agreement or any other Transaction Document (including in respect of any Purchaser's Claim or Environmental Claim, Third Party GKN Claim or Tax Claim) shall be made in full without any set-off, restriction, condition or deduction for or on account of any counterclaim except for payments due between the Seller and the Purchaser in relation to the Working Capital Adjustment and Net Debt under Clause 4.2(b) and Clause 4.2(c) respectively.

31.Continuing Effect

Each provision of this Agreement shall continue in full force and effect after Completion, unless such provision has been fully performed on or before Completion.

32.Invalidity

If all or any part of any provision of this Agreement or any Transaction Document (the Relevant Provision) shall be or become illegal, invalid or unenforceable, then the remainder (if any) of the Relevant Provision and all other provisions of this Agreement or the relevant Transaction Documents shall remain valid and enforceable, and, in addition, the Relevant Provision shall be either: (i) amended by agreement between the parties to the extent necessary to render the Relevant Provision legal, valid and enforceable, such amendments to differ from the replaced provision as little as possible and the effect of such amendments to be as close to the intended effect of the illegal, invalid or unenforceable provision; or (ii) in the event that such amendment is not permitted under Applicable Law, severed in its entirety from this Agreement or the relevant Transaction Document, and the rights and obligations of the parties shall be construed accordingly.

33.Amendments, Variations, Releases and Waivers

33.1Amendments to be in writing

Subject only to any deemed amendment to, or severance of, any provision of this Agreement pursuant to Clause 32 (Invalidity), no amendment or variation of the terms of any Transaction Document shall be effective unless it is made in a written document signed by all of the parties to such document.

33.2Release of rights and liabilities

Any liability of:

(a)	the Purchaser or any other member of the Purchaser’s Group to GKN or any other member of the GKN Group and/or any right of GKN under this Agreement; or
(b)	GKN or any other member of the GKN Group to the Purchaser or any other member of the Purchaser’s Group and/or any right of the Purchaser under this Agreement,

may, in whole or in part, be released, compounded or compromised or time or indulgence may be given in respect of it without in any way prejudicing or affecting its rights against the Purchaser or any other member of the Purchaser’s Group or GKN or any other member of the GKN Group (as the case may be) in respect of any other liability under this Agreement.

33.3Waivers

Any release, extension of time or waiver by a party in favour of the other of any (or any part of any), or in relation to, of its rights under this Agreement shall only be binding if it is given in writing. Any such release, extension of time or waiver shall:

(a)	be confined to the specific circumstances in which it is given; and
(b)	not affect any other enforcement of the same right or the enforcement of any other right by or against any of the parties.

34.Assignment

34.1Permitted assignments

(a)	Neither the obligations nor the benefits under this Agreement or any of the other Transaction Documents shall be assignable except in accordance with this Clause 34.1.
(b)

The Purchaser may, upon giving written notice to GKN, assign the benefit of the Transaction Documents in whole or in part (subject, for the avoidance of doubt, to all limitations contained herein including, without limitation, limitations on claims under the Warranties) to one or more members of the Purchaser’s Group (a Permitted Assignee) subject to the following conditions (each an Assignment Condition):

(i)

if any such assignment takes place in respect of this Agreement to more than one Permitted Assignee the terms of the assignment shall be such as to vest in only one Permitted Assignee any and all benefits afforded by this Agreement to the Purchaser to pursue any Purchaser's Claim or Environmental Claim for itself and on behalf of any relevant member of the Purchaser’s Group; and

(ii)	if a Permitted Assignee shall subsequently cease to be a member of the Purchaser’s Group, the Purchaser shall procure that, prior to its ceasing to be a member of the Purchaser’s Group, the

Permitted Assignee shall assign so much of the benefit of the Transaction Documents as has been assigned to it to the Purchaser or (upon giving further written notice to the Sellers) to another member of the Purchaser’s Group. Any purported assignment in contravention of this Clause 34.1 shall be void.

(c)

GKN may assign the benefit of this Agreement in whole or in part to one or more members of the GKN Group from time to time subject to the Assignment Condition in Clause 34.1(b)(ii) read as if all references to the Purchaser and Purchaser's Group are instead to GKN and the GKN Group, respectively.

34.2No increase in liability

The parties hereby agree that where the Purchaser, or GKN, assigns the benefit of this Agreement under Clause 34.1 (Permitted assignments) in whole or in part to any other person, the liabilities of (in the case of an assignment by GKN) the Purchaser (and all other members of the Purchaser’s Group) to GKN or (in the case of an assignment by the Purchaser) GKN (and all other members of the GKN Group) to the Purchaser under this Agreement shall be no greater than such liabilities would have been had the assignment not occurred.

35.Notices

35.1Notice requirements

All notices and other communications relating to this Agreement:

(a)	shall be in writing;
(b)	shall be delivered by hand or sent by post or email);
(c)

(subject to this Clause 35.1) shall be delivered or sent to the party concerned at the relevant address or number, as appropriate, and marked as shown in Clause 35.2 (Initial details of parties), subject to such amendments as may be notified from time to time in accordance with this Clause 35 by the relevant party to the other parties by not less than 15 Business Days’ notice, except that no party may so notify an address outside England and Wales;

(d)

may in the alternative in the case of any judgement or other notice or process on any party which is a company incorporated in England and Wales, be delivered or sent to its registered office from time to time; and

(e)	shall take effect:
(i)	if delivered by hand, upon delivery; or
(ii)

if posted, at the earliest of the time of delivery and (if posted to an address in the same country as the sender (and for these purposes the United Kingdom shall be regarded as one country) by first class, pre-paid, registered post) 10 a.m. on the second Business Day after posting or (if posted to an addressee not in the same country as the sender by first class, pre-paid, registered airmail) 10 a.m. on the fourth Business Day after posting
(iii)

if sent by email, when the email is sent, provided that no notification is received of non-delivery and a copy of the notice is sent by another method referred to in this Clause 35 within one Business Day of sending the email.

35.2Initial details of parties

The initial details for the purposes of Clause 35.1 (Notice requirements) are:

Party:	GKN
Address:	PO Box 55, Ipsley House, Ipsley Church Lane, Redditch B98 0TL
Email:	david.radford@GKN.com
Marked for the attention of:	David Radford
Party:	ALTRA INDUSTRIAL MOTION CORP
Address:	300 Granite Street, Suite 201, Braintree MA 02184
Email:	glenn.deegan@altramotion.com
Marked for the attention of:	Glenn E. Deegan, Vice President, General Counsel and Secretary
With a copy to:	HERBERT SMITH FREEHILLS LLP
Address:	Exchange House, Primrose Street, London EC2A 2EG
Email:	tomasz.wozniak@hsf.com
Marked for the attention of:	Tomasz Woźniak

35.3Appointment of Process Agent

35.4The Purchaser irrevocably appoints The Hay Hall Group Limited, of Bibby Transmissions, Cannon Way, Dewsbury, West Yorks, WF13 1EH as its agent to accept service of process in relation to any legal actions or proceedings arising out of this Agreement and begun in England or Wales. Such service shall be deemed completed on delivery to such agent (whether or not it is forwarded to or received by the Purchaser) and shall be valid until such time as GKN has received prior written notice that such agent has ceased to act as agent for the Purchaser. If for any reason such agent ceases to act as agent or no longer has an address in England or Wales, the Purchaser irrevocably agrees to appoint a substitute reasonably acceptable to GKN within England and Wales and deliver to GKN within 10 Business Days of such appointment a copy of a written acceptance of appointment by the new process agent. Nothing in this Agreement shall affect the right to serve process in any other manner permitted by Applicable Law.

36.Dispute Resolution

36.1Dispute escalation

The parties shall negotiate in good faith and seek to settle amicably any dispute that may arise out of or in relation to this Agreement or any other Transaction Documents (excluding the Environmental Indemnity) (or their construction, existence, validity or termination) (a Dispute). If a Dispute cannot be settled through negotiations by appropriate representatives of each of the parties, either party may give to the other a notice in writing (a Dispute Notice). If the Dispute is not settled by agreement in writing between the parties within 10 Business Days of the Dispute Notice it shall be resolved in accordance with Clauses 36.3 (Confidential negotiations) and 39 (Law and Jurisdiction).

36.2Expert determination

Any Dispute with respect to any matter which is of a technical nature and related to the Shared Contracts or the Business Property shall at the instance of any party be referred to a person agreed between the parties, and, in default of agreement within five Business Days of a notice from any party to the other calling upon the other so to agree, to a person chosen on the application of any party by the President for the time being of the Institute of Chartered Accountants. For the purpose of Clause 36.1 (Dispute escalation) and this Clause 36.2, a matter shall be deemed to be of a “technical nature” if it relates to or arises in relation to a dispute concerning the meaning of any individual element forming part of the definition of the “Worldwide Business” or “Products”.

(a)	Such person:
(i)	shall act as an expert and not as an arbitrator; and
(ii)

shall decide on the procedure to be followed in the determination (provided that, in any event, he shall give all parties a full opportunity of making such representations as they may reasonably require) and be required to deliver his determination in writing to the parties with the reason for his determination within 20 Business Days of his appointment.

(b)

The decision of such expert shall be final and binding. The costs of such expert shall be borne equally by the parties. Each party shall provide to the expert all information reasonably requested by him to aid his determination of the Dispute.

36.3Confidential negotiations

All negotiations undertaken between the parties in connection with a Dispute pursuant to Clause 36.3 (Confidential negotiations) or 36.2 (Expert determination) will be subject to Clause 26 (Confidentiality). All negotiations will be without prejudice to the rights of the parties in any future proceedings.

37.Contracts (Rights of Third Parties) Act 1999

37.1Subject to Clause 37.2:

(a)	each party undertakes to each other that each of its respective Connected Persons shall have the right to enforce the terms of Clause 29 (Entire Agreement); and
(b)	GKN agrees that any director, employee, officer or agent of each member of the Purchaser Group shall have the right to enforce the terms contained with respect to Clause 18.4 (Claims by GKN),
(c)	under the Contracts (Rights of Third Parties) Act 1999.

37.2The rights of Connected Persons under Clause 37.1 and any director, employee, officer or agent of each member of the Purchaser Group under Clause 18.4 (Claims by GKN) are subject to the other terms and conditions of this Agreement and the Transaction Documents. The parties to this Agreement may by agreement rescind or vary any term of this Agreement without the consent of any such Persons.

37.3Save as provided in Clause 37.1 and Clause 18.4 (Claims by GKN) or the terms of any Transaction Document, a person who is not party to the Transaction Documents shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of their terms.

38.Counterparts

This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until all the parties have executed at least one counterpart but all the counterparts shall together constitute but one and the same instrument.

39.Law and Jurisdiction

39.1This Agreement and, unless otherwise stipulated in this Agreement or in the Transaction Documents, all agreements concluded hereunder (each an Ancillary Agreement) and any non-contractual obligation or other matter arising out of or in connection with this Agreement or an Ancillary Agreement shall be governed by and construed in accordance with English law.

39.2Subject to Clause 36.2 (Expert determination), the parties agree that any dispute, claim, controversy or difference arising out of or in connection with this Agreement or a Transaction Document (other than the Environmental Indemnity), unless otherwise stipulated in any Transaction Document, including any question regarding its existence, validity, interpretation or termination or any dispute regarding any non-contractual obligations arising out of or in connection with it (a Dispute), shall be referred to and finally resolved by arbitration under the LCIA Rules (the Rules), which Rules are deemed to be incorporated by reference into this Clause.

39.3The seat or legal place, shall be London.

39.4The number of arbitrators shall be three.

39.5The claimant (or claimant parties jointly) shall nominate in the Request for Arbitration one arbitrator and the respondent (or respondent parties jointly) shall nominate in the Response one arbitrator. The two arbitrators nominated by the parties shall within 15 days of the appointment of the second arbitrator, agree upon a third arbitrator who shall act as Chairman of the Tribunal.  Notwithstanding anything to the contrary in the Rules, in agreeing upon a third arbitrator, the two arbitrators may communicate directly with each other and their respective appointing parties.  If no agreement is reached upon the third arbitrator within 15 days of the appointment of the second arbitrator, the LCIA Court shall expeditiously nominate and appoint a third arbitrator to act as Chairman of the Tribunal. If the claimant or claimant parties and/or the respondent or respondent parties fail to nominate an arbitrator, an arbitrator shall be appointed on their behalf by the LCIA Court in accordance with the Rules.  In such circumstances, any existing nomination or confirmation of an arbitrator shall be unaffected, and the remaining arbitrator(s) shall be appointed in accordance with this Clause 39.

39.6Each party expressly agrees and consents to this process for nominating and appointing the Arbitral Tribunal and, in the event that this Clause 39 operates to exclude a party's right to choose its own arbitrator, irrevocably and unconditionally waives any right to do so.

39.7The language to be used in the arbitration shall be English.

39.8The law of the arbitration agreement shall be the law of England.

39.9This agreement to arbitrate shall be binding upon the parties, their successors and assigns.

40.Execution

The parties have shown their acceptance of the terms of this Agreement by executing it at the end of the Schedules.

Schedule 1

Conduct until Completion

1.1

In relation to the Businesses, Companies and Subsidiaries from the date of the French Agreement until Completion, GKN shall, save (i) as may otherwise be required or permitted in accordance with an obligation of GKN, a Company Seller or a Business Seller under the terms of any Transaction Document; (ii) in connection with the transfer or disposal of any Excluded Assets and/or the Excluded Business; or (iii) with the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed):

(a)

procure that the Worldwide Business is in all material respects conducted in the ordinary course and in substantially the same manner as the Worldwide Business was carried on as at the date of the French Agreement;

(b)

procure that there is no declaration, authorisation, making or payment of a dividend or other distribution (whether in cash, stock or in kind) nor any reduction of any Company's or Subsidiary's paid-up share capital, or any uncalled or unpaid liability in respect thereof, or any capital redemption reserve, share premium account or other reserve that is not freely distributable by that Company or Subsidiary;

(c)

procure that that no Target Group Member creates, allots, issues, acquires, sells, transfers, repays or redeems any share or loan capital or agrees, arranges or undertakes to do any of those things (except to another Target Group Member);

(d)

procure that no Target Group Member gives, grants or enters into or agrees to give, grant or enter into any option (whether by conversion, subscription or otherwise), warrants or commitments in respect of any of its share or loan capital;

(e)

procure that no Target Group Member or Business Seller in relation to the Worldwide Business acquires or agrees to acquire an interest in a corporate body or merges or consolidates with a corporate body or any other person, enters into any demerger transaction or participates in any other type of corporate reconstruction;

(f)

procure that no Target Group Member no Business Seller acquires or disposes of, or agrees to acquire or dispose of, any material assets, businesses or undertakings or any material revenues or assumes or incurs, or agrees to assume or incur, any material liability, obligation or expense (actual or contingent) in relation to the Worldwide Business other than in the ordinary course of business;

(g)

procure that no Target Group Member passes any resolution by its members in general meeting or makes any alteration to its articles of association, by-laws or equivalent constitutional documents, other than as required to comply with its Completion obligations set out in Schedule 3 (Completion Arrangements);

(h)

procure that no Target Group Member or Business Seller in respect of the Worldwide Business (other than in the ordinary course of business) creates any obligations that are required to be classified and accounted for as a finance lease for financial reporting purposes in accordance with IFRS, any liabilities relating to Factoring Payables, or any obligations under sale and leaseback transactions;

(i)

procure that no Target Group Member or Business Seller in respect of the Worldwide Business (other than in the ordinary course of business) repays, acquires, redeems or creates any borrowings or other indebtedness or obligation in the nature of borrowings (including obligations pursuant to any debenture, bond, note, loan stock or other security and obligations pursuant to finance leases) in excess of an aggregate amount of €250,000;

(j)

procure that no Target Group Member or Business Seller in respect of the Worldwide Business makes any advance, loan or deposit of money other than in the ordinary course of business or cancels, releases or assigns any indebtedness owed to it in excess of an aggregate amount of €250,000;

(k)

procure that no Target Group Member or Business Seller in respect of the Worldwide Business (i) leases, licences or parts with or shares possession or occupation of; or (ii) surrenders or otherwise disposes of, any Property or enters into any agreement or arrangement to do so;

(l)

procure that no Target Group Member or Business Seller in respect of the Worldwide Business materially breaches any material covenants on its part that are contained in any lease or licence of any material Property held or occupied by it;

(m)

procure that no Target Group Member or Business Seller in respect of the Worldwide Business sells, licenses, terminates its right to use or otherwise disposes of, any material Intellectual Property rights that are owned, licensed or used by any Target Group Member or Business Seller in respect of the Worldwide Business, except in the ordinary course of business;

(n)

procure that no Target Group Member or Business Seller in respect of the Worldwide Business knowingly fails to renew or knowingly fails to take any action to defend or preserve any trademarks or patents;

(o)

procure that (i) changes are not made in terms of employment (contractual or non-contractual and including pension fund commitments, working practices and collective agreements) of any Employee, other than those required by Applicable Law or any applicable collective bargaining agreement or any customary annual cost of living increases in the ordinary course, which would increase in aggregate the total staff costs of the Target Group and the Business Sellers in respect of the Worldwide Business by more than 3 per cent. per annum; and (ii) except to replace Employees on substantially the same terms, no Target Group Member or member of the GKN Group shall employ or agree to employ any new persons fully or part time in the Target Group or the Business in respect of the Worldwide Business where the total staff costs of the Target Group and the Business Sellers in respect of the Worldwide Business would be increased in aggregate by more than 3 per cent. per annum;
(p)

procure that no Target Group Member or Business Seller with respect to the Worldwide Business gives, or agrees to give to a third party, a guarantee, indemnity or other agreement to secure, or incur financial or other obligations with respect to, another person outside of the obligation of the Target Group or the Business Seller in respect of the Worldwide Business;

(q)

ensure that all material insurances in respect of the Businesses, the Business Assets, the Companies and the Subsidiaries taken out or maintained by GKN or any other member of the GKN Group or by any of the Companies or Subsidiaries as at the date of the French Agreement are maintained in full force and effect up to Completion;

(r)	procure that no Target Group Member or Business Seller in respect of the Worldwide Business enters into any transaction with any person otherwise than at arms' length;
(s)	procure that no Target Group Member enters into any new property lease or any agreement or arrangement to do so;
(t)	procure that no proposal for the winding up or liquidation of any Target Group Member or Business Seller is made;
(u)

procure that no Target Group Member or Business Seller changes its auditors or makes any change to its accounting practices or policies, except where such change is recommended by its auditors as a consequence of a change in generally accepted accounting practices or policies applicable to companies carrying on businesses of a similar nature, or as a consequence of a change in Applicable Law;

(v)

procure that no Target Group Member or Business Seller in relation to the Worldwide Business makes any Tax election other than in a manner consistent with past practice or revokes or changes any Tax election or grants or requests a waiver or extension of any limitation on the period for audit and examination or assessment and collection of Tax, or files any amended Tax return or amends or agrees to the amendment of the terms of any Tax grouping or Tax consolidation agreement or enters into or amends any agreement terminating the same, or settles or compromises any contested Tax liability; and

(w)

procure that no Target Group Member or Business Seller in relation to the Worldwide Business adopts or changes any Tax accounting method, practice or period, other than as required by law or generally accepted accounting practice (in which case GKN shall notify the Purchaser of such requirement).

1.2

Pending Completion, GKN shall procure that, save (i) as may otherwise be required, permitted in accordance with an obligation of GKN, a Company Seller or a Business Seller: (A) under the terms of any Transaction Document; (B) to facilitate Completion; or (C) in connection with the transfer or disposal of any Excluded Assets and/or the Excluded Business; or (ii) with the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed); and (iii) except in the ordinary course of business, none of the following are done, permitted or agreed to be done by or in relation to the Target Group or the Worldwide Business:

(a)

any entry into or modification by any Business Seller in relation to a Business or the Companies or Subsidiaries of, or a termination of, any material contract or arrangement having a value or involving or likely to involve expenditure in excess of €250,000 per annum or which is of a long term or unusual nature (a long term nature meaning that such contract or arrangement is not capable of performance within its terms within 1 year after the date on which it is entered into or undertaken) or which could involve an obligation of a material nature (a liability for expenditure in excess of €250,000 being included as material for this purpose);

(b)

the institution or settlement of, or agreement to settle, any claim, litigation, arbitration or other proceedings where the institution or settlement would result in a payment to or by a Company or Subsidiary or (in relation to a Business) a Business Seller of €100,000 or more save for collection of debts in the ordinary course of trading; and

(c)

the creation of any Encumbrance over the Shares, the Business Assets or the Assets, or any of them, other than a Permitted Encumbrance or any other agreement or arrangement which has the same or similar effect to the granting of security in respect of all or any part of the Shares, the Business Assets or the Assets.

1.3

From the date of the French Agreement until Completion, GKN shall and shall procure that each Business Seller, Company and Subsidiary shall so far as it is able by exercising its rights as a shareholder of the relevant member of the GKN Group (as applicable), subject to Clause 26 (Confidentiality) and Paragraph 1.4 of this Schedule 1 procure that the Purchaser and such of its officers and employees as are reasonably necessary to perform the relevant activities shall be allowed, upon reasonable notice to GKN and during working hours, access to:

(a)

the books and records (including the Primary Books and Records, Secondary Books and Records and any other such documents and information of the Businesses, Companies and Subsidiaries as are reasonably required by the Purchaser for the purposes of the Compliance Integration) of the Business Sellers(s) relating to the Businesses and of each Company and its Subsidiaries and at the Purchaser's cost allow the Purchaser to take copies of the same; and

(b)	the premises and employees of the Businesses, Companies and Subsidiaries,

which the Purchaser reasonably requires for the purposes of:

(c)	integration planning and facilitating the transfer in ownership of the Businesses, the Business Assets, the Companies and Subsidiaries to the relevant Purchasers;

(d)	consulting with respect to, or extending, any offer of employment with or to any Employee, pursuant to the provisions of Schedule 12 (The Employees);
(e)	preparing a business plan for the Businesses, Companies and Subsidiaries, or any one of them, to be implemented following Completion; and
(f)

assisting the Purchaser's Group, including for these purposes the Companies and Subsidiaries, with any compliance and/or reporting requirements which the Purchaser's Group is required to comply with under Applicable Law (including under the FCPA and all other anti-bribery, anti-money laundering, compliance, counterparty acceptance and integrity or similar legislation applicable in any jurisdiction binding upon or applicable to the Purchaser's Group) (this Paragraph 1.3(f) of Schedule 1) being the "Compliance Integration".

1.4	The Purchaser agrees not to exercise the rights extended to it pursuant to this Schedule 1 (Conduct until Completion):
(a)	in such a manner as to materially and unreasonably disrupt the efficient running of the operations of the Worldwide Business; or
(b)	where such access would be restricted by Applicable Law, including any Competition Law.

1.

Schedule 2
List of Company Properties

No.	Address	Use	Tenure	Lessor/Owner	Lessee (if applicable)	Lease Expiry Date (if applicable)	Current Rent (if applicable)
1.	Honnetalstrasse 110 Hemer Unna 58675 Germany	Manufacturing and Storage	Leasehold	Sundwiger Messingwerk GmbH & Co	GKN Stromag AG	Expires 31 December 2016	€156,000 p.a. plus €18,000 p.a. CAM/Service Charge
3.	Hansastrasse 120 Unna 59425 Germany	Industrial	Freehold	GKN Stromag AG	-	-	€36,768 p.a. plus €13,248 p.a. for car parking and electricity recharges
4.	Dessauer Strasse 10 Dessau-Rosslau 06844 Germany	Land - Industrial	Freehold	Stromag Dessau GmbH	-	-	-
5.	Avenue de l’Europe 18150 La Guerche-Sur-L'Auboir France	Industrial	Freehold	GKN Stromag France SAS	-	-	-
6.	9 Rue Du Chateau D’Has Avelin 59710 France	Office	Leasehold	La Societe Civile Du Riez	Stromag France SAS	Expires 31 December 2017 Lease to auto-renew on expiry indefinitely	€2,955 p.a. plus €1,170 p.a. CAM/operating costs
7.	9 Rue Jean Baptiste Dumaire Parc Industriel Sud-Zone Industrielle Edison Sarreguemines 57200 France	Offices – 1st Floor	Leasehold	Steeltech	GKN Stromag France SAS	Expires 30 September 2016	€9,600 p.a. plus €3,780 p.a. electricity

No.	Address	Use	Tenure	Lessor/Owner	Lessee (if applicable)	Lease Expiry Date (if applicable)	Current Rent (if applicable)
8.	20 Allee des Erables PA Paris Nord II Villepinte 93420 France	Office	Leasehold	Genepierre Societe Civile de Placement Immobilier	Sime Stromag SAS	Initial term expired on 30 September 2010 with auto renewal option for indefinite term	€54.11,36 p.a plus €11,547.96 p.a. CAM /operating costs
9.	Unit 11 Fleming Close Park Farm Wellingborough NN8 6UF UK	Manufacturing and Storage	Leasehold	BNP Paribas Securities Services Trust Company (Jersey) Ltd	GKN Stromag UK Ltd	7 October 2023	£47,500 p.a.
10.	T-154 MIDC Bhosari Pune 411026 India	Manufacturing	Leasehold	Press Fab Engineering Co.	GKN Stromag India Private Limited	31 December 2016	2.904 million INR p.a.
11.	448/14 Shinedevasti Nighoje Taluka Khed Pune India	Manufacturing	Leasehold	Vedant Associates	GKN Land Systems India Private Limited	7 August 2021 Option to extend for 5 years	5.1 million INR p.a
1.1

Schedule 3

Completion Arrangements

Part A
The Businesses

1.	Sellers’ Obligations
1.1	General

At Completion GKN shall (or shall procure that the relevant Business Seller shall):

(a)

deliver or cause to be delivered to the relevant Business Purchaser any material documents and records and deeds and documents of title relating to any of the Business Assets (and, at the Transfer Time, deliver or cause to be delivered all or any of the Business Assets which are capable of transfer by delivery, with the intent that title in such Business Assets shall pass by such delivery by making the same available for collection at the place in which they are situated or providing possession of the place in which they are situated);

(b)

deliver an extract from the minutes of a meeting of the board of directors of GKN authorising the execution by GKN of each of the Transaction Documents to be entered into by GKN at Completion together with a copy of any relevant powers of attorney pursuant to which any of the Transaction Documents are being executed;

(c)	deliver a certified copy of:
(i)	the minutes of a duly held meeting of the directors of GKN Service Benelux BV authorising the execution by GKN Service Benelux BV of the Belgian Business Transfer Agreement;
(ii)	the minutes of a duly held meeting of the shareholders of GKN do Brasil Ltda authorising the execution by GKN do Brasil Ltda of the Brazilian Business Transfer Agreement;
(iii)	the minutes of a duly held meeting of the directors of GKN (Taicang) Co Ltd authorising the execution by GKN (Taicang) Co Ltd of the Chinese Business Transfer Agreement;
(iv)

the minutes of a duly held meeting of the directors of GKN Service Austria GmbH authorising the execution by GKN Service Austria GmbH of the Czech Business Transfer Agreement and the Czech Business Transfer Record;

(v)	the minutes of a duly held meeting of the directors of GKN Ayra Servicio SA authorising the execution by GKN Ayra Servicio SA of the Spanish Business Transfer Agreement;

(vi)	the minutes of a duly held meeting of the directors of GKN Rockford Inc. authorising the execution by GKN Rockford Inc. of the US Business Transfer Agreement;
(vii)	the minutes of a duly held meeting of the directors of GKN Walterscheid Inc. authorising the execution by GKN Walterscheid Inc. of the US Business Transfer Agreement;
(viii)

the minutes of a duly held meeting of the directors of GKN Stromag Scandinavia AB authorising the execution by GKN Stromag Scandinavia AB of the Norwegian Business Transfer Agreement and the Swedish Business Transfer Agreement;

(ix)	the minutes of a duly held meeting of the directors of GKN Service Italia SpA authorising the execution by GKN Service Italia SpA of the Italian Deed of Transfer;
(d)	enter into the Italian Deed of Transfer in the presence of an Italian notary;
(e)	provide the original certificate requested pursuant to art. 14 of Italian Legislative Decree no. 472 dated December 18 1997;
(f)	procure the delivery to the Purchaser of counterparts of each of:
(i)	the Transitional Services Agreement;
(ii)	the Indemnity Assignment Agreement;
(iii)	the Patent Licence Agreement;
(iv)	the Supply Agreement 1;
(v)	the Supply Agreement 2;
(vi)	the Supply Agreement 3;
(vii)	the Distribution Agreement;
(viii)	the Belgian Business Transfer Agreement;
(ix)	the Brazilian Business Transfer Agreement;
(x)	the Chinese Business Transfer Agreement;
(xi)	the Czech Business Transfer Agreement;
(xii)	the Czech Business Transfer Record;
(xiii)	the Norwegian Business Transfer Agreement;
(xiv)	the Spanish Business Transfer Agreement;
(xv)	the US Business Transfer Agreement;

(xvi)	the Swedish Business Transfer Agreement; and
(xvii)	the Environmental Indemnity,

duly executed in each case by GKN or the relevant Business Seller; and

(g)	deliver evidence to the reasonable satisfaction of the Purchaser of the recapitalisation of GKN Land Systems SAS in accordance with Clause 8.3(d).
2.	Purchaser’s Obligations

At Completion the Purchaser shall (for itself and on behalf of each of the other Purchasing Entities) or (in the case of sub-paragraph 2(b), 2(c) and 2(d) only) the Purchaser shall procure that Altra Industrial Motion do Brasil S.A. or Svenborg Brakes Shanghai Co. Ltd or the Business Purchaser of the US Business as applicable, shall:

(a)

pay to GKN (for itself and on behalf of the Company Sellers and Business Sellers) the Initial Payment in the manner prescribed by Clause 4.4 (Method of payment) and receipt by GKN of the Initial Payment shall constitute a full and final discharge of the Purchaser’s and each of the Purchasing Entities’ obligations in respect of payment of the Initial Payment in accordance with Clause 4.2 (Payment of consideration);

(b)

pay to GKN (Taicang) Co Ltd an amount equal to the Chinese Business Consideration in the manner prescribed by Clause 4.4 (Method of payment) and receipt by GKN (Taicang) Co Ltd of such amount shall constitute a full and final discharge of Svendborg Brakes Shanghai Co. Ltd's obligations in respect of payment of the Chinese Business Consideration in accordance with Clause 4.2 (Payment of consideration);

(c)

pay to GKN do Brasil Ltda an amount equal to the Brazilian Business Consideration in the manner prescribed by Clause 4.4 (Method of payment) and receipt by GKN do Brasil Ltda of such amount shall constitute a full and final discharge of Altra Industrial Motion do Brasil S.A.'s obligations in respect of payment of the Brazilian Business Consideration in accordance with Clause 4.2 (Payment of consideration);

(d)

pay to GKN America Corp an amount equal to the US Business Consideration in the manner prescribed by Clause 4.4 (Method of payment) and receipt by GKN America Corp of such amount shall constitute a full and final discharge of the Business Purchaser's of the US Business obligations in respect of payment of the US Business Consideration in accordance with Clause 4.2 (Payment of consideration);

(e)

deliver an extract from the minutes of a meeting of the board of directors of the Purchaser authorising the execution by the Purchaser of each of the Transaction Documents to be entered into by it at Completion together with a copy of any relevant powers of attorney pursuant to which any of the Transaction Documents are being executed;

(f)	deliver a certified copy of:
(i)

the minutes of a duly held meeting of the directors of Bauer Gear Motor Europe GmbH authorising the execution by Bauer Gear Motor Europe GmbH of the Belgian Business Transfer Agreement and the Italian Deed of Transfer;

(ii)

the minutes of a duly held meeting of the directors of Altra Industrial Motion do Brasil S.A. authorising the execution by Altra Industrial Motion do Brasil S.A. of the Brazilian Business Transfer Agreement;

(iii)	the minutes of a duly held meeting of the directors of Svendborg Brakes Shanghai Co. Ltd authorising the execution by Svendborg Brakes Shanghai Co. Ltd of the Chinese Business Transfer Agreement;
(iv)

the minutes of a duly held meeting of the directors of the relevant purchasing entity authorising the execution by the relevant purchasing entity of the Czech Business Transfer Agreement and the Czech Business Transfer Record;

(v)	the minutes of a duly held meeting of the directors of the relevant purchasing entity authorising the execution by the relevant purchasing entity of the Norwegian Business Transfer Agreement;
(vi)	the minutes of a duly held meeting of the directors of Svendborg Brakes España S.A. authorising the execution by Svendborg Brakes España S.A. of the Spanish Business Transfer Agreement;
(vii)	the minutes of a duly held meeting of the directors of the relevant purchasing entity authorising the execution by the relevant purchasing entity of the Swedish Business Transfer Agreement;
(viii)	the minutes of a duly held meeting of the directors of Inertia Dynamics LLC authorising the execution by Inertia Dynamics LLC of the US Business Transfer Agreement; and
(ix)	the minutes of a duly held meeting of the directors of the relevant purchasing entity authorising the execution by the relevant purchasing entity of the Italian Deed of Transfer;
(g)	enter into the Italian Deed of Transfer in the presence of an Italian notary;
(h)	procure the delivery to GKN of counterparts of each of:
(i)	the Transitional Services Agreement;
(ii)	the Indemnity Assignment Agreement;
(iii)	the Patent Licence Agreement;
(iv)	the Belgian Business Transfer Agreement;

(v)	the Brazilian Business Transfer Agreement;
(vi)	the Chinese Business Transfer Agreement;
(vii)	the Czech Business Transfer Agreement;
(viii)	the Czech Business Transfer Record;
(ix)	the Norwegian Business Transfer Agreement;
(x)	the Spanish Business Transfer Agreement;
(xi)	the Swedish Business Transfer Agreement;
(xii)	the US Business Transfer Agreement; and
(xiii)	the Environmental Indemnity,

duly executed in each case by the Purchaser or the relevant Business Purchaser.

3.	Notice of Sale

Following Completion GKN shall, and shall procure that each of the Business Sellers shall, if so requested by the Purchaser, and jointly with the Purchaser (at the Purchaser’s expense) arrange for the despatch to all or any past or present customers of the Businesses specifically nominated by the Purchaser of a notice announcing the sale by the GKN Group of the Businesses and introducing the Purchaser as its successor.

Part B
The Shares

1.	Sellers’ Obligations
1.1	The German Companies

At Completion GKN shall deliver to the Purchaser:

(a)	the German Share Sale and Transfer Agreement duly executed by GKN Driveline International GmbH;
(b)

a certified copy of the minutes of a duly held meeting of the directors and shareholders of GKN Driveline International GmbH authorising the execution of the German Share Sale and Transfer Agreement including the indirect transfer of shares in subsidiaries and the termination of the Profit and Loss Transfer Agreement;

(c)	a certified copy of the minutes of a duly held meeting of the shareholders of GKN Stromag Holding GmbH authorising the termination of the Profit and Loss Transfer Agreement;
(d)

duly executed letters of resignations, releases and waivers of any claims or actions from each of the existing directors of the German Companies effective as of the Completion Date in a form reasonably satisfactory to the Purchaser (acting reasonably);

(e)	a notice of termination of the Profit and Loss Transfer Agreement;
1.2	The French Companies

At Completion GKN shall deliver to the Purchaser:

(a)	the French Share Transfer Form duly completed and signed by GKN Automotive SAS;
(b)	the reiterative deed of transfer duly completed and signed by GKN Automotive SAS for registration with the tax authorities;
(c)	the French Implementing Agreement duly completed and signed by GKN Automotive SAS;
(d)

the share transfer register and individual shareholders’ accounts of the French Companies duly written up to date to show the transcription of the transfer of the shares of GKN Land Systems SAS to Warner Electric (Holding) SAS;

(e)	the decision of the sole shareholder of GKN Automotive Systems SAS authorising the sale of the shares of GKN Land Systems SAS to Warner Electric (Holding) SAS; and

(f)	duly executed letters of resignations of the existing directors of the French Companies effective as of the Completion Date in a form reasonably satisfactory to the Purchaser (acting reasonably).
1.3	The UK Company
(a)	At Completion GKN shall deliver, or cause to be delivered to the Purchaser:
(i)	the Stock Transfer Form duly executed by GKN;
(ii)

an irrevocable power of attorney executed by GKN in favour of The Hay Hall Group Limited, or its nominees, enabling The Hay Hall Group Limited, or its nominees, to exercise all voting and other rights attaching to the shares in the UK Company and to appoint proxies for that purpose pending registration of the transfers of the shares in the UK Company in a form reasonably satisfactory to the Purchaser (acting reasonably); and

(iii)

duly executed letters of resignations, releases and waivers of any claims or actions from each of the existing directors of the UK Company effective as of the Completion Date in a form reasonably satisfactory to the Purchaser (acting reasonably).

(b)

Effective from Completion, all existing mandates for the operation of the bank accounts of the UK Company shall be revoked and new mandates issued giving authority to persons nominated in writing by the Purchaser (such nomination to be notified at least 10 Business Days prior to Completion).

2.	Purchaser’s Obligations at Completion

At Completion the Purchaser shall, in addition to paying the Initial Payment as required by Clause 4.2(a)of this Agreement, deliver to GKN:

(a)	the French Share Transfer Form duly completed and signed by Warner Electric (Holding) SAS;
(b)	the French Implementing Agreement duly completed and signed by Warner Electric (Holding) SAS;
(c)	the reiterative deed of transfer duly completed and signed by Warner Electric (Holding) SAS for registration with the tax authorities;
(d)

a certified copy of the minutes of a duly held meeting of the directors of Warner Electric (Holding) SAS authorising the execution by Warner Electric (Holding) SAS of the French Share Transfer Form and French Implementating Agreement;

(e)	the German Share Sale and Transfer Agreement duly executed by Warner Electric Group GmbH; and

(f)

a certified copy of the minutes of a duly held meeting of the directors of Warner Electric Group GmbH authorising the execution by Warner Electric Group GmbH of the German Share Sale and Transfer Agreement.

Schedule 4
WARRANTIES

For the purpose of this Schedule, all references to Worldwide Business shall include the Businesses and the Target Group Members and, in each case, each of them.

Subject to Clause 18 (Seller Warranties) the Warranties are given in respect of the facts, matters, events and circumstances set out below as at the date of the French Agreement.

Part A
General Warranties (Businesses and Companies)

1.	Records

Since 5 September 2011, the books and records of the activities of the Worldwide Business required by Applicable Law to be maintained have, in all material respects, been so maintained and are, in all material respects, up-to-date, accurate in all material respects and contain all material matters required by Applicable Law to be entered in them. For the avoidance of doubt, no Warranty is given in relation to the accounting books and records and management accounts of the Worldwide Business.

2.	Accounts
2.1

The Special Purpose Accounts provide a reasonable view of the assets, liabilities and financial position of the Worldwide Business as compiled in accordance with the basis of preparation note set out in the Special Purpose Accounts.

2.2

The Statutory Accounts show a true and fair view of the assets, liabilities and financial position of GKN Land Systems SAS, GKN Stromag Holding GmbH, GKN Stromag AG and GKN Stromag UK Ltd as at the date they were prepared.

3.	Events since 30 June 2016

Since 30 June 2016:

(a)	the Worldwide Business has been carried on in the ordinary course;
(b)

there has been no event, change or occurrence which, individually or together with any other event, change or occurrence, has, or so far as GKN is aware would reasonably be expected to have, a material adverse effect on or cause a material adverse change to the financial or trading position of the Worldwide Business;

(c)	no Target Group Member or Business Seller with respect to the Worldwide Business has received notice from a party to a Material Contract to terminate such contract and, so far as GKN is aware, there exists no fact, circumstances or events likely to give rise to such a termination;
(d)

apart from the dividends provided for or Disclosed in the Special Purpose Accounts, no dividend or other distribution has been declared, paid or made by any Target Group Member to any party other than a Target Group Member;

(e)

no material debtor of any Target Group Member or Business Seller with respect to the Worldwide Business has been released on terms that it pays less than the book value of any debt (subject to settlement discounts on the usual terms which have been Disclosed to the Purchaser in the Disclosed Information) on the basis of the valuations adopted in the Special Purpose Accounts and no material debt has been written off or has proved to be irrecoverable to any extent. For these purposes material means in respect of any debtor a sum not less than €100,000;

(f)

save in the ordinary course of business, no Target Group Member or Business Seller with respect to the Worldwide Business has acquired or agreed to acquire any business or asset with a value in excess of €250,000;

(g)

save in the ordinary course of business, no Target Group Member or Business Seller with respect to the Worldwide Business has disposed of or agreed to dispose of any business or asset with a value in excess of €100,000; and

(h)

save in the ordinary course of business, no Target Group Member or Business Seller with respect to the Worldwide Business has assumed or incurred, or agreed to assume or incur, any liability (actual or contingent), obligation, commitment or expenditure involving an amount in excess of €250,000.

4.	Assets
4.1

Except for Stock disposed of in the ordinary course of business or assets acquired subject to retention or reservation of title by the supplier or manufacturer of such assets in the ordinary course of business, all the Assets and Business Assets:

(a)	are owned by a Target Group Member or Business Seller free from and clear of all Encumbrances other than Permitted Encumbrances;
(b)

are not the subject of any leasing, hiring or hire purchase or agreement for payment on deferred terms or assignment or factoring or similar agreement involving a cost in excess of €100,000 and save as entered into in the ordinary course of business and/or as provided in the Special Purpose Accounts or Disclosed in the operating leases contained in the Data Room;

(c)

are not the subject of any obligations that are required to be classified and accounted for as a finance lease for financial reporting purposes in accordance with IFRS, any liabilities relating to Factoring Payables, or any obligations under sale and leaseback transactions; and

(d)	are in the possession of or under the control of the relevant Target Group Member or Business Seller.

4.2

Where any Assets or Business Assets are used but not owned by a Target Group Member or Business Seller or any facilities or services are provided to a Target Group Member or Business Seller by a third party, no material event of default has been notified in writing to a Target Group Member or Business Seller (as applicable) which default may entitle any third party to terminate any agreement or licence which is material in the context of the Worldwide Business in respect of the provision of such Assets, Business Assets, facilities or services.

4.3

The Assets and Business Assets together with the rights conferred upon or acquired by the Purchaser and/or any Purchasing Entity under this Agreement, the Transitional Services Agreement and the Transaction Documents, taken together comprise in all material respects all the assets and rights which are necessary for carrying on the Worldwide Business substantially in the manner it is carried on by the Target Group and the Business Sellers on the date of the French Agreement.

5.	Financial Obligations
5.1

No Target Group Member or Business Seller with respect to the Worldwide Business has outstanding (other than trade debt) any loan capital, borrowings or indebtedness to a third party (a "Financial Obligation"), nor have any of them agreed to create or incur any Financial Obligation.

5.2

No Target Group Member or Business Seller with respect to the Worldwide Business has subsisting over the whole or any part of its present or future revenues any Encumbrance other than Permitted Encumbrances.

5.3

No Financial Obligation of any Target Group Member or Business Seller with respect to the Worldwide Business has become and is now due and payable before its normal or originally stated maturity and no demand or other notice requiring the payment or repayment of a Financial Obligation before its normal or originally stated maturity has in the 12 months prior to the date of the French Agreement been received by any Target Group Member or Business Seller with respect to the Worldwide Business.

5.4	Loans to directors and connected persons

There is not outstanding:

5.4.1

any loan made by any Target Group Member or Business Seller with respect to the Worldwide Business to, or debt owing to any Target Group Member or Business Seller with respect to the Worldwide Business by, any of the Sellers or any director of any Target Group Member or Business Seller with respect to the Worldwide Business or any person connected with any of them;

5.4.2

any agreement or arrangement to which any Target Group Member or Business Seller with respect to the Worldwide Business is a party and in which any director of any Target Group Member or Business Seller with respect to the Worldwide Business or any person connected with any of them is interested, except for their respective service agreements with the relevant entity.
6.	Contracts, commitments, etc.
6.1

No member of the GKN Group or any of the Companies or Subsidiaries received written notice in the 12 months prior to the date of the French Agreement that it is in default in any material respect under any Material Contract to which it is a party and which would entitle the other party thereto to exercise a right of termination under such agreement.

6.2	There is not outstanding in relation to the Target Group:
(a)	any Material Contract which was entered into other than in the ordinary course of business;
(b)

any contract (other than any Intra-Group Arrangement, Intra-Group Borrowing, Intra-Group Lending or intra-group trading arrangement) which was entered into other than by way of bargain at arm's length;

(c)	any joint venture, consortium, partnership or profit (or loss) sharing arrangement or agreement;
(d)	any contract of guarantee, indemnity or suretyship or any contract to secure any obligation of any person;
(e)	any agreement or arrangement which materially restricts the Target Group or Business Seller with respect to the Worldwide Business from doing business in any part of the World; or
(f)	any agreement or arrangement pursuant to any Applicable Laws in any jurisdiction with commercial agents (save as Disclosed).
6.3	All Material Contracts have been Disclosed in the Data Room.
7.	Customers and Suppliers
7.1

During the 12 months preceding the date of the French Agreement, no Target Group Member or Business Seller with respect to the Worldwide Business received any written notice of termination from a customer or supplier under the terms of a Material Contract.

7.2

So far as the Seller is aware, no party with whom any Target Group Member or Business Seller with respect to the Worldwide Business has entered into any Material Contract is in default under such contract and, so far as GKN is aware, there are no circumstances likely to give rise to such a default.

8.	Compliance

In the 12 months prior to the date of the French Agreement, neither GKN nor any of the Sellers nor any Company or Subsidiary, nor any employees or officers of any of GKN, the Sellers, the Companies or the Subsidiaries,

received written notice that they have done or omitted to do any act or thing which is or could be in contravention or breach of or the subject of enquiry, investigation or proceedings under the provisions of any Applicable Law giving rise to a fine, penalty, default, proceedings or other such liability which is material in the context of the Worldwide Business and, so far as GKN is aware, there are no circumstances in existence which are expected to give rise to such notice being received.

9.	Competition
9.1

So far as GKN is aware, the Target Group and the Worldwide Business is not and has not been subject to any investigation or disciplinary proceedings (whether judicial, quasi-judicial or otherwise) in any jurisdiction since 5 September 2011 and no Target Group Member or Business Seller has received written notice since 5 September 2011 (i) stating that any such proceeding or investigation is pending or threatened; or (ii) containing any request for information from any governmental authority (including any national competition authority and the Commission of the European Communities and the EFTA Surveillance Authority), in each case, under any Competition Law. So far as GKN is aware, no matter exists which is expected to give rise to such an investigation, proceeding or request for information.

9.2

None of the Business Sellers (in relation to the Businesses) or the Companies or Subsidiaries has since 5 September 2011 given a written undertaking or written assurance (whether legally binding or not) to, or entered into any consent decree with, any governmental authority (including any national competition authority and the Commission of the European Communities and the EFTA Surveillance Authority) under any Competition Law.

9.3

None of the Target Group or Business Sellers with respect to the Worldwide Business is subject to any order, consent decree, decree, regulation or decision made by any governmental authority (including any national competition authority and the Commission of the European Communities and the EFTA Surveillance Authority) under any Competition Law.

9.4

None of the Business Sellers (in relation to the Businesses), Companies or Subsidiaries is or has since 5 September 2011 been a party to or involved in any agreement, arrangement or concerted practice in respect of which a request for an advisory opinion of the United States Federal Trade Commission or a request for a business review letter from the Antitrust Division of the United States Department of Justice has been made, or an application for negative clearance and/or an exemption has been made to the European Commission, the EFTA Surveillance Authority, the UK Competition and Markets Authority, or any other national competition authority.

9.5

No Target Group Member or Business Seller with respect to the Worldwide Business is or has since 5 September 2011 been party to any agreement, arrangement or concerted practice, or involved in any conduct, which infringes Competition Law.

10.	Employees
10.1	Disclosure of Material Facts
10.1.1	The following details (subject to applicable data protection legislation) in relation to Employees have been Disclosed in all material respects to the Purchaser in the Disclosed Information:
(i)

copies of the written employment contracts for those Employees whose basic annual salary exceeds €150,000 per annum and any standard form terms of employment or benefits for other Employees together with a copy of all contracts of employment or for services with any Employee that are not in the standard form applicable to the relevant category of Employee or a summary in respect thereof;

(ii)	their dates of commencement of employment;
(iii)	any bonus, commission and profit sharing arrangements, agreements or practice;
(iv)	any collective agreements, arrangement with trade unions, works councils, staff associations, and other representative bodies and elected representatives of such Employees;
(v)

any share incentive schemes or share option schemes and entitlements under these schemes and any contractual, or discretionary arrangements under which Employees may receive any shares or share options or other benefit by reference to performance (whether individual performance or otherwise);

(vi)

any agreement, arrangement or other obligation (whether contractual, or otherwise) for the making of any payment or the provision of any benefit on the redundancy, retirement or other termination of employment or services of any Employee beyond any obligation to make any minimum payment due under Applicable Law;

(vii)	any arrangement under which any Employee (or Former Employee) or person required to be treated as such, is or may become entitled to any consideration or payment under this Agreement; and
(viii)

copies of all contracts of employment or for services with directors of any Company or Subsidiary, together with all amendments, variations or supplements thereto and with a schedule of all current rates of remuneration and entitlement to benefits of all such directors.

10.1.2

Other than in the ordinary course of business, no Employee has in the 12 months prior to the date of the French Agreement been promised any guaranteed increase in basic salary or other benefits by more than 3 per cent per annum. and there is no agreement with any Employee to increase his or her basic salary or any other benefits by such an amount at a date in the future.

10.1.3	The contracts of employment of the Employees may be terminated by the relevant Target Group Member or Business Seller giving at any time no more than 6 months' notice.
10.1.4

There is no existing, nor so far as GKN is aware, pending or threatened material litigation, claim or other dispute (whether oral or in writing) between the relevant Target Group Member or Business Seller and any individual Employee or Former Employee or a material number or category of Employees or Former Employees, or between the relevant Target Group Member or Business Seller and any trade union, staff association, works council or any other employee representative.

10.1.5	There is no industrial action existing or, so far as GKN is aware, pending or threatened in respect of or concerning any material number of the Employees.
10.1.6

No Employee with a notice period in excess of 3 months has given notice of termination of his contract of employment or for services or is under notice of termination and no Former Employee whose basic annual salary exceeds €150,000 per annum ceased to be an Employee within the last 6 months.

10.2	Compliance with Requirements

Since 5 September 2011, each Target Group Member and Business Seller has, in relation to each of its Employees and Former Employees and to each individual who has formerly provided services directly or indirectly to such Target Group Member or Business Seller:

10.2.1	complied with its obligations in all material respects under all Applicable Law and all other relevant regulations and codes of practice;
10.2.2

complied with its obligations under all domestic and international legislation and other regulations and codes of practice relevant to its relations with any trade union, staff association, European or national or local works council or other body representing all or any of the Employees or Former Employees and with all collective agreements from time to time in force relating to such relations or the conditions of employment or services of the Employee or Former Employees;

10.2.3	maintained adequate and suitable records regarding the employment or services of the Employee and Former Employee; and
10.2.4

discharged fully its obligations to pay all salaries, wages, commissions, bonuses, overtime pay, holiday pay, sick pay, insurance premiums, accrued entitlement under incentive schemes, Tax and national insurance or social security contributions and other benefits of or connected with employment or services up to the date of the French Agreement.

10.3	Agreements

No Target Group Member or Business Seller with respect to the Worldwide Business has, within the 12 months prior to the date of the French Agreement, entered into which remains in effect any agreement, arrangement or practice for the provision, directly or indirectly, in return for remuneration  in excess of €75,000 per annum, of the services of any consultant which is material in the context of the Worldwide Business taken as a whole.

10.4	Disputes
10.4.1

No dispute has arisen or industrial action taken place within the 12 months prior to the date of the French Agreement and, so far as GKN is aware, no such dispute or industrial action is currently threatened between any Target Group Member or Business Seller and a material number or category of its Employees or Former Employees or individuals formerly providing services directly or indirectly to such Target Group Member or Business Seller with respect to the Worldwide Business or any trade union, staff association, European or national or local works council or other body representing or seeking to represent any Employee or Former Employee;

10.4.2

In the 12 months preceding the French Agreement no Target Group Member or Business Seller has received written of notice of any enquiries or investigations undertaken pending or threatened affecting any Target Group Member or Business Seller with respect to the Worldwide Business by any governmental or other regulatory body in relation to a breach or alleged breach of any applicable employment law and, so far as GKN is aware, there are no circumstances in existence which are expected to give rise to the same;

10.4.4

There are no disciplinary or grievance proceedings in relation to any Employee or Former Employee whose basic salary exceeds €150,000 per annum currently contemplated, or so far as GKN is aware, threatened, anticipated or in the course of being followed by any Target Group Member or Business Seller with respect to the Worldwide Business, and there are no such disciplinary or grievance decisions in which any sanction or internal appeal remains outstanding or in relation to which an internal appeal may still properly be made.

11.	Litigation, Regulation, Anti-Bribery, Insurance and Sanctions
11.1	Legal Proceedings
11.1.1

Save as claimant in the collection of debts arising in the ordinary course of business (i) no member of the GKN Group, Company or Subsidiary is engaged in any litigation or arbitration proceedings affecting the Worldwide Business and (ii) so far as GKN is aware, there are no such proceedings pending or threatened by or against any of them, in each case where the amount claimed exceeds €50,000 or where any such claim involves any claim for any equitable remedy or relief, and no member of the GKN Group has received written notice of any such litigation or arbitration proceedings affecting any part of the Worldwide Business.

11.1.2

So far as GKN is aware, no Target Group Member or Business Seller has received written notice in the 12 months prior to the date of the French Agreement, stating that a governmental or official investigation concerning the Worldwide Business is in progress or pending.

11.2	Unlawful acts

Since 5 September 2011, no Target Group Member or Business Seller with respect to the Worldwide Business and, so far as GKN is aware, none of their officers or Employees or the Retained Employees, has by any act or omission committed any criminal or unlawful act which would reasonably be expected to have a material adverse effect on the businesses or affairs of the Worldwide Business and, so far as GKN is aware, there are no circumstances which are likely to give rise to any such investigation or inquiry.

11.3	Anti-Bribery
11.3.1

During the three years prior to the date of the French Agreement, each Target Group Member and Business Seller with respect to the Worldwide Business and, so far as GKN is aware, each of their officers and employees have, in the course of their respective duties, complied in all material respects with (i) all AB&C Laws; and (ii) any GKN anti-bribery and corruption policy otherwise applicable to the Worldwide Business.

11.3.2

During the three years prior to the date of the French Agreement, no Target Group Member or Business Seller with respect to the Worldwide Business and, so far as GKN is aware, no officer, employee, representative or agent of any Target Group Member or Business Seller with respect to the Worldwide Business has either in private business dealings or in dealings with the public or government sector, directly or indirectly given, made, offered or received or agreed (either themselves or in agreement with others) to give, make, offer or receive any payment, gift or other advantage in breach of any AB&C Laws.

11.3.3

During the three years prior to the date of the French Agreement, no Target Group Member or Business Seller with respect to the Worldwide Business and, so far as GKN is aware, no officer, employee, representative or agent of any Target Group Member or Business has received, agreed or attempted to receive the benefits of or profits from a crime or any breach of AB&C Laws or agreed to assist any person to retain the benefits of or profits from a crime or any breach of AB&C Laws.

11.3.4

No Target Group Member or Business Seller with respect to the Worldwide Business and, so far as GKN is aware, no officer, employee, representative or agent of any Target Group Member or Business Seller with respect to the Worldwide Business has been investigated (or is being investigated or is subject to a pending or threatened investigation) during the three years prior to the date of the French Agreement in relation to any alleged breach of AB&C Laws by any law enforcement, regulatory or other governmental agency  or has admitted to, or been found by a Court in any jurisdiction to have committed an offence under any AB&C Laws and so far as GKN is aware there are no circumstances which are likely to give rise to any such investigation, admission or finding.

11.3.5

No Target Group Member or Business Seller with respect to the Worldwide Business has conducted in the three years prior to the date of the French Agreement (or is conducting) an internal investigation (under the terms of any

AB&C Law or the policies of the Worldwide Business)  in relation to any alleged breach of AB&C Laws and no officer, employee, representative or agent of any Target Group Member or Business Seller with respect to the Worldwide Business has reported a violation or suspected violation  of any  such matters in the three years prior to the date of the French Agreement.

11.3.6

No director and, so far as GKN is aware, no employee, representative or agent of any Target Group Member or Business Seller with respect to the Worldwide Business is a foreign official or an officer, employee or other person acting for or on behalf of any public or government organisation.

11.4	Insurance
11.4.1

The Target Group Members and Business Sellers with respect to the Worldwide Business have, and have, for the 12 months prior to the date of the French Agreement, had the benefit of valid insurance cover in respect of their businesses and assets from a reputable and solvent insurer:

(i)

against all risks (including product liability and loss of profits for a period of at least six months) normally insured against by companies carrying on the same type of businesses as the Worldwide Business;

(ii)	for the full replacement value of their assets and for such amount in respect of their businesses as would in the circumstances be prudent.
11.4.2	All current policies of insurance taken out in connection with the Worldwide Business have been Disclosed to the Purchaser and are in full force and effect.
11.4.3

No claim under any current policy of insurance taken out in connection with the Worldwide Business is outstanding and, so far as GKN is aware, there are no circumstances likely to give rise to such a claim.

11.5	Sanctions
11.5.1

No Target Group Member or Business Seller with respect to the Worldwide Business or any of its directors or Employees is a Sanctioned Person, and no Business Seller, Company or Subsidiary nor their directors or employees acts directly or indirectly on behalf of a Sanctioned Person.

11.5.2

Save as Disclosed, no Target Group Member or Business Seller with respect to the Worldwide Business is incorporated, located, resident or carrying on a trade or business in a country which is subject to Sanctions.

11.5.3	Each Target Group Member is in compliance with all applicable Sanctions.
12.	Intellectual Property
12.1	Ownership and Title
12.1.1	Details of the registered Company IP is set out in the List of Registered Company IP.

12.1.2	The Companies, or the Business Sellers, as appropriate, are the sole legal and beneficial owners of the registered Company IP and the registered Business IP free from any Encumbrance.
12.1.3

None of the Target Group Members or Business Sellers in relation to the Worldwide Business has, in the 12 months prior to the date of the French Agreement, received a written notice alleging that the conduct of the Worldwide Business is infringing the Intellectual Property rights of others and, so far as GKN is aware, there are no facts or matters which might give rise to any such allegation where if that allegation was to result in a successful claim it would have a material adverse effect on the Target Group Member or Business Seller.

12.1.4

None of the Target Group Members or Business Sellers in relation to the Worldwide Business has, in the 12 months prior to the date of the French Agreement, issued any written notice alleging that a third party is materially infringing any of the Business IP or the Company IP where, if that allegation was to result in an unsuccessful claim, it would have a material and adverse effect on the Worldwide Business taken as a whole and, so far as GKN is aware, there are no facts or matters which might give rise to any such allegation.

12.1.5

So far as GKN is aware, no member of the GKN Group or any of the Companies is in breach of a Company IP Contract, which would entitle the other party to exercise a right of termination of the relevant Company IP Contract.

12.1.6

None of the Company IP or Business IP owned by any Target Group Member or Business Seller relating to the Worldwide Business is the subject of any arbitration, mediation, or Proceedings and, so far as GKN is aware, no such arbitration, mediation or Proceedings are pending, threatened or expected.

12.1.7

All renewal and application fees and other steps required for the maintenance or protection or enforcement of any of the registered Business IP or the registered Company IP have been paid and taken and no steps need to be taken now or in the next three months from the date of the French Agreement to meet any administrative or procedural deadline in order to maintain or obtain any rights or registrations in respect of such Business IP or Company IP which if not taken would have a material adverse effect on the Target Group Company or Business Seller.

12.1.8

None of the Target Group Members or Business Sellers in relation to the Worldwide Business has, in the 12 months prior to the date of the French Agreement, received a written notice in relation to the Worldwide Business from any competent data protection authority alleging that it failed to comply in any material respect with any material requirement of any data protection or privacy legislation anywhere in the world where the Worldwide Business is carried on and, so far as GKN is aware, there are no circumstances in existence which are expected to give rise to such notice being received.

12.2	Licences
12.2.1

Complete and accurate copies of all written licences and agreements relating to Intellectual Property granted to or by any Target Group Member or any Business Seller that are material to the Worldwide Business (excluding licences and agreements for Intellectual Property available on a commercial off the shelf basis) have been Disclosed to the Purchaser in the Data Room.

12.2.2

So far as GKN is aware, no person has breached or is in breach of and no Target Group Member or Business Seller has received or issued a written notice in respect of any breach or termination in relation to any of the licences, agreements or arrangements Disclosed pursuant to paragraph 12.2.1.

12.3	Sufficiency

The Business IP, Company IP and Company IP Contracts constitute all material Intellectual Property necessary for the Purchasers to carry on the Worldwide Business substantially in the manner currently carried on.

12.4	Confidential Information

So far as GKN is aware, there is and there has been no unauthorised use of Confidential Information or Know-How by any third party in the 12 (twelve) months prior to the date of the French Agreement which use would have a material adverse effect on the Target Group Member or Business Seller.

12.5	Information Technology
12.5.1

So far as GKN is aware each element of the Information Technology used in the Worldwide Business is either legally and beneficially owned by a Target Group Member, Business Seller or member of the GKN Group validly leased or licensed for use by, and is under the control of, a Target Group Member Business Seller or member of the GKN Group;

12.5.2

The Information Technology constitutes all material computer systems, communications systems, hardware, software, devices, websites, applications and data necessary for the Purchasers to operate and manage the Worldwide Business in the manner operated and managed in the twelve (12) months prior to the date of Completion.

12.5.3	So far as GKN is aware, in the twelve (12) months prior to the date of the French Agreement, there has been:

(i) no major outage or degradation in the performance or functionality of, or security breaches in respect of, any of the Information Technology; and

(ii) no instances of unlawful destruction, loss or access to (whether physical or logical), the data stored or otherwise processed by any Target Group Member or Business Seller with respect to the Worldwide Business, which has had (or is having) a material adverse effect on the ability of a Target Group Member or Business Seller to meet the business requirements of the Worldwide Business.

12.5.4

Each Target Group Member and Business Seller has all necessary and material licences, authorisations, approvals and other consents necessary to access and use the Information Technology for the purpose of carrying on the Worldwide Business.

12.5.5

So far as GKN is aware, in the twelve (12) months prior to the date of the French Agreement, no Target Group Member or Business Seller has received or issued a written notice in respect of any breach or termination, in relation to any of the licences, agreements or arrangements Disclosed pursuant to paragraph 12.5.4.

12.5.6

So far as GKN is aware, the Target Group Members and Business Sellers have implemented reasonable measures designed to minimise the introduction of viruses, bugs or other malicious code into Information Technology used by the Target Group or any Business Seller for the operation of the Worldwide Business.

13.	Corporate Organisation and Business
13.1

All material licences, approvals and consents required for the carrying on of the Worldwide Business in the manner in which such business is carried on at the date of the French Agreement have been obtained, are in full force and effect and are being complied with in all material respects.

13.2

So far as GKN is aware, in the 12 months prior to the date of the French Agreement, GKN and each Business Seller conducted the Businesses and each of the Companies and Subsidiaries conducted its business in all material respects in accordance with all Applicable Laws and regulations and there is no material order, decree or judgement of any court or any governmental agency in respect of the Worldwide Business.

13.3

There are no powers of attorney or other authorities given by any member of the GKN Group or any Company or Subsidiary in relation to the Worldwide Business or any of the Business Assets or any of the assets of the Companies or Subsidiaries, other than powers of attorney given in the normal course of business in relation to any of the Companies’ or Subsidiaries' bank accounts, the protection and maintenance of Intellectual Property and the handling of legal and tax matters by professional firms, or in connection with the transactions contemplated by this Agreement.

13.4	Since 5 September 2011, GKN Stromag Holding GmbH has not undertaken any action or incurred any liability or obligation unrelated to the Worldwide Business.
13.5

Since 5 September 2011, the entities previously registered with the German commercial register as Stromag Antriebstechnik GmbH, Stromag International GmbH and Stromag WEP GmbH has each conducted its business in all material respects consistently with the Worldwide Business and did not undertake any material action or incur any liability or obligation unrelated to the Worldwide Business.
14.	Pensions
14.1	The pensions summary contained in document 5.7.27 of the Data Room is complete, up to date and the data contained in the tables in folder 13.8.1 (IAS19) of the Data Room was provided by Aon.
14.2

Particulars of all schemes or arrangements of the Companies and Subsidiaries for the provision of retirement or death benefits in operation for or in relation to each person classified as an Employee who is employed at the date of the French Agreement (other than those under any public law, statute or regulation to which any of the Target Group Members or Business Sellers in respect of the Worldwide Business contribute in compliance with applicable law or regulation) (the Pension Schemes) have been Disclosed by GKN to the Purchaser in the Data Room. Such particulars are sufficient to enable the Purchaser to identify the benefits provided for or in respect of each of such persons. Since 5 September 2011, each Target Group Member has complied in all material respects with its obligations under Applicable Law in respect of the Pension Schemes and has paid each amount due to a Pension Scheme which it is required to pay, no later than the date on which that amount was due for payment. So far as GKN is aware, each Pension Scheme has since 5 September 2011 been administered in accordance with Applicable Law in all material respects and no contribution notice, financial support direction or restoration order has been issued to any Target Group Member (or any of its Connected Persons) with respect to any Pension Scheme.

14.3

There is no actual, pending or, so far as GKN is aware, threatened litigation, arbitration, tribunal or administrative proceedings or governmental investigation in relation to any of the Pension Schemes concerning any of such persons and by, against or otherwise involving the trustees or administrator of that Pension Scheme of any Company or Subsidiary.

15.	Environment
15.1

Since 5 September 2011, each member of the GKN Group, in relation to the Properties and the Businesses and the Companies and Subsidiaries, is and has since 5 September 2011 been in compliance in all material respects with all Environmental Laws and Environmental Permits which are applicable to the conduct of all or any part of the operations of the Business or, as the case may be, the Companies’ and Subsidiaries' businesses.

15.2

No member of the GKN Group has in relation to the Business or any Property or any Company or Subsidiary received any formal notice, complaint, or other formal communication (in each case in writing) from any Competent Authority or any third party alleging any breach of or material liability under Environmental Laws or Environmental Permits or  that any Environmental Permit may be suspended, revoked, cancelled, restricted or amended in a material respect or not renewed.

15.3

So far as GKN is aware, there is no current prosecution, investigation, litigation, arbitration, action, proceedings issued by or proposed settlement with any Competent Authority concerning alleged environmental harm caused by any Company, Subsidiary or the operation of the Worldwide Business, or their non-compliance with or liability under Environmental Laws.

15.4	Environmental Permits
15.4.1	All material Environmental Permits as are now required in relation to the Businesses have been obtained and are valid and subsisting.
15.4.2

So far as GKN is aware, no action has been taken or is proposed to vary, revoke or suspend an Environmental Permit obtained by any Target Group Member or Business Seller in relation to the Worldwide Business and so far as GKN is aware no circumstances exist which may give rise to this kind of action.

15.5	Contamination and pollution at the Properties
15.5.1

So far as GKN is aware, no Hazardous Substance has since 5 September 2011  been disposed of or released in, on or under the Other Sites, nor so far as GKN is aware, has any Hazardous Substance migrated to or from the Other Sites, in each case to an extent that is reasonably likely to result in material liability for any investigation, assessment, monitoring, clean up or any other remedial action pursuant to Environmental Law.

15.5.2

Since 5 September 2011, each Target Group Company has complied with all Applicable Law concerning the handling and storage of products containing asbestos at the Property located at Unna, Germany and Unit 11 Fleming Close, Park Farm, Wellingborough Northamptonshire.

15.6	Environmental Reports

Complete and accurate copies of each material Environmental audit, assessment, survey, report or investigation in the control of the Sellers in relation to the Properties prepared since 5 September 2011 have been Disclosed to the Purchaser in the Disclosed Information.

15.7	Environmental expenditure

Other than as provided for in the Special Purpose Accounts or the Statutory Accounts (and for the avoidance of doubt, other than in respect of contamination and pollution relating to the Indemnified Sites) so far as GKN is aware, other than in the ordinary course of business, no expenditure of more than €250,000 per non-compliance or related series of non-compliances is required by the Worldwide Business so as to:

(i)	obtain compliance with the conditions of an Environmental Permit; or
(ii)	comply with an Environmental Law in force or effect as at the date of the French Agreement.

15.8	Energy efficiency
15.8.1	The UK Company is in compliance with the requirements of the CRC Carbon Reduction Scheme and has no liability for compliance with that scheme on the part of any other member of the Seller's Group.
15.8.2

There is no requirement under Environmental Law for any of the Business Assets, the Companies or the Subsidiaries to participate in the EU Emissions Trading System or any other emissions trading system.

16.	The Company Properties

For the avoidance of doubt, the warranties given this paragraph 16 (The Company Properties) shall not apply to the Business Property.

16.1	Interests
16.1.2	No Target Group Member or Business Seller in relation to the Worldwide Business has since 5 September 2011:
(i)	had vested in it (whether as an original tenant or undertenant or as an assignee, transferee or otherwise) any freehold or leasehold property other than the Properties; and
(ii)

given any covenant or entered into any agreement, deed or other document in any capacity whatsoever in respect of any freehold or leasehold property in respect of which any actual contingent or potential liability remains with any Target Group Member or Business Seller in relation to the Worldwide Business other than in respect of the Properties.

16.1.3	The Properties are all the properties required to operate the Worldwide Business in the manner in which it is operated at the date of the French Agreement.
16.2	Title
16.2.1	The particulars of the Company Properties set out in Schedule 2 (List of Company Properties) are true and correct in all material respects.
16.2.2	So far as GKN is aware, GKN or the relevant member of the GKN Group or the Companies or Subsidiaries (as the case may be) is solely and absolutely entitled to the Company Properties.
16.2.3

So far as GKN is aware, where title to a Company Property requires registration under any Applicable Law it has been properly registered and a Target Group Member or Business Seller is the registered proprietor.

16.2.4

So far as GKN is aware the Company Properties are free from all leases, tenancies, Encumbrances (other than Permitted Encumbrances) or other rights, covenants or restrictions or interests in or over land which would materially and adversely affect their existing use for the purposes of the Worldwide Business.
16.2.5

So far as GKN is aware, the Company Properties have the benefit of all rights, easements, covenants, entitlements wayleaves and servitudes necessary for their beneficial use and enjoyment for the purposes of the Worldwide Business and no such rights, easements, covenants, entitlements, wayleaves or servitudes are subject to any restrictions as to their exercise or to terms entitling any person to terminate or curtail them which would materially and adversely affect their existing use for the purposes of the Worldwide Business.

16.2.6

There are no circumstances existing which would entitle any third party to exercise a right of entry or to take possession or which would materially and adversely affect or restrict the continued possession, enjoyment or use of the Company Properties by the Worldwide Business.

16.2.7

GKN has not received written notice from any landlord or other competent person of any material outstanding breach of the covenants, stipulations and conditions materially affecting the title to any of the Company Properties.

16.2.8

So far as GKN is aware, no written notices or complaints which would have a material adverse effect on the Worldwide Business have been received by GKN or the relevant member of the GKN Group or the Companies or Subsidiaries (as the case may be) from the local, county or other competent authority in the last 3 years, body or agency in respect of any of the Company Properties and, so far as GKN is aware, no proposals, orders, acts or things have been made or done by any such competent authority, body or agency concerning the compulsory acquisition of all or any part of the Properties.

16.3	Claims and Disputes

There are no material outstanding disputes with any person relating to any of the Company Properties or their use and, so far as GKN is aware, no such disputes are pending, threatened or expected.

16.4	Planning and development matters

The existing use of each of the Company Properties as stated in Schedule 2 (List of Company Properties) is the actual use to which each of the Company Properties is put and is, in all material respects, in compliance with all Applicable Laws.

17.	Due Incorporation and Capacity
17.1

GKN and each of the Business Sellers and the Company Sellers is duly incorporated, duly organised, validly existing under the laws of its jurisdiction and has full power to conduct its business as conducted at the date of the French Agreement.

17.2

All legal requirements have been complied with in connection with the issue of the shares and other securities of each Target Group Member, and each Target Group Member and its officers have complied in all material respects with all legal requirements as to filings, registrations, reporting and other formalities.
17.3	GKN and each of the Business Sellers and the Company Sellers has the corporate power and authority to enter into and perform its obligations under the Transaction Documents.
17.4

GKN will at the date of this Agreement have duly authorised, executed and delivered this Agreement and GKN and each of the Business Sellers and the Company Sellers will on the Completion Date have authorised executed and delivered any agreements, deeds or other documents to be entered into pursuant to the terms of this Agreement.

17.5

The execution, delivery and performance of this Agreement by GKN does not and will not, and the execution, delivery and performance of any agreements to be entered into pursuant to the terms of this Agreement by GKN or any of the Business Sellers or Company Sellers will not:

(a)	contravene or conflict with any provision of its memorandum and articles of association, certificate of incorporation, by laws or equivalent constitutional documents in each relevant jurisdiction;
(b)	require the consent of all or any of its shareholders;
(c)	result in a material breach of, or constitute a material default under, any instrument to which it is a party or by which it is bound; or
(d)	result in a violation or breach of any Applicable Laws or regulations or of any order, decree or judgement of any court or any governmental or regulatory authority in any jurisdiction.
17.6

This Agreement will constitute legal, valid and binding obligations of GKN, enforceable against it in accordance with its terms and each other agreement or document contemplated hereby to be executed and delivered by GKN or any of the Business Sellers or the Company Sellers on the Completion Date will on the Completion Date be duly and validly executed by GKN or the Business Sellers or the Company Sellers and constitute legal, valid and binding obligations of GKN or the Business Sellers or the Company Sellers, enforceable against them in accordance with their respective terms.

17.7

Save as expressly contemplated by the Transaction Documents, no consent, action, approval or authorisation or registration, declaration or filing with any governmental department, commission, agency or other organisation (other than the FCO) having jurisdiction over GKN is required to be obtained or made by GKN to authorise the execution and delivery by GKN of this Agreement or the performance by GKN of its terms or by GKN or any of the Sellers to authorise the execution and delivery by it of any other agreement or document to be executed and delivered pursuant to this Agreement or the performance by GKN or any of the Sellers of its terms.

17.8	There are no:
(a)	outstanding judgments, orders, injunctions or decrees of any governmental or regulatory body or arbitration tribunal against or affecting GKN or any of the Business Sellers or Company Sellers;
(b)	lawsuits actions or proceedings pending or, so far as GKN is aware, pending or threatened against or affecting GKN or any of the Business Sellers or Company Sellers; or
(c)	investigations by any governmental or regulatory body which are pending or threatened against GKN or any of the Business Sellers or Company Sellers so far as GKN is aware,

which, in each case, has or could have a material adverse effect on the ability of GKN to execute and deliver, or perform its obligations under, this Agreement and/or on the ability of GKN or any of the Business Sellers or the Company Sellers to execute and deliver, or perform their respective obligations under, any other documents which are to be executed by GKN or any of the Business Sellers or Company Sellers pursuant to this Agreement.

18.	Product Liability
18.1

Since 5 September 2011 no Target Group Member or Business Seller in relation to the Worldwide Business has received any notice from any governmental authority (i) requiring the relevant Target Group Member or Business Seller to recall any Product produced by the Target Group or Business Seller in the Worldwide Business due to safety; or (ii) informing the relevant Target Group Member or Business Seller about investigations into any Product produced by the Target Group or Business Seller in the Worldwide Business related to safety concerns of such Product. So far as GKN is aware, no such notice is threatened or expected and there are no events, facts or circumstances which would reasonably be expected to give rise to any such notice.

18.2

No Product shipped or delivered by the Target Group or a Business Seller in respect of the Worldwide Business during the period of 2 years prior to the date of the French Agreement is subject to a serial defect. For the purposes of this Paragraph a serial defect is the same type of defect:

(a)	that is existing in 5% or more of at least 5000 Products or components thereof; or
(b)	that is existing in 10% or more of less than 5000 Products or components thereof,

in each case, where the Product (or component thereof) is an identical or substantially the same article.

19.	Business Tax Warranties
19.1

Each Business Seller has in the last 5 years properly and in a timely manner calculated its Tax liabilities in accordance with all applicable Tax law and filed all required tax returns and social security declarations to the relevant authorities in accordance with the applicable Laws, and paid all Tax and contributions due in relation to the Business which it is selling, in each case to the extent that failure to do so would adversely affect such Business or the related Business Assets or the Business Purchaser of such Business in relation to such Business or Business Assets.

19.2

There are no ongoing, pending or threatened claims, complaints, investigations, litigation, judicial or administrative proceedings, notifications, non-routine audits, non-routine enquiries, assessments or searches regarding Tax matters relating to any Business, (each a "Business Tax Event"), and so far as the Sellers are aware there are no facts in existence which are reasonably likely to cause a Business Tax Event to arise, in each case to the extent that a Business Tax Event would adversely affect such Business or the related Business Assets or the Business Purchaser of such Business in relation to such Business or Business Assets.

19.3

Any Tax, fee or duty which is required to establish the Business Seller's title to any Business Asset or to effect any registration in respect of holding that Business Asset or which is required for producing that Business Asset in any court (or similar body) has been duly and properly paid.

Part B
Company Specific Warranties

For the purposes of this Part B of this Schedule 4 references to "Company" or to "Companies" shall be to any or all of the Companies, references to "Subsidiary" or to "Subsidiaries" shall be to any or all of the Subsidiaries and references to "Target Group Member" or "Target Group Members" shall be to any or all of the Target Group Members.

1.	Company Returns and Records
1.1

The particulars of the Companies, the Subsidiaries and the Shares contained in Part A and Part B of Schedule 10 (The Companies, Subsidiaries and Purchasers) to this Agreement are true and accurate in all material respects.

1.2	Copies of the articles of association (or the equivalent constitutional documents in the relevant jurisdiction of incorporation) of each of the

Companies and Subsidiaries have been Disclosed to the Purchaser and are complete and accurate and each of the Companies and Subsidiaries has complied in all material respects with all the provisions of its memorandum and articles of association (or the equivalent constitutional documents in the relevant jurisdiction of incorporation).

1.3

The Companies and Subsidiaries are duly organised and validly exist under the laws of the country and state in which they are incorporated and have all requisite corporate powers and authority to own their properties and assets and to conduct the business being carried on by them.

1.4

The register of members of each of the Companies and Subsidiaries contains a complete record of the members of the relevant Company or Subsidiary and such Company and Subsidiary has not received any notice of any application or intended application for rectification and all other statutory books and registers of the Companies and Subsidiaries are in their possession and have been properly kept.

2.	Shares and Share Capital and Conduct of Business
2.1	The Shares comprise the whole of the issued and allotted share capital of the Companies and all of them are fully paid up or properly credited as fully paid.
2.2	No person has the right to call for the issue of any share or loan capital of any of the Companies or Subsidiaries under any option or other agreement or under any conversion rights.
2.3

No loan or share capital of any nature in respect of the Companies and Subsidiaries has been issued or allotted or agreed to be issued or allotted since 30 June 2016 nor has any option in respect of such share or loan capital been given or agreed to be given since 30 June 2016.

2.4	The Companies have not since 30 June 2016 repaid or redeemed or agreed to repay or to redeem any shares of its share capital or otherwise reduced or agreed to reduce its issued share capital.
2.5	The Company Sellers are the legal and beneficial owners of the title to the Shares and the Shares are free of any Encumbrances or other third party rights.
2.6	The Company Sellers have the right to transfer the title to the Shares in accordance with this Agreement.
3.	Subsidiaries, Partnerships Etc.
3.1	The Companies are the legal and beneficial owners of the entire issued share capital of the Subsidiaries.
3.2

The Companies do not have any subsidiaries other than the Subsidiaries and are not the legal or beneficial owner of any shares or other securities or capital of any other company or corporation whether limited or unlimited and have not owned in the last 24 months ending on the date of the French Agreement

(and is under no obligation to acquire any interest in) any shares in the capital of any other company.
3.3

None of the Companies or Subsidiaries is a member of any partnership and has no place of business, branch or permanent establishment other than as Disclosed to the Purchaser in the Disclosed Information.

3.4

The Companies and Subsidiaries are not, and have not at any time been, and have not agreed to become, a member of any partnership, joint venture, consortium or other unincorporated association other than as Disclosed to the Purchaser in the Disclosed Information.

3.5	GKN Stromag AG is the legal and beneficial owner of 5 per cent. of the issues share capital of the Korean Company.
4.	Tax Matters
4.1

Each of the Companies and Subsidiaries (together, for the purposes of this paragraph 4, the "Target Companies") has in the last 5 years within any applicable time limits paid all Tax which it is required to pay and has made all returns and supplied all other information and notices required to be supplied or made to all relevant Tax Authorities, and all such returns, information and notices are correct and accurate in all material respects.

4.2

None of the Target Companies is or has in the last 5 years been involved in any dispute with any Tax Authority or is or has in the last 5 years been the subject of any investigation or non routine visit by any Tax Authority and none of the Target Companies has become liable to pay any material penalty, surcharge, fine or interest in respect of or in connection to tax.  So far as GKN is aware, there are no facts in existence which are likely to cause such an investigation to be instituted or dispute to arise.

4.3

Each of the Target Companies is and has at all times in the last 5 years been, and so far as GKN is aware each of the Target Companies is and has at all times been, resident in its country of incorporation for tax purposes; each of the Target Companies is not and has not at any time in the last 5 years been, and so far as GKN is aware each of the Target Companies is not and has not at any time been, treated as resident in any other jurisdiction for any tax purpose (including any double taxation arrangement) and no Target Company is or has in the last 5 years been liable to tax in a jurisdiction other than the jurisdiction in which it is incorporated by reason of a permanent establishment or otherwise.

4.4

The Statutory Accounts make proper provision or reserve in accordance with applicable generally accepted accounting principles in respect of any period ended at the date they were prepared for all Tax assessed or liable to be assessed on the Statutory Accounts Companies or for which any Statutory Accounts Company is accountable at the date they were prepared whether or not the Statutory Accounts Company has or may have a right to reimbursement against any other person.

4.5

In the last 5 years each Target Company has fully complied on a timely basis with all notices served on it and any other requirements lawfully made of it by any Tax Authority and no Target Company has entered into any special agreement or arrangement with a Tax Authority (being an agreement or arrangement not based on a strict application of law) concerning its liability to Tax.

4.6	Deductions or Withholdings

Each Target Company has in the last 5 years duly and properly complied with all requirements to deduct or withhold Taxation from any payments it has made and has properly accounted to the relevant Taxation Authority for such Taxation.

4.7	Records

Each Target Company has maintained all material records in relation to Tax as are sufficient to determine its liabilities to Tax, including liabilities which may arise on the future disposal or deemed disposal of any of its assets owned at the date on which the Special Purpose Accounts were drawn up.

4.8	Groups

No Target Company has entered into or agreed to enter into any arrangement or election with another company in respect of any liability to Tax incurred or treated as incurred by such other company; nor is any Target Company a member of a fiscal group or other consolidation with any company that is not a Target Company.

4.9	Tax Sharing

No Target Company is bound by any indemnity in connection with the sale of shares in any company under which the Target Company may be liable to pay a sum equivalent to or by reference to such company's liability to Tax, in respect of which claims against a Target Company would not be time barred.

4.10	Transfer Pricing
(a)

In the last 5 years no transaction or arrangements involving any Target Company and connected or associated persons have taken place or are in existence which are such that the prices or other amounts charged or received (or, where applicable, the fact that no prices or other amounts were charged or received) by any Target Company pursuant to the transaction or arrangements are not on arm's length terms for Tax purposes, nor, so far as GKN is aware, are likely to be challenged by a Tax Authority.

(b)

Each Target Company holds all material relevant records and information which may be required for the purpose of evidencing the arm's length nature of all payments and other transaction arrangements to which reference is made in paragraph 4.10(a) above.

4.11	Secondary Liabilities

No transaction, act, omission or event has in the last 5 years occurred (including without limitation the execution or implementation of this Agreement) in consequence of which any Target Company is or may be held liable for any Tax which is primarily or directly chargeable against or attributable to any person other than another Target Company.

4.12	Degrouping Charges

No transactions have taken place in the last 5 years between any member of the Target Group and any other person which will give rise to a charge to Tax or loss or clawback of any Relief from Tax which is primarily chargeable against a Target Company as a result of the execution of this Agreement (including but not limited to Completion).

4.13	Value added Tax
(a)

Each Target Company has in the last 5 years complied with its obligations to register for VAT purposes and has complied in all respects with its obligations under any Tax legislation relating to VAT (including without limitation filing all declarations in due time and complying with invoicing rules and VAT rates). The Disclosure Letter contains details of any group of which a Target Company is a member for the purposes of VAT (including the representative member of such group).

(b)

No Target Company is, or has agreed to become an agent, manager or factor of, or fiscal representative of or for, any person not resident in its jurisdiction for the purpose of the relevant VAT legislation.

(c)	No election, act, omission or event has been made or occurred which would result in the transfer of the shares of any Target Company being treated as a supply which is subject to VAT.
4.14	Stamp duty
(a)	All documents which are necessary:
(i)	to establish the title of any Target Company to any asset; or
(ii)	to enforce any rights of any Target Company and in respect of which any stamp duty or other similar tax is payable (whether as a condition to such rights' validity or registrability or otherwise),

have been duly stamped.

(b)	GKN Land Systems is not a French real estate company within the meaning of Article 726 of the French tax code.
5.	Powers of Attorney
5.1

There are not in force any powers of attorney given by any of the Companies or Subsidiaries, other than powers of attorney given in the normal course of business in relation to any of the Companies’ or Subsidiaries' bank accounts, the prosecution and maintenance of Intellectual Property and the handling of legal and tax matters by professional firms, or in connection with the transactions contemplated by this Agreement.
6.	Insolvency
6.1

No order has been made, petition presented or meeting convened for the winding up, bankruptcy, administration, insolvency or dissolution of any Target Group Member or Seller nor has any analogous procedure or step been taken or proposed in any jurisdiction in relation to any Target Group Member or Seller.

6.2	No Target Group Member or Seller is insolvent or bankrupt under Applicable Laws or unable to pay its debts as they fall due.
6.3

No scheme of arrangement under the Companies Act 2006 (UK) or any equivalent compromise or arrangement under any Applicable Law has been proposed in any jurisdiction in respect of any Target Group Member or Seller.

Schedule 5

Provisions relating to Purchaser's Claims

1.	Obligations of the Purchaser
1.1

If in relation to any Purchaser’s Claim (other than in respect of the Tax Warranties) or Environmental Claim the Purchaser or any other relevant member of the Purchaser’s Group is or may be entitled (whether by reason of insurance, payment discount, credit, or otherwise) to recover from some other person (including insurers) any sum or saving in respect of any loss, liability or damage the subject of a Purchaser’s Claim or Environmental Claim or for which a Purchaser’s Claim or Environmental Claim could be made, the Purchaser or such other relevant member of the Purchaser’s Group shall:

(a)

promptly notify GKN and provide such information to the extent that it is reasonably possible for the Purchaser to provide relating to such liability or dispute and the steps taken or to be taken by the Purchaser or the relevant member of the Purchaser’s Group in connection with it;

(b)

if so required by GKN, at GKN’s cost (which costs shall include the reasonable out of pocket costs and expenses of the Purchaser which have been properly incurred by the Purchaser in taking the relevant steps) take reasonable steps to seek such recovery from any applicable insurer; and

(c)	shall keep GKN informed of the progress of any action taken,

and any Purchaser’s Claim or Environmental Claim shall be limited to (in addition to the limitation on liability set out in this Schedule 5) the amount by which the loss or damage suffered by the Purchaser or member of the Purchaser’s Group as a result of such Purchaser’s Claim or Environmental Claim shall exceed the amount actually recovered and received by the Purchaser or member of the Purchaser's Group, provided, for the avoidance of doubt, that nothing herein shall require the Purchaser or any other relevant member of the Purchaser's Group to first go against, claim or otherwise pursue any person before making any Purchaser's Claim or Environmental Claim.

1.2

If, at any time after the date of Completion, the Purchaser or any other member of the Purchaser’s Group becomes aware of any third party claim, matter or event (a Third Party Claim) which might lead to a Purchaser’s Claim (except in respect of a Tax Warranty) being made then the Purchaser shall:

(a)	procure that notice thereof is promptly given to GKN;
(b)	take or cause to be taken such action as GKN, or the relevant member of the GKN Group, may reasonably require to avoid, contest, dispute, resist, appeal, compromise or defend the Third Party Claim;

(c)

at the request in writing of GKN permit GKN, or any other member of the GKN Group, in the name of and on behalf of the Purchaser or any relevant Company or Subsidiary to have the conduct of all proceedings and/or negotiations of whatsoever nature arising in connection with the Third Party Claim including the appointment of legal and other professional advisers and the making of any settlement or compromise of the Third Party Claim;

(d)

render or cause to be rendered to GKN, or the other relevant member of the GKN Group, all such assistance as GKN may reasonably require (including providing access at reasonable times during business hours and upon reasonable notice to information and to employees of the Purchaser and of relevant members of the Purchaser’s Group) in connection with the preparation for and conduct of such proceedings and/or negotiations; and

(e)

not make or cause not to be made any admission of liability, agreement or compromise with any other person, body or authority in relation to such Third Party Claim without prior consultation and with the prior agreement of GKN, such agreement not to be unreasonably withheld or delayed.

Provided Always that:

(f)

GKN shall procure that the Purchaser is sent copies of all material written communications or notified in writing as to the substance of all oral communications pertaining to the Third Party Claim transmitted by or on behalf of GKN, or the other relevant member of the GKN Group, to the other party to the Third Party Claim or its agents or professional advisers;

(g)

the Purchaser or (as the case may be) the relevant member of the Purchaser’s Group shall not be obliged at any time to take or procure such action or to allow GKN, or any other member of the GKN Group, to conduct proceedings or to provide assistance in connection with that Third Party Claim if to do so would in the Purchaser's reasonable opinion be likely to materially prejudice or have a material adverse effect on the goodwill, reputation, business, financial or tax position of the Purchaser or the Purchaser’s Group;

(h)

GKN shall indemnify the Purchaser or the relevant member of the Purchaser's Group for any reasonable out-of-pocket costs and expenses of the Purchaser or the relevant member of the Purchaser’s Group, reasonably incurred in relation to taking action pursuant to the requirements of the Purchaser or other relevant member of the Purchaser’s Group in accordance with Paragraph 1.1(b) to avoid, contest, dispute, resist, appeal, compromise or defend the Third Party Claim;

(i)

GKN shall indemnify the Purchaser (for itself and as trustee for the relevant member of the Purchaser's Group) against all Losses which the Purchaser, or the relevant member of the Purchaser's Group, may suffer as a result of GKN or any other member of the GKN Group exercising its right in this Schedule to have conduct of all proceedings relating to a Third Party Claim;

(j)	without prejudice to Paragraph 1.2(g) above, GKN shall not make or permit to be made, any settlement or compromise of a Third Party Claim without the prior written approval of the Purchaser (such approval not to be unreasonably withheld or delayed);
(k)

the Purchaser shall, assuming it has conduct of all proceedings relating to the Third Party Claim, keep GKN informed on a prompt and regular basis as to the steps which are being taken in connection with the Third Party Claim; and

(l)

if following the final settlement or determination of the Third Party Claim it is finally judicially determined that neither GKN nor any member of the GKN Group would be liable in respect of an Third Party Claim arising out of or connected with such Third Party Claim, then the Purchaser shall indemnify GKN and each relevant member of the GKN Group in respect of all Losses suffered or incurred by them in respect of such Third Party Claim and/or in respect of all actions that any of them may have undertaken pursuant to the terms of this Paragraph 1.2.

1.3	The Purchaser acknowledges that nothing in this Agreement shall affect the common law duty of the Purchaser and its Group members to mitigate loss.
1.4

GKN and the Purchaser shall give to one another and/or their respective Group members (or their agents) on reasonable written notice reasonable access during business hours to any papers, records, personnel and premises, as may reasonably be requested by either party for the conduct of the proceedings relating to any Third Party Claim, subject to any relevant obligations of confidentiality to third parties or any Applicable Law.

1.5

If, notwithstanding any other provision of this Schedule 5, any payment is made by GKN, or any other member of the GKN Group, in or towards the settlement of any Purchaser’s Claim (other than in respect of the Tax Warranties) or Environmental Claim and the Purchaser, or any other member of the Purchaser’s Group, subsequently recovers (whether by payment, discount, credit or otherwise) or procures the recovery from a third party (including insurers) of an amount which, had it already received or recovered by the Purchaser or any other member of the Purchaser’s Group, would have reduced the amount of the relevant Purchaser’s Claim or Environmental Claim, the Purchaser shall immediately repay to GKN, or the relevant member of the GKN Group, an amount equal to whichever is the lesser of:

(a)

the actual amount recovered from the third party after deduction of all reasonable out‑of‑pocket costs and expenses incurred and Taxation suffered by the Purchaser or the relevant member of the Purchaser’s Group in making such recovery; and

(b)	the amount paid by GKN or the relevant member of the GKN Group to the Purchaser or other member of the Purchaser's Group in or towards settlement of the Purchaser’s Claim or Environmental Claim.
1.6

The Purchaser agrees (on behalf of itself and each Purchasing Entity) that each of them shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one shortfall, damage, deficiency, breach or other set of circumstances, and for this purpose recovery by the Purchaser or any member of the Purchaser’s Group shall be recovery by each of them.
2.	Limitation of Liability of the Sellers
2.1

The Purchaser shall not (nor shall any other member of the Purchaser’s Group) be entitled to make a Purchaser’s Claim or, if applicable, Tax Claim or, if applicable, Environmental Claim or to recover any damages in respect of any such Purchaser’s Claim, Tax Claim or Environmental Claim:

(a)

other than in respect of a Tax Claim, if in respect of a Purchaser's Claim the Purchaser (or any member of the Purchaser's Group) has actual knowledge at the date of the French Agreement of the matter, fact or circumstance giving rise to such claim (and for such purposes, the actual knowledge of the Purchaser (or any member of its Group) shall be deemed to include the actual knowledge of Carl Christensen, Glenn Deegan, Craig Schuele, Christian Storch and Anna Voronina);

(b)

in respect of a Purchaser's Claim or, in the case of Paragraph 2.1(b)(iii), a Tax Claim, unless notice in writing specifying to the extent known at such time the fact, matter, event or circumstance giving rise to the Purchaser’s Claim or Tax Claim including the Purchaser’s estimate of the amount of the Purchaser’s Claim or Tax Claim has been received by GKN on or before:

(i)	18 months from the Completion Date in respect of Purchaser's Claims (other than Purchaser's Claims relating to the Title and Capacity Warranties, Tax Warranties and Environmental Warranties);
(ii)	6 years from the Completion Date in respect of Purchaser’s Claims relating to the Title and Capacity Warranties;
(iii)	6 years from the end of the accounting period of the Company or Subsidiary concerned in which Completion takes place in respect of Purchaser's Claims relating to the Tax Warranties or Tax Claims; and
(iv)	4 years from the Completion Date in respect of Purchaser's Claims relating to the Environmental Warranties;
(c)

where notice in writing of such Purchaser’s Claim shall have been given in accordance with Paragraph 2.1(b), if legal proceedings before a competent court in respect of that claim containing particulars to the extent known at such time shall not have been issued and served on GKN within 9 months after the date of that notice;

(d)

subject to Paragraph 2.1(g) and otherwise than in respect of a Tax Claim, unless the liability of GKN or any other member of the GKN Group in respect of a Purchaser’s Claim for which GKN is liable in accordance with this Agreement exceeds €200,000 (in which event GKN shall be liable for the full amount of such Purchaser's Claim and not just the excess over €200,000), and for these purposes a number of Purchaser's Claims arising directly from or caused directly by the same or substantially the same underlying facts, matters or circumstances may be aggregated to form a single Purchaser's Claim;
(e)

otherwise than in respect of a Tax Claim or a Purchaser's Indemnity Claim, unless the liability of GKN or any other member of the GKN Group in respect of a Purchaser’s Claim or Environmental Claim when aggregated with the amount (excluding costs) recoverable in respect of any other Purchaser’s Claim or Environmental Claim (and for these purposes ignoring any claims which the Purchaser is not entitled to bring because of Paragraph 2.1(d)) exceeds €2,000,000 in which case, GKN shall be liable for the amount by which all Purchaser’s Claims or Environmental Claims for which GKN is liable in accordance with this Agreement exceeds €2,000,000;

(f)	other than in respect of breach of a Tax Warranty or a Tax Claim, if and to the extent that:
(i)

the Purchaser’s Claim would not have arisen or would have been less (in which case the Purchaser's Claim shall only be reduced to the extent to which it was increased) but for any act, omission, transaction or arrangement (or any combination of any of the same) carried out after the date of the French Agreement by the Purchaser or any other member of the Purchaser’s Group or their respective directors, employees or agents or following Completion by any Company or Subsidiary or successor in title to the Businesses or the Business Assets or their respective directors, employees or agents;

(ii)

the Purchaser’s Claim arises or is increased (in which case the Purchaser's Claim shall only be reduced to the extent to which it was increased) as a result of the Purchaser or any other member of the Purchaser’s Group not complying with its obligations under any of the Transaction Documents; and

(iii)	recovery in respect of the same liability has been made under the Tax Covenant; and
(g)	if the Purchaser’s Claim arises in respect of the breach of any Tax Warranty, if any of the exclusions in Paragraph 3 of the Tax Covenant apply.
2.2	In no event shall the aggregate liability of GKN and each other member of the GKN Group:
(a)

in respect of any Purchaser's Claims (not including a Purchaser's Claim for breach of a Title and Capacity Warranty or a Tax Warranty), exceed an amount equal to 20 per cent. of the Total Consideration; and

(b)

in respect of any other claim for breach of or pursuant to this Agreement or a Local Agreement made by the Purchaser or any member of the Purchaser's Group, including a Tax Claim or a Purchaser's Claim for breach of any Title and Capacity Warranty or any Tax Warranty, exceed an amount equal to 100 per cent. of the Total Consideration.

2.3

In no event shall the aggregate liability of GKN and each other member of the GKN Group in respect of any and all claims for breach of or pursuant to this Agreement or a Local Agreement exceed an amount equal to 100 per cent. of the Total Consideration.

2.4

The Purchaser shall not be entitled to claim against GKN under the Warranties for any indirect or special loss, loss of profits or punitive damages except to the extent that it is reasonably within the contemplation of the parties as at the date of the French Agreement as a reasonably foreseeable consequence of the relevant breach. For the avoidance of doubt, any consequential loss claimed by a third party against the Purchaser shall not, of itself, cause a loss to be an indirect or consequential loss to the Purchaser.

2.5

Neither GKN nor any other member of the GKN Group shall be liable for any Purchaser’s Claim (other than in respect of a Tax Warranty) or Environmental Claim to the extent that such Purchaser’s Claim or Environmental Claim arises or, such claim having arisen, is increased (in which case the Purchaser's Claim or Environmental Claim shall only be reduced to the extent to which it was increased) as a result of any change made by the Purchaser or any member of the Purchaser’s Group after the Transfer Time in any accounting or Tax policies or practice, or the length of any accounting period for Tax purposes which is different from those expressed to have been used in the preparation of the Special Purpose Accounts or the preparation of the Working Capital Statement or the Net Debt.

2.6

No liability shall arise in respect of any breach by GKN or any other member of the GKN Group of their obligations under the Transaction Documents (other than any Tax Claim or Purchaser's Claim for breach of a Tax Warranty or an Environmental Claim) to the extent that liability for such breach occurs or is increased directly or indirectly as a result of any legislation not in force on the date of the French Agreement or as a result of the withdrawal of any extra-statutory concession or other formal agreement or formal arrangement currently granted by or made with any governmental authority or Tax Authority or as a result of any change after the date of the French Agreement of any generally accepted interpretation or application of any legislation or in the enforcement policy or practice of the relevant governmental authorities or as a result of the withdrawal of any extra‑statutory concession or any other formal agreement or arrangements with any governmental authority or Tax Authority (whether or not having the force of law) currently granted by or made with any governmental authority or Tax Authority.

2.7

Without prejudice to Clause 9.3.1(b), a Purchaser’s Claim which is capable of remedy shall not entitle the Purchaser or any other member of the Purchaser’s Group to compensation unless GKN is given written notice of the breach giving rise to such claim and it is not remedied to the reasonable satisfaction of the Purchaser within 30 days after the date on which such notice is served on GKN.

2.8

GKN shall not be liable for any Purchaser’s Claim or Environmental Claim in respect of any matter to the extent that a specific accrual, allowance, credit, provision or reserve has been made for such fact, matter, event or circumstance in the Working Capital Statement, the Net Debt or the Special Purpose Accounts or to the extent that payment or discharge of the relevant matter has been taken into account therein.
2.9

If any element of any Purchaser’s Claim or Environmental Claim shall arise by reason of some liability which at the time that the Purchaser’s Claim or Environmental Claim is notified to GKN is contingent only, GKN shall not be under any obligation to make any payment to the Purchaser thereunder until such time as such contingent liability ceases to be contingent (and in relation to which, for the avoidance of doubt, the other limitations in this Schedule 5 continue to apply except those set out in Paragraph 2.1(a)).

2.10

Neither GKN nor any other member of the GKN Group shall be liable to satisfy any Purchaser’s Claim, Environmental Claim or Tax Claim in respect of a Company, Subsidiary or the Korean Company made after that Company or Subsidiary or the Korean Company (as applicable) ceases to be a member of the Purchaser's Group.

3.	Other Provisions
3.1	Each provision of this Schedule 5 shall be read and construed without prejudice to each of the other provisions of this Schedule 5.
3.2

The amount of any successful Purchaser’s Claim, Environmental Claim or Tax Claim against GKN, or any other member of the GKN Group, under the Transaction Documents shall constitute or be deemed to constitute a reduction in the Total Consideration and shall (to the extent possible) be allocated to or against the consideration for the Business Assets or the Shares of the Company to which the Purchaser’s Claim, Environmental Claim or the Tax Claim (as the case may be) relates so as to constitute or be deemed to constitute a reduction in the consideration for such Business Assets or such Shares. In the event that the amount of any successful Purchaser’s Claim, Environmental Claim or Tax Claim exceeds the consideration given for the Business Asset or the Shares or to which the Purchaser’s Claim, Environmental Claim or Tax Claim relates, the excess shall be allocated to or against such other Business, Business Asset or Shares as the parties may, in consultation and using their reasonable endeavours to do so, agree and failing that in accordance with Clause 36 (Dispute Resolution) the Purchaser may, in its absolute discretion, determine.

3.3

The provisions of this Schedule 5 shall not apply to exclude or limit the liability of GKN, or any member of the GKN Group, to the extent that a Purchaser’s Claim arises involving fraud on the part of GKN or any other member of the GKN Group.

Schedule 6

Allocation of Consideration

Part A
The Allocation

1.1	Subject to adjustment in accordance with Paragraph 1.2, each of the Business Cash Consideration and the Share Consideration will be allocated in accordance with Part B and Part C of this Schedule 6.
1.2

Following the final determination of the Working Capital Adjustment and the Net Debt, the Total Consideration shall be allocated by adjusting the allocation of the Business Cash Consideration and the Share Consideration as set out in Part B and Part C of this Schedule 6, and any Working Capital Adjustment and the Net Debt (either as a positive or negative number) shall be allocated solely towards the Share Consideration allocated to GKN Driveline International GmbH in respect of the sale of the Shares in GKN Stromag Holding GmbH.

Part B
The Business Sellers

Business Sellers	Business Cash Consideration €m
GKN Rockford Inc	2.9
GKN Walterscheid Inc	11.6
GKN (Taicang) Co Ltd	2.2
GKN do Brasil Ltda	1.3
GKN Ayra Servicio SA	0.1
GKN Service Benelux BV	0.4
GKN Service Austria GmbH	0.1
GKN Stromag Scandinavia AB	0.0
GKN Service Italia SpA	0.9

TOTAL	19.5

Part C
The Companies

Companies	Share Consideration
GKN Land Systems SAS	41.5
GKN Stromag Holding GmbH	121.2
GKN Stromag UK Limited	1.5
TOTAL	164.2

Part D
The Subsidiaries

Subsidiaries	Shareholder(s)
GKN Stromag France SAS	GKN Land Systems SAS
GKN Stromag AG	GKN Stromag Holding GmbH
GKN Stromag Dessau GmbH	GKN Stromag AG
GKN Land Systems India Private Limited	GKN Stromag AG

Schedule 7

The excluded assets and excluded contracts

Part A
The Excluded Assets

(a)	Excluded IP.
(b)	Shared Assets.
(c)	Any right or claim of any Business Seller in respect of Tax.
(d)	Any cash balances of the Business Sellers.
(e)	Any real property other than the Business Property.
(f)	Equipment, machinery, computer and communication hardware, loose tools, furniture and other goods used exclusively by the Retained Employees.

Part B
The Excluded Contracts

(a)	Shared Contracts.

Schedule 8

Determination and Certification of Working Capital

In this Schedule:

Review Period means the period of 20 Business Days following the delivery to GKN of the Working Capital Statement pursuant to Paragraph 5.1 (Issue of the Working Capital Statement) of this Schedule 8.

Part A
The Working Capital Statement

1.	Estimated working capital statement
1.1

The Estimated Working Capital Statement shall be prepared and provided by GKN to the Purchaser no later than 5 Business Days prior to the Completion Date in the same format as set out in Part B (Pro-Forma Working Capital Statement) of this Schedule 8 together with working papers relating thereto.

1.2

The Purchaser hereby agrees and acknowledges that it shall have no right to challenge the Estimated Working Capital Statement, and no right of recourse against GKN or any other person, if it disagrees with the Estimated Working Capital Statement.

2.	The Working Capital Statement

The Working Capital Statement shall be prepared by the Purchaser in the same format as set out in Part B (Pro-Forma Working Capital Statement) of this Schedule 8.

3.	The Working Capital Value

The Working Capital Value shall be the amount, determined by reference to the Working Capital Statement, representing the sum of the Stock and the value of Debtors less the value of Creditors.

4.	Basis of preparation
4.1	The Working Capital Statement shall:
(a)

value the items listed in Paragraph 3 on the same basis and using identical accounting principles, policies, procedures and practices consistently applied as used in preparing the Year End Working Capital Statement including the same management judgments, estimates, definitions, treatments, forecasts and opinions as were used, made and given in the preparation of the Year End Working Capital Statement, provided that consistency cannot be applied to perpetuate manifest errors into or to allow double counting (positive or negative) of any item to be included in the Working Capital Statement;

(b)	be prepared on the basis that it relates to the Target Group and the Worldwide Business as a going concern and excludes any effects of the change of control or ownership of the Target Group or the Worldwide Business or any part of it contemplated by the Transaction Documents or any other effect of the Transaction Documents;
(c)	not include any item if and to the extent that it is included in the Closing Net Debt Statement or in any other provision of this Agreement or the Transaction Documents;
(d)	represent an aggregation of individual statements prepared for:
(i)	each Business; and
(ii)	each Company;
(e)

not take into account any information which becomes available after the Purchaser has delivered the Working Capital Statement to GKN (the Cut-off Date). The Working Capital Statement shall take account of information becoming available up to the Cut-off Date to the extent that such information provides additional evidence relating to conditions existing at Completion (i.e. “adjusting events after the reporting period” as described in IFRS Standard IAS 10 paragraph 8). For the avoidance of doubt, the Working Capital Statement shall not take account of any “non-adjusting events after the reporting period” as described in IAS 10 paragraph 10; and

(f)	subject to Paragraphs (a) to (e), be prepared in accordance with IFRS effective as at Completion.

Paragraphs (a), (b) and (f) above are intended to be applied as a hierarchy, with Paragraph (a) being applied first and with Paragraphs (b) and then (f) being applied only where ambiguity remains following application of Paragraphs higher in the hierarchy. Paragraphs (c), (d) and (e) shall be specifically applied in accordance with their terms notwithstanding any inconsistency with paragraphs (a), (b) and (f).

In arriving at the Final Certificate of the Working Capital Adjustment no account shall be taken of any event or change in circumstances which occurs after the end of the Review Period.

5.	Procedure for determining Working Capital Adjustment
5.1	Issue of the Working Capital Statement

Promptly following preparation of the Working Capital Statement, and in any event within 60 calendar days of the Completion Date, the Purchaser shall issue the Working Capital Statement to GKN together with a schedule showing the calculation of the Working Capital Adjustment and schedules showing the detailed calculations supporting the figures in the Working Capital Statement.

5.2	Access to working papers

To enable GKN to review the Working Capital Statement and present any objections referred to in Paragraph 5.3 (If GKN disagrees with calculation),

the Purchaser shall, and shall procure that each member of the Purchaser’s Group shall, following the issue of the Working Capital Statement, give GKN and its advisers reasonable access at all reasonable times (until the Final Certificate of the Working Capital Adjustment has been issued) to employees and premises of the Purchaser or relevant member of the Purchaser's Group, all records, working papers and other information relating to the Working Capital Statement and generally shall provide GKN and its advisers with such other information and assistance as GKN and its advisers may reasonably request to determine whether the Working Capital Statement has been prepared in accordance with this Schedule 8.

5.3	If GKN disagrees with calculation:
(a)

GKN shall before the end of the Review Period, either issue its confirmation of the Working Capital Statement and Working Capital Adjustment or shall state in writing that it disagrees with the Working Capital Statement and Working Capital Adjustment giving reasons therefor.

(b)

If GKN disagrees with any matter affecting the calculation of the Working Capital in the Working Capital Statement then it shall use reasonable endeavours to resolve the issue with the Purchaser. Any such resolution which enables the Working Capital to be agreed shall be expressed in a joint confirmation (the Joint Resolution), signed by both GKN and the Purchaser, stating the Working Capital. If no Joint Resolution has been issued within 30 Business Days of the expiry of the Review Period, the matters in dispute shall be referred to a firm of independent chartered accountants jointly agreed upon between GKN and the Purchaser or failing prompt agreement appointed, at the request of either GKN or the Purchaser at any time, by the President from time to time of the Institute of Chartered Accountants in England and Wales, which firm (the Independent Accountants) shall then determine the matters in dispute (and which, at the time of the determination, remain in dispute) only and, shall determine the Working Capital. GKN and the Purchaser shall use all reasonable endeavours to agree with the Independent Accountants the precise terms of reference to apply to its role hereunder as soon as reasonably practicable following a referral to the Independent Accountants. The following general terms of reference shall apply in any event:

(i)

the Purchaser and GKN shall each prepare a written statement within 15 Business Days of the formal appointment of the Independent Accountants on the matters in dispute which (together with the relevant documents) shall be submitted to the Independent Accountants for determination. The matters in dispute shall be limited to the matters specified in GKN’s notice of objection;

(ii)

at the same time as the Purchaser and GKN submit their respective written statements to the Independent Accountants for determination, each shall deliver to the other a copy of their submissions (with all relevant supporting documents);

(iii)	following delivery of their respective submissions, the Purchaser and GKN shall have the opportunity to comment once only on the other party’s submissions by written comment delivered to the Independent Accountants not later than 15 Business Days after the written statement was first submitted to the Independent Accountants and copied to the other party pursuant to Paragraphs (i) and (ii) above;

(iv)

any response to a subsequent request by the Independent Accountants for information from either the Purchaser or GKN shall be copied to the other parties at the same time as it is delivered to the Independent Accountants and, unless otherwise directed by the Independent Accountants, the party receiving a copy of the information may, within 10 Business Days after receipt of such information, comment once only on that information, and shall deliver a copy of such comment to the party who provided the information at the same time as it is delivered to the Independent Accountants. Thereafter, neither GKN nor the Purchaser shall be entitled to make further statements or submissions except insofar as the Independent Accountant so requests (in which case it shall, on each occasion, give the other parties (unless otherwise directed) 10 Business Days to respond to any statements or submission so made);

(v)

in giving its reasoned determination, the Independent Accountants shall state in writing what adjustments (if any) are necessary in respect of the matters in dispute in order to comply with the requirements of this Agreement and to determine finally the Working Capital and for each matter in dispute, shall determine a value within the range between the two submitted proposed values in respect of each matter in dispute based on the Independent Accountants' determination of the proposed value that better reflects the actual value of the matter in dispute. If only one value is submitted, the Independent Accountants will choose that value;

(vi)

the Independent Accountants shall determine (using its own legal advice as appropriate) any question of the legal construction of this Agreement but only insofar as it is relevant to the determination of the Working Capital;

(vii)

the Independent Accountants shall act as an expert (and not as an arbitrator) in making any such determination which shall be final and binding on the parties. In particular, without limitation, its determination of any fact which it has found it necessary to determine for the purposes of its determination pursuant to this Schedule 8 shall be final and binding on the parties for all purposes; and

(viii)

the parties expressly waive, to the extent permitted by law, any rights of recourse to the courts they may otherwise have to challenge the Independent Accountant’s determination, including any determination under Paragraphs (vi) or (vii) above.

(c)	The costs of the Independent Accountants in connection with all matters specified in this Schedule 8 shall be borne jointly between the parties.

5.4	Records etc. to be made available

GKN and the Purchaser shall each use all reasonable endeavours to procure that all records, working papers and other information within their respective possession or control as may be reasonably required by the Independent Accountants for the purposes of this Schedule 8, shall be made available upon a request for them and each of GKN and the Purchaser shall generally render all reasonable assistance reasonably necessary for the determination of the Working Capital by the Independent Accountants.

5.5	Meaning of Final Certificate of the Working Capital Adjustment

For the purposes of this Agreement the Final Certificate of the Working Capital Adjustment shall mean:

(a)

the certificate issued by the Purchaser pursuant to Paragraph 5.1 (Issue of the Working Capital Statement) (if such certificate is confirmed by GKN or no notice of disagreement is received by the Purchaser pursuant to Paragraph 5.3 (If GKN disagrees with calculation)) in which case the certificate shall be treated as issued two Business Days after the expiration of the Review Period; or

(b)

the Joint Resolution (if a disagreement shall have been resolved without recourse to expert determination by Independent Accountants pursuant to Paragraph 5.3 (If GKN disagrees with calculation)) in which case the certificate shall, for the purposes of the Agreement, be treated as issued two Business Days after the date upon which the Joint Resolution has been given; or

(c)

the decision of the Independent Accountants (if any matter shall be referred to the Independent Accountants pursuant to Paragraph 5.3 (If GKN disagrees with calculation)) in which case the certificate shall, for the purposes of the Agreement, be treated as issued two Business Days after the date upon which the decision shall have been given.

Part B
Pro-Forma Working Capital Statement

Working Capital €m	HFM Account Code	Unna	La Guerche	Dessau	India	UK	Dayton	China	Brazil	PSS
		1650	1652	1651	1664	1660	1661	1665	2914	2912
Creditors
Group Trade Creditors	BS01940
External Trade Creditors	BS01880
Total Capex Creditors	BS01870
Social security	SB019003
Indirect Taxes (eg VAT, GSA, IVT)	SB019004
Income tax (deducted from Wages & Salaries)	SB019005
Non trade creditors - audit fee (excl non audit services)	SN01430
Non trade creditors - non employee related	SN01440
TOTAL

Debtors
Group Trade Debtors	BS01700
Group Trade Debtors Suspense Account	BS02100
External Trade Debtors	BS01640
Other debtors (eg amounts recoverable from suppliers)	SB016601
Amounts recoverable from employees and from emp'ee benefit plans.	SB016606
Indirect taxes (eg VAT, GSA, IVT)	SB016602
Prepayments	SB016603
TOTAL

Stock
Raw mats/bought in comps/consumables - Net Book Value	SB01460N
Work in Progress - Net Book Value	SB01340N
Finished goods - Net Book Value	SB01380N
TOTAL

Part C
Year End Working Capital Statement

Consolidated Year End Working Capital Statement

Working Capital €m	HFM Account Code
		Dec-15
Creditors
Group Trade Creditors	BS01940	(364)
External Trade Creditors	BS01880	(8,741)
Total Capex Creditors	BS01870	(70)
Social security	SB019003	(1,173)
Indirect Taxes (eg VAT, GSA, IVT)	SB019004	(235)
Income tax (deducted from Wages & Salaries)	SB019005	(687)
Non trade creditors - audit fee (excl non audit services)	SN01430	(97)
Non trade creditors - non employee related	SN01440	(1,966)
TOTAL		(13,333)

Debtors
Group Trade Debtors	BS01700	1,674
Group Trade Debtors Suspense Account	BS02100	(9)
External Trade Debtors	BS01640	19,857
Other debtors (eg amounts recoverable from suppliers)	SB016601	560
Amounts recoverable from employees and from emp'ee benefit plans.	SB016606	6
Indirect taxes (eg VAT, GSA, IVT)	SB016602	588
Prepayments	SB016603	169
TOTAL		22,845

Stock
Raw mats/bought in comps/consumables - Net Book Value	SB01460N	9,401
Work in Progress - Net Book Value	SB01340N	7,635
Finished goods - Net Book Value	SB01380N	6,071
TOTAL		23,107

NWC		32,619

Year End Working Capital Statement by Site

Dec-15
Working Capital €000	HFM a/c	Unna	La Guerche	Dessau	India	UK	Dayton	China	Brazil	PSS	FV Unit	Total
		1650	1652	1651	1664	1660	1661	1665	2914	2912	1672
Creditors
Group Trade Creditors	BS01940	(54)	(2)	(1)	(42)	0	(131)	(133)	-	-	-	(363)
External Trade Creditors	BS01880	(2,549)	(2,377)	(340)	(227)	(77)	(1,424)	(332)	(30)	(1,386)	-	(8,742)
Total Capex Creditors	BS01870	-	(2)	-	(1)	-	(67)	-	-	-		(70)
Social security	SB019003	-	(958)	(38)	(2)	-	-	(161)	(4)	(10)		(1,173)
Indirect Taxes (eg VAT, GSA, IVT)	SB019004	83	(247)	-	13	(85)	-	-	(1)	2		(235)
Income tax (deducted from Wages & Salaries)	SB019005	(678)	-	-	-	-	-	-	(1)	(8)		(687)
Non trade creditors - audit fee (excl non audit services)	SN01430	(37)	-	(11)	-	(22)	-	(27)	-	-		(97)
Non trade creditors - non employee related	SN01440	(799)	(579)	(111)	(67)	(129)	(79)	(47)	(13)	(141)		(1,965)
TOTAL		(4,034)	(4,165)	(501)	(326)	(313)	(1,701)	(700)	(49)	(1,543)	-	(13,332)

Debtors
Group Trade Debtors	BS01700	1,421	102	107	0	28	16	(0)	-	-	-	1,674
Group Trade Debtors Suspense Account	BS02100	(806)	(1,190)	(76)	26	124	312	1,780	-	(180)	-	(9)
External Trade Debtors	BS01640	5,873	4,335	259	511	510	1,802	2,628	213	3,727	-	19,858
Other debtors (eg amounts recoverable from suppliers)	SB016601	7	24	-	96	29	-	391	13	-		560
Amounts recoverable from employees and from emp'ee benefit plans.	SB016606	5	-	-	-	-	-	-	-	1		6
Indirect taxes (eg VAT, GSA, IVT)	SB016602	62	425	-	-	-	-	-	32	69		588
Prepayments	SB016603	106	-	44	-	-	3	-	-	16		169
TOTAL		6,668	3,696	334	633	691	2,133	4,799	258	3,633		22,846

Stock
Raw mats/bought in comps/consumables - Net Book Value	SB01460N	4,774	1,862	651	207	119	1,788	-	-	-	-	9,401
Work in Progress - Net Book Value	SB01340N	4,700	624	1,265	61	192	117	20	776	-	(120)	7,635
Finished goods - Net Book Value	SB01380N	717	2,332	52	78	88	-	2,488	-	316	-	6,071
TOTAL		10,191	4,818	1,968	346	399	1,905	2,508	776	316	(120)	23,107

NWC		12,825	4,349	1,801	653	778	2,337	6,607	985	2,406	(120)	32,621

Group Debtors / Creditors

Group Trade Creditors (Inter-Samoa)		(166)	(475)	-	(273)	(123)	(304)	(1,788)	-	-	-
Group Trade Debtors (Inter-Samoa)		969	1,832	80	231	4	2	2	-	-	-
Group Debtors Suspense		(806)	(1,190)	(76)	26	124	312	1,780	-	(180)	-

Schedule 9

NET DEBT

In this Schedule:

Review Period means the period of 20 Business Days following the delivery to GKN of the Closing Net Debt Statement pursuant to Part B (Procedure for determining Closing Net Debt Statement) of this Schedule 9.

Part A
Net Debt

1.	Estimated Net Debt statement
1.1

The Estimated Net Debt Statement shall be prepared and provided by GKN to the Purchaser no later than 5 Business Days prior to the Completion Date in the same format as set out in Part D (30 June Net Debt Statement) of this Schedule 9.

1.2

The Purchaser hereby agrees and acknowledges that it shall have no right to challenge the Estimated Net Debt Statement, and no right of recourse against GKN or any other person, if it disagrees with the Estimated Net Debt Statement.

2.	Closing Net Debt
2.1	The Closing Net Debt Statement shall be prepared and agreed in accordance with the provisions of this Schedule.
2.2	The Closing Net Debt Statement shall:
(a)	be based on the books and records of the Companies and Subsidiaries;
(b)

include, in relation to each Company and Subsidiary, a statement of the Final Financial Debt, the Intra-Group Borrowings, the Final Cash Balance and the Intra-Group Lendings for that Company or Subsidiary, and shall exclude any balances or liabilities in respect of any pension, death, retirement, ill-health or similar scheme liabilities of the Companies, Subsidiaries or Business Sellers;

(c)	not include any item if and to the extent it has been included in the Working Capital Statement;
(d)

be prepared on the basis that it relates to each of the Companies and Subsidiaries as respective going concerns and excludes any effects of the change of control or ownership of any of them contemplated by the Transaction Documents or any other effect of the Transaction Documents;

(e)	represent an aggregation of individual statements prepared for each Company and Subsidiary;

(f)

value the items listed in this Paragraph 2.2 on the same basis and using identical accounting principles, policies, procedures and practices consistently and applying the same management judgments, estimates, definitions, treatments, forecasts and opinions as were used, made and given in the preparation of the 30 June Net Debt Statement, provided that consistency cannot be applied to perpetuate manifest errors into or to allow double counting (positive or negative) of any item to be included in the Closing Net Debt Statement;

(g)

not take into account any information which becomes available after the Purchaser has delivered the Net Debt Statement to GKN (the Cut-off Date). The Net Debt statement shall take account of information becoming available up to the Cut-off Date to the extent that such information provides additional evidence relating to conditions existing at 30 June 2016 (i.e. “adjusting events after the reporting period” as described in IFRS Standard IAS 10 paragraph 8). For the avoidance of doubt, the Net Debt Statement shall not take account of any “non-adjusting events after the reporting period” as described in IAS 10 paragraph 10; and

(h)	subject to Paragraphs (a) to (g), be prepared in accordance with IFRS effective as at Completion.

The provisions of each of Paragraphs (a) to (e) shall be specifically applied in accordance with their terms and notwithstanding any inconsistency with Paragraphs (f), (g) and (h). Paragraphs (f), (g) and (h) above are intended to be applied as a hierarchy, with Paragraph (f) and (g) being applied first and with Paragraph (h) being applied only where ambiguity remains following application of Paragraph (f) and (g).

In arriving at the Final Certificate of the Net Debt Adjustment no account shall be taken of any event or change in circumstances which occurs after the end of the Review Period.

2.3	The Net Debt shall be the sum of the Final Financial Debt, the Intra-Group Borrowings, the Final Cash Balance and the Intra-Group Lendings.

Part B
Procedure for determining Closing Net Debt Statement

The provisions of each of Paragraphs 5.1 (Issue of the Working Capital Statement), 5.2 (Access to working papers), 5.3 (If GKN disagrees with calculation) and 5.4 (Records etc. to be made available) of Part A of Schedule 8 (Determination and Certification of Working Capital) shall apply to the preparation of the Closing Net Debt Statement as if each of those Paragraphs were set out in this Schedule 9 in full with the exception that each reference to Working Capital Statement shall be replaced with Closing Net Debt Statement, each reference to Final Certificate of the Working Capital Adjustment shall be replaced by the Final Certificate of the Net Debt Adjustment and references to the Working Capital Adjustment shall be replaced with the Net Debt.

The parties shall (and shall use their best endeavours to procure that any Independent Accountants shall) to the extent practicable determine any Final Certificate of the Net Debt Adjustment at the same time as determining any Final Certificate of the Working Capital Adjustment, and no payment contemplated by any such certificate shall be due hereunder until the other certificate is determined in accordance with the terms of this Agreement.

Part C
Repayment of Intra-group Lendings and Borrowings

1.	Repayment of Intra-Group Lendings and Borrowings involving Target Group Members (not including the Indian Company)
1.1	Paragraphs 1.2, 1.3 and 1.4 of this Part C of Schedule 9 shall not apply to Intra-Group Borrowings and Intra-Group Lendings owing to or by the Indian Company.
1.2	Within 5 Business Days of the agreement or determination of the Closing Net Debt Statement:
(a)

in the case of any Intra-Group Borrowings of a Target Group Member, the Purchaser shall procure that the amount of such payable, together with the aggregate of the interest on each amount owed to GKN or any other member of the GKN Group comprised in such Intra-Group Borrowings at the rate applicable to such amount owed in accordance with the terms on which it was lent for the period from and including the Transfer Time up to but excluding the date of payment, shall be paid by the Purchaser on behalf of the relevant Target Group Member to GKN (on behalf of itself or the other member(s) of the GKN Group to which such payable is owed) by way of repayment of such Intra-Group Borrowings; and

(b)

in the case of any Intra-Group Lendings, GKN shall procure that the amount of such receivable, together with the aggregate of the interest on each amount owed by GKN or any other member of the GKN Group comprised in such Intra-Group Lendings at the rate applicable to such amount owed in accordance with terms on which it was lent for the period from and including the Transfer Time up to but excluding the date of payment, shall be paid by GKN on behalf of the relevant member of the GKN Group to the Purchaser (on behalf of the Target Group Member to which such receivable is owed) by way of settlement of such Intra-Group Lendings.

1.3	Payments may be aggregated

Where any payments are to be made pursuant to Paragraphs 1.2(a) or 1.2(b) on the same date by the Purchaser (on behalf the relevant member of the Purchaser’s Group) to GKN (on behalf of itself or the relevant member of the GKN Group) or by GKN (on behalf of itself or the relevant member of the GKN Group) to the Purchaser (on behalf of itself or the relevant member of the Purchaser’s Group) as the case may be, such payments may, at the parties' agreement, be aggregated or netted (unless applicable local regulations require the payment concerned to be made in the relevant jurisdiction between the relevant parties) in which case the net amount due from the Purchaser to GKN or GKN to the Purchaser (or to any other relevant member of their respective Groups) as the case may be shall be paid. Notwithstanding any aggregation or netting of payments against each other, each of GKN on the one hand and the Purchaser, on the other hand, undertakes to the other that they shall, after the making of such payments, formally record and allocate each payment as such separate transactions as are necessary to ensure that such member receives and pays all amounts which would have been received or paid on its behalf by the Purchaser or GKN (or any other relevant member of their respective Groups) had the payments envisaged by Paragraphs 1.2(a) or 1.2(b) been made individually.

1.4	Method of payment

Each payment to be made under Paragraph 1 of Part C of this Schedule shall be made in accordance with the provisions of Clause 4.4.

2.	Repayment of Intra-Group Lendings and Borrowings involving the Indian Company

2.1Within two months following Completion:

(a)

in the case of any Intra-Group Borrowings of the Indian Company, the Purchaser shall procure that the amount of such payable, together with the aggregate of the interest on each amount owed to GKN or any other member of the GKN Group comprised in such Intra-Group Borrowings at the rate applicable to such amount owed in accordance with the terms on which it was lent for the period from and including the Transfer Time up to but excluding the date of payment, shall be paid by the Indian Company to GKN Sinter Metals Private Ltd by way of repayment of such Intra-Group Borrowings; and

(b)

in the case of any Intra-Group Lendings of the Indian Company, GKN shall procure that the amount of such receivable, together with the aggregate of the interest on each amount owed by GKN or any other member of the GKN Group comprised in such Intra-Group Lendings at the rate applicable to such amount owed in accordance with terms on which it was lent for the period from and including the Transfer Time up to but excluding the date of payment, shall be paid by GKN Sinter Metals Private Ltd to the Indian Company by way of settlement of such Intra-Group Lendings.

2.2Payments may be aggregated

Where any payments are to be made pursuant to Paragraphs 2.1(a) or 2.1(b) on the same date by the Indian Company to GKN Sinter Metals Private Ltd or by GKN Sinter Metals Private Ltd to the Indian Company as the case may be, such payments may, at the parties' agreement, be aggregated or netted (unless applicable local regulations require the payment concerned to be made in the relevant jurisdiction between the relevant parties) in which case the net amount due from GKN Sinter Metals Private Ltd to the Indian Company or the Indian Company to GKN Sinter Metals Private Ltd as the case may be shall be paid. Notwithstanding any aggregation or netting of payments against each other, each of GKN on the one hand and the Purchaser, on the other hand, undertakes to the other that they shall procure that, after the making of such payments, they are formally recorded and allocated as such separate transactions as are necessary to ensure that such party receives and pays all amounts which would have been received or paid by it had the payments envisaged by Paragraphs 2.1(a) or 2.1(b) been made individually.

2.3Method of payment

Each payment to be made under paragraph 2 of Part C of this Schedule shall be made in accordance with the following provisions: each payment shall be made by electronic transfer in immediately available funds to the account notified by the relevant party entitled to receive such payment to the party obliged to make such payment in writing not later than 5 Business Days before the Due Date for payment by the payer. Each such payment to be made shall (except as otherwise required by Applicable Law) be made by means of a single payment in Indian Rupees.

Part D
30 June Net Debt Statement

	Final Financial Debt €m	Intra-Group Borrowings €m	Intra-Group Lendings €m	Final Cash Balance €m	Total €m
GKN Land Systems India Private Limited		(0.37)		0.05	(0.3)
GKN Land Systems SAS		(30.2)	8.5	0.7	(21.0)
GKN Stromag France SAS
GKN Stromag AG
GKN Stromag Dessau GmbH
GKN Stromag Holding GmbH		(19.0)	49.8	0.6	31.4
GKN Stromag UK Limited			2.5		2.5
Total Estimated Net Debt
	0	(49.5)	60.8	1.4	12.7

Schedule 10

The Companies, Subsidiaries and Purchasers

Part A
The Companies

A.

Name	:	GKN Stromag Holding GmbH
Date of Incorporation	:	6 July 2007
Place of First Incorporation	:	Unna
Current Place of Incorporation:	:	Unna
Company Number	:	HRB 5971
Registered Office	:	Hansastrasse 120, D – 59425, Unna, Germany
Directors	:	Robert Friedrich Rank (Geschäftsführer)
Jurgen Uelner (Geschäftsführer)
Secretary	:	N/A
Authorised Share Capital	:	€1,000,000
Issued Share capital	:	€1,000,000
Shareholders	:	GKN Driveline International GmbH (90%)
GKN Industries Limited (10%)
Accounting Reference Date	:	31 December

Name	:	GKN Land Systems SAS
Date of Incorporation	:	26 September 2011
Place of First Incorporation	:	Versailles
Current Place of Incorporation:	:	Versailles
Company Number	:	534 823 976
Registered Office	:	100 avenue Vanderbilt – 78955 Carrières sous Poissy
Directors	:	Bertrand Selmer
Michel Donnay
Secretary	:	N/A
Authorised Share Capital	:	N/A
Issued Share capital	:	€9,005,000
Members	:	GKN Automotive SAS
Accounting Reference Date	:	31 December

Name	:	GKN Stromag UK Ltd
Date of Incorporation	:	30 September 1966
Place of First Incorporation	:	United Kingdom
Current Place of Incorporation:	:	United Kingdom
Company Number	:	00888808
Registered Office	:	Unit 11, Fleming Close Park Farm Industrial Estate North Wellingborough Northants NN8 6UF United Kingdom
Directors	:	Guy William Glennon Neil Michael Pragg Robert Friedrich Rank
Secretary	:	Carol Susan West
Authorised Share Capital	:	£70,000.00
Issued Share capital	:	£70,000.00
Members	:	GKN Industries Limited
Accounting Reference Date	:	31 December

Part B
The Subsidiaries

Name	:	GKN Stromag AG
Date of Incorporation	:	29 April 1993
Place of First Incorporation	:	Unna
Current Place of Incorporation:	:	Unna
Company Number	:	HRB 3534
Registered Office	:	Hansastrasse 120, D – 59425, Unna, Germany
Directors	:	Robert Friedrich Rank (Vorstand)
Jurgen Uelner (Vorstand)
Armin Blumenstein (Vorstand)
Ralph Bruer (Prokurist)
Karin Feuerbaum (Prokurist)
Gerhard Moritz (Prokurist)
Alexander Burger (Supervisory Board)
Rainer Link (Supervisory Board)
Joachim Schenk (Supervisory Board)
Dieter Thiede (Supervisory Board)
Ralf Goeke (Supervisory Board – Employees')
Claus Winterkamp (Supervisory Board – Employees')
Secretary		N/A
Authorised Share Capital	:	€9,828,000 Ordinary Shares of €1 each
Issued Share capital	:	€9,828,000 Ordinary Shares of €1 each
Shareholders	:	GKN Stromag Holding GmbH
Accounting Reference Date	:	31 December

Name	:	GKN Stromag Dessau GmbH
Date of Incorporation	:	16 August 1994
Place of First Incorporation	:	Dessau
Current Place of Incorporation:	:	Dessau
Company Number	:	HRB 12774
Registered Office	:	Dessauer Strasse 10, D – 06844, Dessau, Germany
Directors	:	Armin Blumenstein (Geschäftsführer)
Secretary	:	Soren Martens (Prokurist)
Authorised Share Capital	:	€800,000 Ordinary Shares of €1 each
Issued Share capital	:	€800,000 Ordinary Shares of €1 each
Members	:	GKN Stromag AG
Accounting Reference Date	:	31 December

Name	:	GKN Stromag France SAS
Date of Incorporation	:	26 July 1988
Place of First Incorporation	:	Bourges
Current Place of Incorporation:	:	Bourges
Company Number	:	347 513 475
Registered Office	:	Avenue de l'Aubois
Directors	:	Robert Friedrich Rank
Secretary	:	N/A
Authorised Share Capital	:	N/A
Issued Share capital	:	€3,405,217
Members	:	GKN Land Systems SAS
Accounting Reference Date	:	31 December

Name	:	GKN Land Systems India Private Limited
Date of Incorporation	:	12 July 2007
Place of First Incorporation	:	Pune, Maharashtra
Current Place of Incorporation:	:	India
Company Number	:	U34200PN2007PTC134626
Registered Office	:	448/14, Shindevasti, Nighoje, Tal. Khed, Pune – 410501
Directors	:	Robert Friedrich Rank Bharat Dev Singh Roy Varghese
Secretary	:	N/A
Authorised Share Capital	:	INR30,000,000.00
Issued Share capital	:	INR22,240,990.00
Members	:	GKN Stromag Holding GmbH (0.01)% GKN Stromag AG (99.9%)
Accounting Reference Date	:	31 December

Part C
The Company and Purchasers

The Purchaser shall notify GKN of the entity that will be the relevant Company Purchaser or Business Purchaser (as appropriate) under each of the Local Agreements (which may be a different entity to any such provisional purchaser referenced in any definition of this Agreement) at least 15 Business Days prior to Completion and GKN shall accept such entity as the relevant Company Purchaser or Business Purchaser (as appropriate), provided that such Company Purchaser or Business Purchaser (as appropriate) is a direct or indirect wholly owned subsidiary of the Purchaser or a member of the Purchaser Group and the purchase of the Business Assets or the Shares by the proposed Purchaser will not:

(a)

result in an increase in Tax suffered (including as a result of a withholding or deduction on account of Tax being required from a payment) by GKN or the relevant Seller (when compared against an acquiror entity being a private company incorporated in the same jurisdiction as the relevant Target Group Company or Business, or any provisional purchaser referenced in any definition of this Agreement); or

(b)	give rise to a breach of any Sanctions or otherwise be contrary to Applicable Law.

Part D
The Korean Company

Name	:	Stromag Korea Limited
Current Place of Incorporation	:	Republic of Korea
Company Number	:	160111-0112188
Registered Office	:	891 Tamnip-dong, Yueseong-gu, 305-510, Daejon, Korea, Republic of
Directors	:	Gyeong-Hwa Lee Sung- Goo Lee
Secretary	:	N/A
Authorised Share Capital	:	KRW300,000,000.00
Issued Share capital	:	KRW300,000,000.00
Members	:	GKN Stromag AG (5%) Sung-Goo Lee (94%) Hee-Suk Shin (1%)
Accounting Reference Date	:	31 December

Schedule 11

The Transaction DocumentS

Part A
Agreements and deeds

Agreements and deeds
Indemnity Assignment Agreement
Environmental Indemnity
Transitional Services Agreement
German Share Sale and Transfer Agreement
Patent Licence Agreement
Supply Agreement 1
Supply Agreement 2
Supply Agreement 3
Distribution Agreement
Belgian Business Transfer Agreement
Brazilian Business Transfer Agreement
Chinese Business Transfer Agreement
Czech Business Transfer Agreement
Czech Business Transfer Record
French Share Transfer Form
French Implementing Agreement
Norwegian Business Transfer Agreement
Spanish Business Transfer Agreement
Swedish Business Transfer Agreement
US Business Transfer Agreement
Italian Deed of Transfer
Stock Transfer Form

Part B
Other documents in the Agreed Terms

Document
Data Room Index
List of Contracts
List of Registered Company IP
Excluded Trade Marks
Local Business Transfer Agreement

Schedule 12

THE EMPLOYEES

1.	Business Employees
1.1	Offered Business Employees

In respect of the Offered Business Employees:

(a)

No later than 1 month prior to the Completion Date, the Purchaser shall make an offer to each such Offered Business Employees to employ him under a new employment contract to commence or take effect on and subject to Completion. The offer to be made will be such that the provisions of the new contract as to the capacity and place in which the person will be employed and as to the other terms and conditions of his employment, be no less favourable than the corresponding provisions of his employment contract as existing at the Completion Date (including recognising continuity of service with the relevant Business Seller), save as to the identity of the employer.

(b)	GKN agrees and acknowledges that it will recommend to each Offered Business Employee to accept the offer of employment made by the Purchaser pursuant to Paragraph 1.1(a) above.
(c)

If the Offered Business Employee accepts the offer then the Purchaser shall notify GKN accordingly and GKN shall or shall procure that the relevant member of the GKN Group shall waive the requirement on the Offered Business Employee concerned to give any period of notice of termination of his or her employment under the terms of his employment and any post-termination non-compete provisions so as to allow the employee to commence employment with the Purchaser on the Completion Date.

(d)

In the event that such an offer is made and not accepted, then the relevant Business Seller and/or GKN shall be entitled to terminate the Offered Business Employee's employment, and the provisions of Paragraph 1.4 shall apply in respect of the costs and liabilities associated with any such termination(s).

1.2	Non-Offered Business Employees

Subject always to Paragraph 1.6 below, in respect of the Non-Offered Business Employees, the Purchaser shall not be required to make an offer of employment to any such Non-Offered Business Employee, and accordingly the relevant Business Seller shall be entitled to terminate the Non-Offered Business Employee's employment with effect from Completion, provided that GKN shall indemnify the Purchaser and/or the relevant member of the Purchaser's Group and keep it fully indemnified at all times against any cost or liability (including any mandatory severance or related cost)  associated with such termination(s).

1.3	Apportionment

All amounts payable under or in connection with the contract of employment of each of the Offered Business Employees in respect of any period prior to Completion shall be for the account of GKN and from Completion for the account of the Purchaser.

1.4	Purchaser indemnity

The Purchaser shall indemnify GKN and/or the relevant Business Seller and keep it fully indemnified at all times against each loss liability and cost arising in relation to any of the Offered Business Employees who fail to transfer to the Purchaser, pursuant to Paragraph 1.1 above (including any mandatory severance costs), other than in respect of any Offered Business Employee who is retained by any GKN Group Company following Completion and in respect of which the relevant GKN Group Company has not commenced any redundancy or any other employment termination process within three months of Completion.

1.5	Notice to Offered Business Employees

As soon as reasonably practicable the parties shall send letters to the Offered Business Employees in the form to be provided by the Purchaser following the date of this Agreement (taking account of any reasonable comments of GKN).

1.6	Automatic Transfers

GKN and the Purchaser agree and acknowledge that the contracts of employment of certain Business Employees (and any collective agreement made by or governing GKN in respect of them) may have the effect from Completion as if originally made between a Business Employee and the relevant member of the Purchaser’s Group, and the rights, powers, duties, liabilities and obligations of the relevant Business Seller to or in respect of that Business Employees shall be transferred to the relevant member of the Purchaser’s Group from Completion unless any such Business Employee objects to being transferred in accordance with the Applicable Law. The terms of Applicable Law in any jurisdiction shall prevail over any term of this Agreement, and in the event that any Business Employee transfers automatically to the Purchaser (or any member of the Purchaser's Group)

nothing in this Agreement shall seek to restrict, restrain or otherwise prevent any such transfer, provided that if any Business Employee who transfers automatically to the Purchaser or any member of the Purchaser's Group is a Non-Offered Business Employee, GKN shall indemnify the Purchaser and/or the relevant member of the Purchaser's Group and keep it fully indemnified at all times against each loss liability and cost (including any mandatory severance or related cost) arising in relation to any such transfer.

1.7	Consultation

The Purchaser confirms that it will promptly upon request provide to GKN in writing all such information as may be necessary to enable the relevant Business Seller to comply with its obligation to inform and/or consult with the Business Employees and/or any other affected employees and/or their representatives pursuant to the Transfer Regulations.

1.8	Employee List

At any time between signing of this Agreement and (i) Completion (in respect of the Offered Business Employees and the Company Employees) and (ii) the date on which an offer of employment is to be made by the Purchaser pursuant to 1.1(a) above, GKN may update the Employee List to reflect any changes to the identity of the Employees employed by it in accordance with the provisions of Schedule 1. Where GKN becomes aware of any changes to the Employee List it will serve an updated list on the Purchaser as soon as reasonably practicable following the relevant change.

2.	Company Employees

Following the signing of this Agreement, GKN shall (or shall procure that the relevant Target Group Member shall) take reasonable steps to ensure that that the Retained Employees are not employees of a Target Group Member (and do not become Business Employees) as at the Completion Date.

Schedule 13

VALUE ADDED TAX

1.1	All sums payable by one party to the other party pursuant to this Agreement are exclusive of VAT.
1.2

GKN (on behalf of itself and the other Business Sellers) and the Purchaser (on behalf of itself and the other Business Purchasers) intend that the transfer of the Businesses pursuant to this Agreement shall (to the extent permitted by Applicable Law) be treated under:

(a)	Article 19 of the VAT Directive;
(b)	any provision imposed in a Member State of the European Union pursuant to or implementing Article 19 of the VAT Directive; or
(c)	any equivalent provision applicable elsewhere,

as a transaction which does not give rise to any supply for VAT purposes (a TOGC), or which is otherwise outside the scope of VAT, or in respect of which no VAT is otherwise payable, and agree to use all reasonable endeavours to secure that such treatment applies.

1.3

Notwithstanding Paragraph 1.2 above, if one party or any of its Group Members (the Supplier) makes a supply to the other party or any of its Group Members (the Recipient) for VAT purposes pursuant to this Agreement other than a supply of Shares, the Recipient shall pay (or procure that the relevant Group Member pays) to the Supplier (in addition to and at the same time as any other consideration for that supply) a sum equal to the amount of VAT which is or becomes chargeable on that supply for which the Supplier has the liability to account to the relevant Tax Authority, subject to receipt by the Recipient of a valid VAT invoice in respect of that supply.

1.4

If one party (Party A) is required by the terms of this Agreement to reimburse another party (Party B) for any cost or expense, Party A shall reimburse Party B for the full amount of such cost or expense, including any part of it which represents VAT, save to the extent that Party B is entitled to credit or repayment in respect of that VAT from the relevant Tax Authority.

1.5

References in this Schedule 13 (Value Added Tax) to any person shall, when construing any provision in relation to VAT, be deemed at any time when such person (the Relevant Person) is a member of a group or fiscal unity for VAT purposes to include a reference, where appropriate, to:

(a)

any other member of such group or fiscal unity at such time which is or will be under an obligation to account for, or pay, to the relevant Tax Authority any VAT chargeable on or in respect of any supplies constituted by or otherwise arising from the activities of the Relevant Person; or

(b)

in relation to any amounts representing VAT incurred by the Relevant Person (as part of any cost or expense incurred by such person), any other member of such group or fiscal unity at such time which is or will be entitled to credit in respect of or repayment of such VAT from the relevant Tax Authority.

Schedule 14

Tax Covenant

1.	Interpretation

1.1In this Schedule the following definitions shall have the following meanings:

accounting period means any period by reference to which any income, profits or gains, or any other amounts relevant for the purposes of Tax, are measured or determined;

Accounts Relief means any Relief which was included as an asset in the Working Capital Statement or the Closing Net Debt Statement or has otherwise been taken into account in computing (and increasing) Working Capital or computing (and reducing) Net Debt;

Benefit has the meaning given in Paragraph 11.1(b);

Code means the United States Internal Revenue Code of 1986;

Company tax liability means:

(a)	a liability of any Target Group Member to make or suffer an actual payment of Tax; for these purposes a liability to make or suffer an actual payment of Tax shall include a liability to:
(i)

make a payment in respect of the relevant Target Group Member's liability to Tax or the liability to Tax of any Tax consolidation group or any other group for Tax purposes of which the Target Group Member has at any time prior to Completion been a member, (including without limitation any payment required to be made by a French Company under any agreement necessary to document the exit of such French Company from any GKN Group tax consolidation arrangements in place as at the date of the French Agreement; and

(ii)	make a payment to a Tax Authority in settlement of a liability to Tax;
(b)

the use or set off of any Purchaser's Relief in circumstances where, but for such use or set off, any Target Group Member would have had an actual liability to Tax in respect of which the Purchaser would have been able to make a claim against GKN under this Schedule (the amount of the Company tax liability for these purposes being deemed to be equal to the amount of the actual liability to Tax that is saved by the use or set off of the Purchaser’s Relief), provided that for the purposes of this Schedule it shall be assumed that Reliefs other than any Purchaser's Relief are, to the extent allowed by law, used in priority to any Purchaser's Relief; and

(c)

the loss or non-availability of any Accounts Relief (the amount of the Company tax liability for these purposes being deemed to be equal to the amount of the liability to Tax which would have been saved but for the loss or non-availability of the Accounts Relief or, where the Accounts Relief constitutes a right to repayment of Tax, the amount of Tax which would have been repaid but for the loss or non-availability of the right to repayment of Tax);

event means any act, transaction, omission or circumstance of whatever nature including any transfer of value, the receipt of assets, any breach of trust, the death of any person, the liquidation of any company, or a failure to make sufficient dividend payments to avoid an apportionment or deemed distribution of income;

Purchaser’s Group for the purposes only of this Schedule means the Purchaser and any other company or companies which either are or become after Completion, or have within the six years ending at Completion been treated as members of the same group as, or otherwise connected or associated in any way with, the Purchaser for any Tax purpose excluding the Target Group;

Purchaser's Relief means:

(a)	any Relief arising to a Target Group Member to the extent that it arises in respect of an event occurring after Completion;
(b)	any Relief arising to any member of the Purchaser’s Group; or
(c)	any Accounts Relief;

Retained Group means GKN and any other company or companies (other than the Target Group) which either are or become after Completion, or have within the six years ending at Completion been, treated as members of the same group as, or otherwise connected or associated in any way with, GKN for any Tax purpose;

Straddle Period means any accounting period of a Target Group Member commencing prior to Completion and ending after Completion;

Stromag Trademark Charge Enquiry means the enquiry by the German Tax Authority into GKN Stromag AG regarding the use of the Stromag trademark by other members of the GKN Group in respect of the 2012 financial year and any subsequent financial years up to and including any financial year in which Completion takes place relating to the same matter;

Tax Authority Claim means the issue of any notice, demand, assessment, letter or other document by or on behalf of any Tax Authority or the taking of any other action by or on behalf of any Tax Authority (including the imposition, or any document referring to the possible imposition, of any withholding of or on account of Tax), from which it appears that a liability to Tax may be incurred by or may be imposed on a Target Group Member, being a liability to Tax which could give rise to a liability for GKN under this Schedule or the Tax Warranties (whether alone or in conjunction with other claims); and

tax refund has the meaning given in Paragraph 6.1.

1.2The headings in this Schedule shall not affect its interpretation.

1.3References in this Schedule to covenants given by GKN and obligations of GKN shall be treated as covenants and obligations for and on behalf of each of the Company Sellers and references in this Schedule to covenants given by the Purchaser and obligations of the Purchaser shall be treated as covenants and obligations for and on behalf of each of the Company Purchasers.

1.4All payments made by GKN (on behalf of any of the Company Sellers) to the Purchaser (on behalf of any of the Company Purchasers) or by the Purchaser (on behalf of any of the Company Purchasers) to GKN (on behalf of any of the Company Sellers) under this Schedule, other than payments of interest, shall so far as possible be made by way of adjustment to the consideration for the sale of the relevant Shares.

1.5References in this Schedule to GKN or to the Purchaser shall include references to the Company Sellers or the Company Purchasers as the case may be.

2.Covenant to pay

2.1GKN hereby covenants with the Purchaser to pay to the Purchaser an amount equal to any Company tax liability which falls within limb (a) of the definition thereof arising in respect of, by reference to or in consequence of:

(a)	any income, profits or gains earned, accrued or received (or deemed for Tax purposes to be earned, accrued or received) on or before Completion; and
(b)	any event which occurred (or was deemed for Tax purposes to have occurred) on or before Completion.

2.2GKN hereby covenants with the Purchaser to pay to the Purchaser an amount equal to any Company tax liability where such liability is a primary liability of or is primarily attributable to:

(a)

any company, not being a Target Group Member, which has at any time (whether before or after Completion) been a member of a group (as defined from time to time for any Tax purposes) of which the Target Group Member has at any time prior to Completion been a member or with which the Target Group Member or any other person was at any time prior to Completion otherwise connected or associated or was under the same control as the Target Group Member at any time prior to Completion; or

(b)	any company, not being a Target Group Member, which is or has been under the control of the GKN Group whether before or after Completion.

2.3GKN hereby covenants with the Purchaser to pay to the Purchaser an amount equal to any Company tax liability arising in connection with the execution or performance of the Agreement or in connection with any matter contemplated by the Agreement, including (without limitation) any Target Group Member ceasing, or being deemed for Tax purposes to cease, to be a member of a group (howsoever defined for any Tax purpose and whether or not on a consolidated or unified basis) or consortium or otherwise ceasing, or being deemed for Tax purposes to cease, to be connected, associated or related with any other company for the purposes of any Taxation.

2.4GKN hereby covenants with the Purchaser to pay to the Purchaser an amount equal to any Company tax liability which falls within limb (b) or (c) of the definition thereof.

2.5GKN hereby covenants with the Purchaser to pay to the Purchaser an amount equal to any Tax which is assessed on or otherwise payable or suffered by any member of the Purchaser's Group or any Target Group Member (or which would have been assessed or otherwise payable or suffered but for the use of a Purchaser's Relief, provided that it shall be assumed that Reliefs other than any Purchaser's Relief are, to the extent allowed by law, used in priority to any Purchaser's Relief)  which is levied by reference to or on account of the income, profits or gains recognised or deemed for Tax purposes to be recognised by any member of the GKN Group or any Target Group Member from the sale, disposal or transfer of the Shares or Businesses by GKN, a Company Seller or a Business Seller to the Purchaser, a Company Purchaser or a Business Purchaser, to the extent that the relevant Tax is required to be accounted for or paid by any member of the Purchaser's Group or any Target Group Member by way of withholding or deduction at source but has not been so withheld or deducted at source, or otherwise, but excluding, for the avoidance of doubt, any Tax which has been or should have been withheld or deducted by the Purchaser from the consideration paid or payable under the Agreement and accounted for to the relevant Tax Authority where such Tax arises by reference solely to the Purchaser's, relevant Company Purchaser's or relevant Business Purchaser's status, residence or place of business for the purposes of any Taxation and not that of any member of the GKN Group.

2.6GKN hereby covenants with the Purchaser to pay to the Purchaser an amount equal to any Company tax liability arising in connection with any Stromag Trademark Charge Enquiry in respect of any accounting period ending prior to Completion or the part of a Straddle Period beginning with the first day of the Straddle Period and ending on the Completion Date.

3.Exclusions

3.1Subject to Paragraphs 3.3 to 3.6, the covenants contained in Paragraph 2 shall not cover any liability to the extent that:

(a)

specific provision or reserve has been made for such liability in the Working Capital Statement or the Closing Net Debt Statement or the liability has otherwise been taken into account in computing (and reducing) Working Capital or computing (and increasing) Net Debt;

(b)	the liability was paid or discharged before Completion and such payment or discharge was taken into account in the Working Capital Statement or was reflected in the Final Cash Balance;
(c)	the liability arises as a result of any change in rates of Tax made after Completion or of any change in law, regulation, directive or requirement, or the published practice of any Tax Authority or any withdrawal of any extra‑statutory concession, in each case occurring after Completion;
(d)

the liability would not have arisen but for a transaction, action or omission carried out or effected by the Purchaser, any member of the Purchaser's Group or the Target Group at any time after Completion which the Purchaser was aware, or should reasonably have been aware, would give rise to such liability, except that this exclusion shall not apply where any such transaction, action or omission is carried out or effected:

(i)	pursuant to a legally binding commitment created on or before Completion;
(ii)	pursuant to an obligation imposed by any law, regulation or requirement having the force of law;
(iii)

at the written request of or with the written approval of GKN or in accordance with the terms of the Agreement or this Schedule (including, without limitation, the provisions of Paragraphs 8, 11 or 12 below) or any document executed pursuant to the Agreement;

(iv)	in the ordinary course of business of the relevant Target Group Member as carried on at Completion; or
(v)	by the service provider under the Transitional Services Agreement;
(e)	the liability arises as a result of:
(i)	a change after Completion in the length of any accounting period, or in the bases or methods for Tax purposes of the Purchaser or any of the Target Group Members; or
(ii)

a change after Completion in any accounting policy or Tax reporting practice of the Purchaser or any of the Target Group Members (other than, in each case, a change which is necessary in order to comply with the law or generally accepted accounting principles applicable to the Target Group Members at Completion);

(f)

any Relief other than a Purchaser's Relief is available, or is for no consideration made available by GKN to the Target Group Member, to set against or otherwise mitigate the liability or would have been so available but for the utilisation of the relevant Relief to reduce or eliminate Tax for which GKN is not liable under this Schedule (for the avoidance of doubt, this Paragraph 3.1(f) shall not apply to a Company tax liability falling within limb (b) of the definition thereof);

(g)	the liability would not have arisen but for:
(i)

the making of a claim, election, surrender or disclaimer, the giving of a notice or consent, or the doing of any other thing under the provisions of any enactment or regulation relating to Tax, in each case after Completion and by the Purchaser, any member of the Purchaser's Group or any Target Group Member (other than any matter the making, giving or doing of which was taken into account in the preparation of the Working Capital Statement or was carried out to comply with any applicable law or at the request of GKN or in the ordinary course of business of the Target Group Member as carried on at Completion), including, without limitation, an election under Section 338(g) of the Code with respect to the transfer of the Shares pursuant to this Agreement; or

(ii)

the failure or omission to make any such claim, election, surrender or disclaimer, or to give any such notice or consent or to do any other such thing, the making, giving or doing of which was taken into account in the preparation of the Working Capital Statement and the making, giving or doing of which is in compliance with Applicable Law and the need for the making, giving or doing of which is notified to the Purchaser in writing with reasonable details thereof and in reasonable time prior to the last date on which the making, giving or doing can be carried out (other than where such failure or omission is at the request of GKN);

(h)

the liability is a liability to Tax comprising interest, penalties, charges or costs in so far as attributable to the unreasonable delay or default of the Purchaser or any Target Group Member after Completion;

(i)

any income, profits or gains to which that liability is attributable were actually earned or received by or actually accrued to the Target Group Member and in each case, were retained at Completion, but were not (in either case) reflected in the Working Capital Statement; or

(j)	the Purchaser is liable for such liability pursuant to Clause 4.7.2(i), 4.7.2(iii) or 4.7.5.

3.2The provisions of Paragraph 3.1 shall also operate to limit or reduce the liability of GKN in respect of claims under the Tax Warranties.

3.3The exclusions contained in Paragraphs 3.1(c), (d), (e), (g), (i) and (j) shall not apply to the covenant contained in Paragraph 2.2.

3.4The exclusions contained in Paragraphs 3.1(c), (d), (e), (g) and (i) shall not apply to the covenant contained in Paragraph 2.3.

3.5The exclusions contained in Paragraphs 3.1(b), (c), (d), (e), (g), (i) and (j) shall not apply to the covenant contained in Paragraph 2.5.

3.6The exclusion contained in Paragraph 3.1(j) shall not apply to the covenant contained in Paragraph 2.6.

4.Costs and expenses

The covenants contained at Paragraph 2 of this Schedule shall extend to all reasonable out-of-pocket costs and expenses properly incurred by the Purchaser in connection with a valid claim made under this Schedule, or in satisfying or settling any Company tax liability in accordance with Paragraph 8 in respect of which a valid claim is made under this Schedule.

5.Double recovery

5.1The Purchaser shall not be entitled to recover any amount pursuant to this Schedule in respect of any claim to the extent that the Purchaser or the Target Group have already recovered any amount in respect of such claim under the Warranties or under any other provision of this Agreement or pursuant to any of the Transaction Documents, or to the extent that recovery has already been made under this Schedule in respect of the same amount.

5.2GKN shall not be entitled to take into account any Relief, tax refund or Benefit more than once to reduce or mitigate its liability under this Agreement or pursuant to any of the Transaction Documents.

6.Tax Refunds

6.1The Purchaser shall promptly notify GKN of any right to repayment or actual repayment of Tax to which any Target Group Member is or becomes entitled or receives in respect of an event occurring, or by reference to any period, prior to Completion, where or to the extent that such right or repayment was not included in the Working Capital Statement as an asset and is not a payment or Relief to which Paragraph 11 below applies (a tax refund).

6.2Any tax refund actually obtained after Completion, whether by repayment or set off (and less any reasonable costs of obtaining it but including any interest or repayment supplement) shall be dealt with as follows:

(a)	the amount of the tax refund shall be set against any payment then due from GKN under this Schedule or for breach of a Tax Warranty;
(b)	to the extent there is an excess, a refund shall be made to GKN of any previous payment or payments made in respect of a claim under this Schedule or for breach of a Tax Warranty; and
(c)

to the extent that the excess referred to in Paragraph 6.2(b) is not exhausted under that paragraph, it shall be carried forward for set off against future payments that become due under this Schedule or for breach of a Tax Warranty on or before the latest date that is 6 years from the end of the accounting period of any Target Group Member in which Completion takes place, and to the extent not so set off by that date, the remainder shall be paid to GKN.

7.Secondary Liabilities

7.1The Purchaser covenants with GKN to pay to GKN an amount equal to any Tax which any member of the Retained Group is required to pay as a result of a failure by any Target Group Member or Business Purchaser in each case after Completion to discharge that Tax.

7.2The covenant contained in Paragraph 7.1 shall:

(a)	extend to any reasonable out of pocket costs properly incurred in connection with such Tax or a claim under that Paragraph;
(b)

not apply to Tax to the extent that the Purchaser or Business Purchaser could claim payment or GKN is liable in respect of it under this Agreement (including without limitation under this Schedule, Clause 4.7 or Clause 5.4, except to the extent a payment has been made pursuant to this Agreement and the Tax to which it relates was not paid by the Target Group Member or Business Purchaser concerned; and

(c)

not apply to Tax to the extent it has been recovered under any relevant statutory provision (and the Purchaser or Business Purchaser or GKN, as the case may be, shall procure that no such recovery is sought to the extent that payment is made hereunder).

7.3Paragraphs 8, 10 and 11 and Paragraphs 2.1(b)(iii) and 2.2(b) of Schedule 5 shall apply to the covenant contained in Paragraph 7.1 as they apply to the covenants contained in Paragraph 2, replacing references to GKN by the Purchaser (and vice versa), and making any other necessary modifications.

8.Notification of claims and conduct of disputes

8.1If the Purchaser or any Target Group Member becomes aware of any Tax Authority Claim, the Purchaser shall give notice to GKN of that Tax Authority Claim (including reasonable details of such Tax Authority Claim, the due date for any payment and the time limits for any appeal, and so far as practicable the amount of the claim under this Schedule or under the Tax Warranties in respect thereof) as soon as reasonably practicable (and in any event not more than 30 Business Days after the Purchaser or the relevant Target Group Member becomes aware of such claim, provided always that in a case involving a time limit for response or appeal such notice shall be given to GKN not less than 10 Business Days before the expiry of that time limit), provided further that giving notice in accordance with this Paragraph 8.1 shall not be a pre-condition to any claim under this Schedule or for breach of a Tax Warranty provided that the Purchaser will have been deemed to have given GKN notice on the date of Completion for the purpose of this Paragraph 8.1 of any Tax Authority Claim which is Disclosed.

8.2Subject to Paragraph 8.5 the Purchaser shall take (or procure that the relevant Target Group Member shall take) such action as GKN may reasonably request to avoid, dispute, resist, appeal, compromise or defend any Tax Authority Claim (whether notified by the Purchaser, or being a Tax Authority Claim of which GKN was already aware) and any adjudication in respect thereof.  In performing such obligations, the Purchaser shall:

(a)	keep GKN fully and promptly informed of all matters known to it concerning the Tax Authority Claim (including any meetings);
(b)	promptly provide GKN with copies of all documents, notes (including notes of conversations and meetings) and correspondence relating to the Tax Authority

Claim and such other information, assistance and access to records and personnel as it reasonably requires;
(c)	obtain GKN's prior written approval (not to be unreasonably withheld or delayed) to the appointment of solicitors or other professional advisers; and
(d)

submit to GKN for prior written approval (not to be unreasonably withheld or delayed) any communication (written or otherwise) from the Purchaser or a Target Group Member relating to the Tax Authority Claim and shall make any amendments GKN shall reasonably request.

8.3Subject to Paragraph 8.5, GKN shall have the right (if it wishes) to control any proceedings taken in connection with a Tax Authority Claim (other than in respect of or in connection with a Stromag Trademark Charge Enquiry), provided that GKN shall make no settlement or compromise of any Tax Authority Claim or agree any matter in the conduct of the Tax Authority Claim without the prior written approval of the Target Group Member or the Purchaser (such written approval not to be unreasonably withheld or delayed), as the case may be and GKN shall (to the extent relevant while it is validly exercising its rights under this Paragraph 8.3) be kept fully and promptly informed of all matters known to the Purchaser (but not known to GKN) concerning the Tax Authority Claim and be promptly provided with copies of all documents, notes and correspondence relating to the Tax Authority Claim received by the Purchaser or a Target Group Member (but not received by GKN) or created by the Purchaser or a Target Group Member and such other information, assistance and access to records and personnel as it reasonably requires.

8.4Subject to Paragraph 8.5, GKN shall have the right (if it wishes) to jointly with the Purchaser, and to require the Purchaser to jointly with GKN, control any proceedings taken in connection with a Tax Authority Claim in respect of or in connection with a Stromag Trademark Charge Enquiry.  In jointly controlling such proceedings:

(a)

GKN and the Purchaser shall take (or procure that the relevant Target Group Member shall take) such action as GKN and the Purchaser together agree, each acting reasonably, is necessary to avoid, dispute, resist, appeal, compromise or defend any Tax Authority Claim and any adjudication in respect thereof, provided that where one party proposes a course of action for the other to consider, such proposal must be reasonable;

(b)

each of GKN and the Purchaser, as applicable (each in this context the first party), shall keep the Purchaser or GKN, as applicable (each in this context the second party), fully and promptly informed of all matters known to the first party (but not known to the second party) concerning the Tax Authority Claim (including any meetings);

(c)

each of GKN and the Purchaser, as applicable (each in this context the first party), shall promptly provide the Purchaser or GKN, as applicable (each in this context the second party), with copies of all documents, notes (including notes of conversations and meetings) and correspondence relating to the Tax Authority Claim received by the first party (but not received by the second party) or created by the first party and such other information, assistance and access to records and personnel as the second party reasonably requires;
(d)	GKN and the Purchaser shall mutually appoint solicitors and other professional advisers;
(e)

GKN and the Purchaser shall each promptly inform each other of and shall each have the right to attend and participate in any scheduled telephone calls and meetings relating to the Tax Authority Claim; and

(f)

GKN and the Purchaser shall together agree on, each acting reasonably, and each finally approve (such approval not to be unreasonably withheld or delayed) any communication (written or otherwise) from a Target Group Member or from the Purchaser or GKN on a Target Group Member's behalf relating to the Tax Authority Claim.

8.5Without prejudice to the liability of GKN under this Schedule or for breach of any of the Tax Warranties, (i) neither the Purchaser nor the relevant Target Group Member shall be required to take or procure the taking of any action pursuant to Paragraph 8.2 in respect of any Tax Authority Claim, (ii) GKN shall not be permitted to take or retain conduct pursuant to Paragraph 8.3 in respect of any Tax Authority Claim and (iii) GKN shall not be permitted to take or retain joint conduct or to require the Purchaser to take or retain joint conduct pursuant to Paragraph 8.4 in respect of any Tax Authority Claim:

(a)

if within 15 Business Days, or 5 Business Days in a case where there is a time limit of less than 10 Business Days for an appeal that has been notified to GKN, following notification of the Tax Authority Claim in accordance with Paragraph 8.1, GKN fails to request the Purchaser or the relevant Target Group Member to take any appropriate action under Paragraph 8.2 or fails to notify the Purchaser that it is taking conduct under Paragraph 8.3 or fails to notify the Purchaser that it wishes to take joint conduct with the Purchaser under Paragraph 8.4;

(b)

if prior to GKN taking or requesting any action or prior to the Purchaser or a Target Group Member taking any action pursuant to Paragraph 8.4 GKN fails to indemnify the Purchaser and the relevant Target Group Member promptly to their reasonable satisfaction against all losses, damages and reasonable out-of-pocket costs and expenses that are or may be thereby incurred;

(c)	in respect of an appeal against any Tax assessment to a court or other appellate body unless:
(i)

GKN has been advised by leading independent Tax counsel approved by the Purchaser (acting reasonably), or where GKN and the Purchaser have joint conduct under Paragraph 8.4 GKN and the Purchaser have been advised by mutually appointed leading independent Tax counsel, in each case after disclosure of all relevant information and documents, that it is reasonable to take the action requested by GKN or proposed by GKN under Paragraph 8.4 or which

GKN wishes to take under Paragraph 8.3 and a copy of such advice has been furnished or is otherwise made available to the Purchaser; or
(ii)

where in order for the relevant action to be taken, it is necessary for the Purchaser or the Target Group Member concerned to make a payment to the court or other appellate body or to otherwise provide security for the subject matter of the Tax Authority Claim, GKN has made payment to the Purchaser or to the relevant court or appellate body of an amount equal to and in respect of the payment which is required or (as the case may be) GKN has otherwise procured at its expense the relevant security which is required, provided that if an amount paid to the court or other appellate body is repaid to the Purchaser or a Target Group Member or a member of the Purchaser's Group, then such amount shall be set off against any payment then due from GKN under this Schedule or for breach of a Tax Warranty and the Purchaser shall procure that any remainder following such set off is promptly paid to GKN or if any security provided is released the Purchaser shall procure that the subject matter of such security is promptly returned to GKN, in which case the Purchaser shall notify GKN that this Paragraph 8.5(c) applies;

(d)

if in the Purchaser's reasonable opinion GKN or, on or before Completion, the relevant Target Group Member, committed an act or was responsible for an omission which constituted dishonest or fraudulent conduct or wilful default;

(e)	should GKN:
(i)

become insolvent and corporate action or other steps are taken or legal proceedings are started for its winding up, dissolution or administration or for the appointment of a receiver, administrator, trustee or similar officer of GKN or any of its assets; or

(ii)

be unable to pay its debts as they fall due, start negotiations with a creditor with a view to the general adjustment or rescheduling of its indebtedness or make a general assignment for the benefit of, or a composition with, its creditors ;

(f)

to the extent that the action requested by GKN or proposed by GKN under Paragraph 8.4 or which GKN wishes to take under Paragraph 8.3 conflicts with or would, if carried out, result in the relevant Target Group Member being in breach of any obligation imposed by law or regulation or requirement having the force of law or with any legally binding obligation contained in any agreement or Tax indemnity entered into by that Target Group Member, in each case prior to Completion, in which case the Purchaser shall notify GKN that this Paragraph 8.5(f) applies;

(g)

if in the reasonable opinion of the Purchaser the action requested by GKN or proposed by GKN under Paragraph 8.4 or which GKN wishes to take under Paragraph 8.3 would be likely to materially prejudice or have a material adverse effect on the goodwill, reputation, business, financial or Tax position of the Target Group Member, the Purchaser or the Purchaser's Group or if the action will result in the Purchaser or Target Group Member or another member of the Purchaser's Group incurring a liability to Tax or an increased liability to Tax (not being a liability to Tax in respect of which GKN is liable to make payment under the terms of this Schedule), in which case the Purchaser shall notify GKN that this Paragraph 8.5(g) applies; or

(h)

if GKN fails in a material respect to comply with its obligations in Paragraph 8.4(b), 8.4(c), 8.4(e), 8.6(a) or 8.6(b) or if GKN fails to comply in any respect with its obligations in Paragraph 8.4(a), 8.4(d), 8.4(f), 8.6(c), 8.6(d) or 8.6(e).

8.6In exercising its rights under Paragraph 8.3, GKN shall:

(a)	keep the Purchaser fully and promptly informed of all matters known to it concerning the Tax Authority Claim;
(b)	promptly provide the Purchaser with copies of all documents, notes (including notes of conversations and meetings) and correspondence relating to the Tax Authority Claim;
(c)	obtain the Purchaser's prior written approval (not to be unreasonably withheld or delayed) to the appointment of solicitors or other professional advisers;
(d)

submit to the Purchaser for prior written approval (not to be unreasonably withheld or delayed) any communication (written or otherwise) prepared by GKN or its advisers relating to the Tax Authority Claim and shall make any amendments the Purchaser shall reasonably request prior to its submission by the Target Group Member (at GKN's direction) or GKN or a member of the Retained Group (in each case on behalf of the Target Group Member); and

(e)

not settle or compromise the Tax Authority Claim or agree any matter in the conduct of the Tax Authority Claim without the Purchaser's prior written approval (not to be unreasonably withheld or delayed).

8.7Subject to GKN's compliance with Paragraphs 8.3 and 8.6 where GKN is controlling any proceedings or GKN's compliance with Paragraph 8.4 where GKN has joint conduct rights, the Purchaser shall ensure and shall procure that no Tax Authority Claim, action or issue in respect of which GKN could be required to make a payment under this Schedule or for breach of any Tax Warranty is settled or otherwise compromised without GKN's prior written consent, such consent not to be unreasonably withheld, unless Paragraph 8.5(a), (b), (d), (e) or (h) applies, or in circumstances where Paragraph 8.5(c), (f) or (g) apply and GKN does not take or notify the Purchaser that it will take or request an alternative reasonable action which would be permitted taking into account the provisions of Paragraph 8.5 within 10 Business Days of receiving a notice from the Purchaser in accordance with Paragraph 8.5(c), (f) or (g), as applicable, in which case the Purchaser or the Target Group Member concerned shall be free to satisfy or settle the relevant Tax Authority Claim on such terms as it may in its absolute discretion think fit.

9.Reallocation elections

9.1The Purchaser shall, at the direction in writing of GKN, procure that the Target Group Members take all steps as GKN may reasonably require to make all claims and elections (and not later to amend or withdraw any such claim or election unless directed to do so by GKN) specified by GKN that have the effect of reducing or eliminating any liability to Tax in respect of which the Purchaser would have been able to make a claim under this Schedule, by way of reallocating such liability to Tax to the Retained Group or transferring or surrendering Relief from the Retained Group, provided that the Purchaser shall not be required to procure that the Target Group Members make such claims and elections in circumstances where the Target Group Members or Purchaser's Group would thereby be liable for Tax in respect of which the Purchaser would not be able to make a claim under this Schedule or would result in the utilisation of a Purchaser's Relief or which are not permissible or effective under Applicable Law or which would materially prejudice or have a material adverse effect on the goodwill, reputation, business, financial or Tax position of the Purchaser.

10.Due date of payment and interest

10.1Subject to Paragraphs 10.2 and 10.3 GKN shall pay to the Purchaser any amount payable under this Schedule on or before the date which is the later of the date five Business Days after demand is made therefor by the Purchaser and two Business Days before the first date on which the Tax in question becomes recoverable by the Tax Authority demanding the same.  Provided that:

(a)	if the date on which the Tax can be recovered is deferred following application to the relevant Tax Authority, the date for payment by GKN shall be two Business Days before such later date; and
(b)

if a payment or payments to the relevant Tax Authority prior to the date otherwise specified by this Paragraph would avoid or minimise interest or penalties, GKN may at its option pay the whole or part of the amount due to the Purchaser on an earlier date or dates, and the Purchaser shall procure that the Tax in question (or the appropriate part of it) is promptly paid to the relevant Tax Authority.

GKN may, with the Purchaser's consent, not to be unreasonably withheld or delayed, make a direct payment in respect of the Company tax liability in question to the relevant Tax Authority (provided the Purchaser or Target Group Member has not already done so) and GKN’s liability to the Purchaser shall be treated as reduced or eliminated accordingly.

10.2Where a claim under this Schedule relates to a Company tax liability within limb (b) of the definition thereof, GKN shall pay to the Purchaser the amount due under this Schedule in respect thereof on the later of the date which is the first date on which Tax which would have been payable but for such use or set off would have become recoverable by the Tax Authority demanding the same, and 10 Business Days after demand is made therefor by the Purchaser.

10.3Where a claim under this Schedule relates to a Company tax liability within limb (c) of the definition thereof, GKN shall pay to the Purchaser the amount due under this Schedule in respect thereof on the later of the date which is two Business Days before the first date on which Tax becomes payable which would not have been payable but for such loss or non-availability (or, in the case of a repayment of tax, on the later of the date on which that repayment would have been received) and five Business Days after written demand therefor is received by GKN.

10.4Any sum not paid by GKN on the due date for payment specified in Paragraph 10.1 to 10.3 shall bear interest (which shall accrue from day to day after as well as before any judgment for the same) at the Default Rate from the due date to and including the day of actual payment of such sum, compounded quarterly, provided that such interest shall not accrue to the extent that GKN’s liability under Paragraph 2 or Paragraph 4 extends to interest or penalties arising after the due date.  Any interest due under this Paragraph shall be paid on the demand of the Purchaser.

11.Recovery from third parties/tax savings

11.1If any payment is made by GKN under this Schedule or for breach of any Tax Warranty in respect of a Company tax liability or other matter and the Purchaser, any Target Group Member or any other member of the Purchaser's Group either receives, or is entitled or may be entitled either immediately or at some future date to recover or obtain, from any person (including any Tax Authority) a payment or Relief which would not have arisen but for the Company tax liability or other matter in question or the circumstances giving rise thereto, then:

(a)

the Purchaser shall notify GKN of that fact as soon as possible and if so required by GKN shall take (or shall procure that the Target Group Member or member of the Purchaser's Group shall take) at GKN's cost such action as GKN may reasonably request to enforce such recovery or to obtain such payment or Relief (keeping GKN fully informed of the progress of any action taken and providing it with copies of all relevant correspondence and documentation); and

(b)

if the Purchaser, the Target Group Member or the member of the Purchaser's Group receives or obtains such a payment or obtains and utilises such a Relief, the Purchaser shall pay to GKN the amount received including, for the avoidance of doubt, any interest or repayment supplement paid as part of such payment or the amount that the Purchaser, the Target Group Member or the member of the Purchaser's Group has saved by virtue of the payment or the Relief (less any costs of recovering or obtaining such payment or Relief and any Tax actually suffered thereon) (the Benefit) to the extent that the amount of the Benefit does not exceed the aggregate payments previously made by GKN under this Schedule and for breach of any Tax Warranty, and except where any amount so saved would otherwise have given rise to a claim under this Schedule or for breach of any Tax Warranty (in which event no such claim shall be made).  Any amount of the Benefit not so paid to GKN shall be carried forward and set off against any future claims under this Schedule or for breach of any Tax Warranty.

11.2GKN shall be entitled to require that the Target Group Member's or other person's auditors shall certify the amount and date of use of such Relief for the purposes of this Paragraph 11.

12.Management of pre‑Completion tax affairs

Interpretation

12.1In this Paragraph 12 and in Paragraph 13:

corporation tax means any Tax on income, profits or gains of a Target Group Member but (for the avoidance of doubt) not VAT;

pre‑Completion tax affairs means the Tax affairs of the Target Group for which GKN is responsible under this Paragraph 12;

Tax Documents means the Tax Returns, claims and other documents which GKN is required to prepare on behalf of the Target Group under Paragraph 12.2(a) and 12.2(b);

Tax Return means any return required to be made to any Tax Authority of income, profits or gains or of any other amounts or information relevant for the purposes of Tax, including any related accounts, computations and attachments; and

time limit means the latest date on which a Tax Document can be executed or delivered to a relevant Tax Authority either without incurring interest or a penalty, or in order to ensure that such Tax Document is effective.

Rights and Obligations of GKN

12.2Subject to and in accordance with the provisions of this Paragraph GKN or its duly authorised agents shall, in respect of all accounting periods ending on or before Completion, and at its own cost:

(a)	prepare and submit the Tax Returns of each Target Group Member for the purposes of corporation tax;
(b)	prepare and submit on behalf of each Target Group Member all claims, elections, surrenders, disclaimers, notices and consents for the purposes of corporation tax; and
(c)

(subject to Paragraph 8) deal with all matters relating to corporation tax which concern or affect each Target Group Member, including the conduct of all negotiations and correspondence and the reaching of all agreements relating thereto or to any Tax Documents, but excluding payment of Tax, in each case, in a manner consistent with past practice and without any change to accounting treatment, save to the extent necessary to comply with Applicable Law or generally accepted accounting principles.

12.3GKN or its duly authorised agents shall deliver all Tax Documents which are required to be signed by or on behalf of any Target Group Member or which it otherwise intends to submit to a Tax Authority to the Purchaser for authorisation, signing (if required) and submission to the relevant Tax Authority.  If a time limit applies in relation to any Tax Document, GKN shall ensure that the Purchaser receives the Tax Document no later than 15 Business Days before the expiry of the time limit.

12.4GKN shall ensure, and if relevant, procure that:

(a)	the Purchaser receives drafts of all written correspondence to any Tax Authority insofar as it is relevant to the pre‑Completion tax affairs;
(b)	no Tax Document is submitted to any Tax Authority which is not, so far as GKN is aware, true and accurate in all respects, and not misleading;
(c)

it or its agents shall consult with the Purchaser regarding the content of any Tax Documents delivered to the Purchaser in accordance with Paragraph 12.3 or correspondence delivered to the Purchaser in accordance with Paragraph 12.4(a) and will take account of any reasonable comments of and incorporate any reasonable amendments suggested by the Purchaser;

(d)

it or its agents shall consult with the Purchaser and allow the Purchaser reasonable opportunity to make reasonable comments before conceding, settling, compromising or otherwise disposing of any material point raised by a Tax Authority relating to the pre‑Completion tax affairs in circumstances in which to do so could materially adversely affect the Tax liability of any Target Group Member in respect of which the Purchaser would not be able to make a claim under this Schedule;

(e)

neither it nor its duly authorised agents shall prepare any Tax Document (or any similar document relating to the Tax affairs of GKN or any company under its control) which makes or gives a claim, election, surrender, disclaimer, notice or consent, or withdraws any such item unless the making, giving or withdrawal of it (as the case may be):

(i)	has been taken into account in preparing the Working Capital Statement;
(ii)	would not have any adverse effect on the Tax liability of any Target Group Member in respect of which the Purchaser would not be able to make a claim under this Schedule; or
(iii)	has been approved by the Purchaser in writing (such approval not to be unreasonably withheld or delayed);
(f)	the Purchaser is kept reasonably informed of the progress of all such matters;
(g)	the Purchaser receives, as soon as is reasonably practicable, copies of all material written correspondence sent by any Tax Authority insofar as it is relevant to a Target Group Member's tax affairs;
(h)

the conduct of matters by it or its agents under this Paragraph 12 shall be undertaken in a timely manner so as to ensure that the Tax Documents are agreed with the Tax Authority as soon as reasonably practicable after the end of the relevant accounting period or other appropriate period; and

(i)

it, or its agents, shall promptly notify the Purchaser of any matter which, in GKN's reasonable opinion, is likely to give rise to a claim under this Schedule or the Tax Warranties upon becoming aware of any such matter, with the intent that GKN shall obtain no advantage in respect of this Schedule or a breach of the Tax Warranties arising from any delay or failure to notify the Purchaser of such a liability or potential liability.

Obligations of the Purchaser

12.5The Purchaser shall procure that:

(a)

GKN and its duly authorised agents are afforded such access (including the taking of copies) to the books, accounts and records of the Target Group and such other assistance as it or they reasonably require to enable GKN to discharge its obligations under Paragraph 12.2 and to enable GKN and any member of the Retained Group to comply with its own Tax obligations or facilitate the management or settlement of its own Tax affairs; and

(b)	GKN is promptly sent a copy of any communication from any Tax Authority insofar as it relates to the pre‑Completion tax affairs.

12.6The Purchaser shall (subject to Paragraph 12.7 below) be obliged to procure that the relevant Target Group Member shall cause any Tax Document delivered to it under Paragraph 12.3 to be authorised and signed without delay and without amendment, and submitted to the appropriate Tax Authority without delay (and in any event within any relevant time limit).

Rights of the Purchaser

12.7The Purchaser shall be under no obligation to procure the authorisation or signing of any tax document delivered to it under Paragraph 12.3 which it considers in its reasonable opinion to be false or misleading in a material respect, but for the avoidance of doubt shall be under no obligation to make any enquiry as to the completeness or accuracy thereof and shall be entitled to rely entirely on GKN and its agents.

12.8Notwithstanding any other provision of this Schedule, nothing done by the Purchaser or any Target Group Member pursuant to the obligations specified in this Paragraph shall in any way restrict or reduce the rights that the Purchaser may have to make a claim against GKN under this Schedule.

12.9If it appears to the Purchaser (acting reasonably) that GKN is in breach of its obligations in Paragraph 12.4, it shall provide GKN with written notice that it wishes to take over the pre-Completion tax affairs and if GKN is in fact in breach of such obligations and does not rectify its non-compliance within 5 Business Days (or fails to demonstrate to the Purchaser's reasonable satisfaction that it is not in breach of such obligations), the Purchaser shall be entitled to take over conduct of the pre-Completion tax affairs.

13.Conduct of other Tax Affairs

13.1Subject to Paragraph 8 and to the following Paragraphs, the Purchaser or its duly authorised agents shall have sole conduct of all Tax affairs of the Target Group which are not pre‑Completion tax affairs and shall be entitled to deal with such Tax affairs in any way in which it, in its absolute discretion, considers fit.

13.2In respect of or insofar as relevant to a Straddle Period in respect of corporation tax or any matter in relation to which GKN may be liable under this Schedule or for breach of the Tax Warranties, the Purchaser shall ensure, and if relevant, procure that:

(a)

the Tax Returns of each Target Group Member are provided to GKN no later than 15 Business Days before the date on which such Tax Returns are required to be filed with the relevant Tax Authority without incurring interest or penalties;

(b)	GKN receives drafts of all material written correspondence to any Tax Authority;
(c)	no Tax Return is submitted to any Tax Authority which is not, so far as the Purchaser is aware, true and accurate in all respects, and not misleading;
(d)

it or its agents shall consult with GKN regarding the content of any Tax Returns delivered to GKN in accordance with Paragraph 13.2(a) or correspondence delivered to the Purchaser in accordance with Paragraph 13.2(b) and will take account of any reasonable comments of and incorporate any reasonable amendments suggested by GKN to the extent such comments relate to a matter in respect of which GKN may be liable under this Schedule or for breach of the Tax Warranties;

(e)

it or its agents shall consult with GKN and allow GKN reasonable opportunity to make reasonable comments before conceding, settling, compromising or otherwise disposing of any material point raised by a Tax Authority to the extent such comments relate to a matter in respect of which GKN may be liable under this Schedule or for breach of the Tax Warranties;

(f)	GKN receives, as soon as is reasonably practicable, copies of all material written correspondence sent by any Tax Authority; and
(g)

the conduct of matters by it or its agents under this Paragraph 13 shall be undertaken in a timely manner so as to ensure that the Tax Returns are agreed with the Tax Authority as soon as reasonably practicable after the end of the relevant accounting period or other appropriate period.

13.3GKN shall provide such assistance as the Purchaser shall reasonably request in preparing all Tax Returns relating to the Straddle Period or any matter in relation to which GKN may be liable under this Schedule or for breach of the Tax Warranties.

14.Illegality

If at any time any provision of this Schedule is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

Schedule 15

Territory

Belgium	Macedonia, The Former Yugoslav Republic Of	Egypt
Denmark	Bosnia And Herzegovina	Lebanon
UK	Malta	Oman
Sweden	Portugal	Bahrain
Faroe Islands	Croatia	Saudi Arabia
Finland	Serbia	Iraq
Ireland	Cyprus	United Arab Emirates
Norway	Latvia	Kuwait
Iceland	Lithuania	Israel
Luxembourg	Uzbekistan	Jordan
Netherlands	Estonia	Qatar
Austria	Azerbaijan	India
Switzerland	Ukraine	New Zealand
Slovenia	Armenia	New Caledonia
Czech Republic	Georgia	Australia
Slovakia	Russian Federation	Taiwan
Poland	Belarus	Singapore
Liechtenstein	Gabon	Malaysia
Germany	Kenya	Vietnam
Hungary	Ghana	Thailand
France	Niger	Japan
Spain	Congo	Pakistan
Romania	South Africa	Korea, Republic Of

Italy	Reunion	China
Bulgaria	Nigeria	Hong Kong
Turkey	Algeria	Guadeloupe
Greece	Morocco	Virgin Islands (British)
USA	Tunisia	Canada
Brazil	Argentina	Mexico
Chile	Indonesia
Peru
Colombia
Uruguay
Guatemala

Schedule 16

Profit and Loss Transfer Agreement

1.

GKN shall procure that GKN Driveline will: (i) on the Completion Date with effect from the Transfer Time or (ii) at its option (if prior to the Completion Date), on 31 December 2016 with effect from the PLTA Transfer Time (in each case the PLTA Termination Date), give notice of termination of the PLTA for cause (aus wichtigem Grund) as a result of the divestiture of GKN Driveline's shares in GKN Stromag contemplated by this Agreement, and GKN will further (a) procure that the shareholder(s) of GKN Driveline will prior to the PLTA Termination Date pass a written shareholders' resolution of GKN Driveline approving such  termination of the PLTA and (b) pass, as minority shareholder of GKN Stromag, a special resolution approving such termination.

2.	If the termination of the PLTA takes place pursuant to paragraph 1(i) above:
(a)

the Purchaser shall procure as soon as reasonably practicable after such termination has become effective, that the termination of the PLTA be registered in the commercial register of GKN Stromag. Furthermore, GKN and the Purchaser shall procure that, until the expiry of six (6) months after the publication of the registration of the termination of the PLTA in the commercial register (Handelsregister), they and their respective affiliates, employees and advisers do not proactively disclose the termination of the PLTA to third parties; and

(b)

following the Completion Date, the Purchaser shall cause the management of GKN Stromag to prepare (aufstellen) as soon as reasonably practicable the GKN Stromag PLTA Accounts as of the Transfer Time and to have such accounts audited as soon as practicable and no later than 60 calendar days after the termination of the PLTA, and the Purchaser shall further procure that (i) after the completion of the audit and provision of an unqualified audit certificate such accounts be adopted (festgestellt) in accordance with Applicable Law and the articles of association of GKN Stromag and (ii) such audited accounts shall be provided to GKN without undue delay following such adoption.

3.

If termination of the PLTA takes place pursuant to paragraph 1(ii) above then GKN shall cause the management of GKN Stromag to prepare (aufstellen) as soon as reasonably practicable the GKN Stromag PLTA Accounts as of the PLTA Transfer Time and to have such accounts audited consistent with past practice for the preparation of GKN Stromag's annual accounts, and GKN shall further procure that after the completion of the audit and provision of an unqualified audit certificate such accounts be adopted (festgestellt) in accordance with Applicable Law and the articles of association of GKN Stromag. If the preparation and audit of the GKN Stromag PLTA Accounts straddles the Completion Date the Purchaser will and will procure that GKN Stromag takes all necessary steps and provides all reasonable assistance to GKN and its representatives to enable the preparation of the accounts and completion of the audit which shall include but not be limited to providing access to relevant accounts books and ledgers and personnel of GKN Stromag and procuring  the adoption of the audited accounts (including obtaining any requisite approvals therefor) in accordance with Applicable Law and the articles of association of GKN Stromag.

4.

If any profit or loss is outstanding or payable under the PLTA or the GKN Stromag PLTA Accounts at or following the Completion Date, the Purchaser shall procure that GKN Stromag will pay to GKN Driveline the amount of any profit shown in the GKN Stromag PLTA Accounts and GKN shall procure that GKN Driveline will compensate GKN Stromag for any loss shown in such accounts, in each case in accordance with the terms of the PLTA, and the same shall apply for any profits to be transferred or losses to be compensated or any other actions under the PLTA, in each case as required to execute (durchführen) the PLTA in accordance with the terms of the PLTA and Applicable Law in respect of any periods of its duration (including, for the avoidance of doubt, past periods).

5.

The parties shall ensure that any payment of a profit or compensation of a loss pursuant to paragraph 4 above shall, if known prior to the delivery by the Purchaser of the Closing Net Debt Statement, be reflected in the Net Debt on the basis that any amount of profit outstanding (to be transferred to GKN Driveline) shall constitute an Intra-Group Borrowing and any amount of loss outstanding (to be compensated by GKN Driveline) shall constitute an Intra-Group Lending (and for the avoidance of doubt, if such profit or loss has been settled prior to delivery of the Closing Net Debt Statement, such settlement shall have increased or decreased the cash balance of GKN Stromag accordingly).

6.

To the extent that any claim for payment of a profit or compensation of a loss under the PLTA only becomes known after the delivery by the Purchaser of the Closing Net Debt Statement and has not been reflected in the Net Debt, the parties shall ensure that any payment of a profit or compensation of a loss pursuant to paragraph 4 above shall be paid within 10 Business Days after adoption of the GKN Stromag PLTA Accounts or, should such claim for payment of a profit or compensation of a loss become known to the parties of the PLTA only after this time, within 10 Business Days following the parties becoming so aware, and thereafter GKN or the Purchaser (as applicable) shall compensate the other as follows:

(a)	GKN shall make a payment to the Purchaser in the amount of any profit transferred by GKN Stromag to GKN Driveline; or
(b)	the Purchaser shall make a payment to GKN in the amount of any loss compensated by GKN Driveline to GKN Stromag,

and such compensation shall be deemed to reduce or increase, as the case may be, the proportion of the Final Consideration allocated to the shares in GKN Stromag.

7.	The Purchaser shall compensate GKN Driveline in respect of any loss caused by third parties requiring GKN Driveline to provide security pursuant to section 303 German Stock Corporation Act.
8.

In accordance with the Supplemental Agreement to a General Services Agreement dated 23 November 2010 which has effect from 5 September 2011, prior to Completion GKN Land Systems and the Target Group will make the charges under the normal mechanism specified in that agreement. Costs that have been incurred by GKN Stromag and Land Systems will be allocated to the appropriate Target Group and Land Systems companies in accordance with the allocation key specified in the Agreement.

9.

In accordance with the GSA, prior to Completion, Land Systems Division and the Target Group will make the charges under the normal mechanism specified in that agreement. Costs that have been incurred by GKN Stromag and Land Systems Division will be allocated to the appropriate Target Group and Land Systems Division companies in accordance with the allocation key specified in the GSA.

Schedule 17

[Not Used]

Schedule 18

Retained Interests

•	Assembly, manufacture and/or supply of:
o	fan clutches;
o	clutches for power take off drive shafts;
o	components by the GKN driveline division for use in the powertrain of automotive vehicles and related services;
o	sintered components by the GKN powder metallurgy division and related services which may be used in or form part of Restricted Products;
o	Restricted Products pursuant to the Supply Agreements to be entered;
o	Restricted Products pursuant to any other agreements entered into between Stromag and GKN PSS business from time to time; and
o	the assembly manufacture or supply by the Land Systems Division and/or driveline divisions of drive shafts including components of driveshafts for industrial and off highway applications.

Schedule 19

Persons of whom enquiry was made in relation to the Warranties

Senior Management

Robert Rank - Stromag MD

Karin Feuerbaum - FD Land Systems Europe

Ralph Breuer - Stromag Product Management and Engineering Director

Guy Glennon - Stromag Sales Director

Neil Pragg -  Land Systems Division Finance Controller

Christian Amelung – Land Systems Global Services Finance Director

Jos Sclater – Director Group Strategy M&A. General Counsel

Finance Team

Sam Brown – Corporate Finance Executive
Neil Pragg – Land Systems Division Finance Controller
Karin Feuerbaum - FD Land Systems Europe

Alma Hubijar – Finance Department, Germany

Irmgard Moller – Finance Department, Germany

Carlos Malvar – Stromag France Finance Director

Andrew Dickinson – Corporate Finance Executive

Legal Team

David Radford – Head of Group Legal
Martin Brostoff – Land Systems Divisional General Counsel
John Nicholson – Senior Legal Counsel

Selina Matharu – Legal Counsel
Peter Eichholz – Head of German Legal Department

property Team Jane Leedham - Group Estates Manager Alma Hubijar – Finance Department, Germany
Corporate governance/secretarial Team Peter Eichholz – Head of German Legal Department Katie Lewis – GKN plc Assistant Company Secretary Martin Brostoff – Land Systems Divisional General Counsel

banking/debt team Fraser Campbell - Head of Group Treasury Adam Garey – Group Treasury Manager

hr team

Stefan Schrahe – Land Systems Division HR Director
Heike Kellerman – Land Systems Europe HR Director
Veronique Chabrier – Stromag France HR Director
Hannah Liu (China) – Land Systems China HR Director

Annette Hills (US) – Land Systems US HR Director

pensions team Simon Barker – Group Pensions Technical Manager Heike Kellerman – Land Systems Europe HR Director Steve Jones – Group Pensions Manager Capri Pelshaw – Rewards Director, US
procurement team Paul Wyatt – Land Systems Division Operations and Procurement Director Phil Brown (US) – Americas Operations Director Hao Chu (China) – China Country Manager
sales team Ralph Breuer – Stromag Product Management and Engineering Director Guy Glennon – Stromag Sales Director
litigation/claims team Peter Eichholz – Head of German Legal Department Martin Brostoff – Land Systems Division General Counsel
IT team Andreas Happe – Stromag IT Director Nick Johnson – Group IT Network Director
IP team Julie Dunnett – Group IP Director
environmental health and safety team Dan Talsma – Group Environmental Manager Finlay Graham – Land Systems HSE Director
tax team John Searle – Head of Group Tax Dieter Thiede – Group German Tax Director Paul Westman – US Group Tax Director Irmgard Moller – Finance Department, Germany
insurance team Steve Ward – Group Insurance and Risk Director compliance team Rich Carter – Head of Governance

SIGNED by /s/ Mark Sclater	)
for and on behalf of	)
GKN INDUSTRIES	)
LIMITED	)
in the presence of:	)

SIGNED by /s/ Carl R. Christenson	)
for and on behalf of	)
ALTRA INDUSTRIAL MOTION CORP	)
in the presence of: /s/ Christian Storch	)

ANNEX

WORKED EXAMPLE OF PRICE ADJUSTMENT AND PRICE ALLOCATION

Completion Payment		EURO €m
Agreed Price	A	183.7
Estimated Working Capital Adjustment	B	(3)
Estimated Net Debt	C	(4)
	D=A+B+C	176.7
Allocated:
Chinese Business Consideration	E	2.2
US Business Consideration	F	14.5
Brazilian Business Consideration	G	1.3
Total local payments	H=E+F+G	18.1

Total Top Level Payment	I=D-H	158.6

Closing Payment	J	176.7

Balancing Payment
Balancing Payment Net Debt	K	(1.0)
Balancing Payment Working Capital	L	1.0
Balance due	M=K+L	0.0

Example Working Capital Calculations
		Illustrative
Euro in millions		EURO'm

Completion Date
Estimated Working Capital	A	34
Normal Working Capital (NWC)	B	37
Estimated Working Capital Adjustment	C=A-B	(3)

Balancing Date
Working Capital Value (Actual at Closing)	D	35
Normal Working Capital	B	37
Working Capital Adjustment	E=D-B	(2)

Balancing Payment Working Capital	F=E-C	1

Example Net Debt Calculations
		Illustrative
EURO in millions		EURO'm

Estimated at Completion
Estimated Net Debt	A	(4)

Actual Effective Date
Cash and External Debt (CD)	B	2
Intra Group Debt (IG)	C	(7)
Net Debt (CD + IG)	D=B+C	(5)

Balancing Payment Net Debt	E=D-A	(1)